REPORT TO THE U.S. CONGRESS

ON THE EXPORT-IMPORT BANK OF THE UNITED STATES AND GLOBAL EXPORT CREDIT COMPETITION

EXPORT-IMPORT BANK
of the UNITED STATES



FOR THE PERIOD

JANUARY 1, 2013 THROUGH DECEMBER 31, 2013

JUNE 2014

TABLE OF CONTENTS

THE 2014 ADVISORY COMMITTEE'S STATEMENT ON THE 2013 COMPETITIVENESS REPORT OF THE EXPORT-IMPORT BANK OF THE UNITED STATES



2014 EX-IM BANK ADVISORY COMMITTEE

Top row (standing) – Left to Right: Steve Wilburn, Michael O'Neill, Michael Boyle, Alan H. Fleischmann, Derrick Webber
Middle row – Left to Right: Owen Herrnstadt, Former Governor Christine Gregoire, Luis Ubiñas, Mary Andringa
Bottom row (seated in chairs) – Left to Right: Celeste Drake, Dr. Karen Eig, Lisa Howlett, Jenny Fulton
Not pictured – John Bakane, Gary Hufbauer, James Hughes, Gwynne Shotwell

INTRODUCTION

The overriding mission of the Export-Import Bank (Ex-Im Bank) is to create and sustain American jobs by supporting U.S. exports. Ex-Im Bank is, in fact, the paramount Federal agency tasked with this mission. In 2013, Ex-Im Bank not only carried out its mission with distinction but also earned more than $1 billion for the U.S. taxpayers. Without Ex-Im Bank, U.S. exports would suffer and thousands of jobs would vanish. Like its predecessors, the 2013 Competitiveness Report to Congress presents qualitative information and quantitative metrics that enable an informed assessment of Ex-Im Bank's successes and shortcomings in fulfilling its core mission.

The Members of the 2014 Advisory Committee have reviewed the 2013 Competitiveness Report and submit this statement. The Members represent diverse interests, all with a stake in U.S. exports, including manufacturers, small business, labor, textiles, services and finance. The observations offered later in this statement may not be shared equally by all Members. However the Members unanimously agree that the foremost threat eroding Ex-Im Bank's competitiveness in 2014 is the continued uncertainty regarding its reauthorization. Disruptions to Ex-Im Bank's activities caused by the recent government shutdown likewise took a toll. Because the 2013 Competitiveness Report does not address these negative factors, the Committee highlights their importance.

Third, the Committee takes note of concerns expressed by the U.S. exporting community regarding Ex-Im Bank's appetite for risk. While the absence of country exposure limits (or explicit buyer limits) is seen as a competitive advantage, Ex-Im Bank's extensive use of risk mitigating measures in the medium-term program is clearly perceived to make Ex-Im Bank less competitive than its ECA counterparts. The Committee also notes that the 2013 Competitiveness Report raises concerns for both project finance and long-range aircraft due to the narrowing gap between Ex-Im Bank and its foreign counterparts. The Committee recommends that Ex-Im Bank explore these features and include an analysis of their competitive implications in next year's report. The analysis should contrast the financing terms offered by Ex-Im Bank and its foreign counterparts in 2007 with the terms offered in 2014, and evaluate whether the narrowing gap made a difference to the volume of U.S. exports.

Fourth, the Committee commends Ex-Im Bank on its work to expand the exports of renewables. However the mandated goal exceeds U.S. renewable exports and is thus unrealistic. Accordingly we ask Ex-Im Bank to identify more realistic interim goals.

Fifth and finally, the Committee encourages Ex-Im Bank to continue its research into the scope of foreign ECA programs and to evaluate how these various financing tools are used by OECD and non-OECD ECAs. As a steward of U.S. exporter competitiveness, Ex-Im Bank must continue to assess how these programs impact U.S. exporters. Should any of these programs be deemed to severely undermine U.S. competitiveness, the Committee urges Ex-Im Bank to work with the Congress and the Obama Administration on a strategic approach to preserve U.S. competitiveness over the long term. Moreover, to better inform Congress, the Committee recommends that future Reports should summarize trends in global trade and the U.S. share of world export markets.

CONCLUSION

The Committee warmly congratulates Ex-Im Bank for its sound and thorough 2013 Competitiveness Report. The Report reflects the dedication of management and staff in fulfilling Ex-Im Bank's critical mission, while accurately portraying the difficult landscape worldwide.

Ex-Im Bank rose to the liquidity challenges emerging in 2013 by expanding its capital markets program beyond aircraft financing and into other sectors, and by enlarging its support for small exporters. In 2014 and beyond, Ex-Im Bank confronts unregulated and non-OECD encroachment into its competiveness at a time when commercial banks are retrenching from the field of long-term export finance. The 2013 Competitiveness Report clearly lays out the challenges Ex-Im Bank faces in sustaining U.S. jobs in America's export industries. The Congress should do its part to enable Ex-Im Bank to carry out its mission.



Christine Gregoire
Former Governor, Washington State
Chair
2014 Export-Import Bank Advisory Committee

EXECUTIVE SUMMARY

OVERVIEW OF THE COMPETITIVENESS REPORT

The Export-Import Bank of the United States (Ex-Im Bank) is the official export credit agency (ECA) of the United States. Ex-Im Bank is an independent, self-sustaining executive agency with a singular mission: to propel American job growth by equipping U.S. businesses with the financing tools they need to succeed on the global stage against foreign competitors when private sector financing is unavailable.

Each year, Ex-Im Bank is required by law to report on its competitiveness relative to the world's other major ECAs. This Competitiveness Report provides Congress with an assessment of Ex-Im Bank's success in supporting U.S. exporters with competitive financing that empowers them to compete on a level playing field and add American jobs. Specifically, this comprehensive review focuses on Ex-Im Bank's medium- and long-term programs and policies during the calendar year 2013.

In addition to assessing Ex-Im Bank's performance over the previous year, the Competitiveness Report also looks ahead to trends and challenges that ECAs may face in the future.

AN INCREASINGLY COMPETITIVE GLOBAL LANDSCAPE

Ex-Im Bank supports American exporters and American jobs, but it does so in a global context. As other major ECAs have moved to aggressively ramp up export credit support for their respective nations' businesses, U.S. exporters have been faced with a global environment marked by unprecedented levels of competition – as has Ex-Im Bank.

The report addresses the two most prominent trends in export financing today: the encroachment of non-OECD nations into Ex-Im Bank's traditional financing territory and the constraints on commercial banks' ability to finance large, long-term projects.

Efforts to foster a level playing field – and to encourage global competition based on quality and price of goods and services rather than on an international financing arms race – have been spurred on by the Organisation for Economic Cooperation and Development (OECD), of which the United States is a founding member. Originated in 1948,[1] the OECD provides a framework within which ECAs agree to abide by certain

[1] While the OECD was officially founded in 1961, it arose directly from the Organisation for European Economic Co-operation, which was formed in 1948 in an effort to support administration of the Marshall Plan.

uniform standards in an effort to promote fair practices. For example, the OECD sets limits on loan terms and interest rates, establishes minimum fees, and puts into place transparency requirements.

Last year, trade-related financing provided by nations that are not members of the OECD (such as Russia and China) outstripped OECD-governed lending from all member nations combined. This phenomenon is poised to become the status quo in light of non-OECD nations' growing affinity for offering flexible financing terms to their domestic exporters. Even among OECD member states, competition is increasing; South Korean ECAs, to take one example, equipped Korean companies with substantially more in financing support in 2013 than the United States' ECA did for U.S. companies – despite Korea having an economy less than one tenth the size of America's.

THE WORLD OF OFFICIAL MEDIUM-AND LONG-TERM EXPORT CREDIT



OECD countries participating in the OECD General Arrangement:

Australia
Austria
Belgium
Canada
Croatia*
Czech Republic
Denmark
Estonia*
Finland
France
Japan
Germany
Greece*
Hungary
Italy
Latvia*
Luxembourg*
Netherlands
New Zealand*
Norway
Poland
Portugal
Romania*
Slovenia
Slovak Republic
South Korea
Spain
Sweden
Switzerland
United Kingdom
United States

*Very little or no MLT activity reported

OECD countries not participating in the OECD General Arrangement:

Israel
Turkey

Non-OECD countries participating in the Aircraft Sector Understanding (ASU) but not the OECD General Arrangement:

Brazil (aircraft)

Non-OECD countries not participating in the OECD General Arrangement:

Belarus
Bosnia
Brazil (non-aircraft)
China
India
Indonesia
Jamaica
Macedonia
Malaysia
Philippines
Russia
Saudi Arabia
South Africa
Thailand
Ukraine
United Arab Emirates

The rigorous reporting, content, environmental, and shipping requirements faced by Ex-Im Bank have a material impact on its overall competitiveness, but also render it the most transparent and accountable ECA in existence. Alone among the world's ECAs, Ex-Im Bank is required to conduct an economic impact review on transactions it authorizes. Despite its unrivaled commitment to comprehensively responsible lending and risk management, Ex-Im Bank remains competitive – if not a leader – in many sectors and regions. However, due to heightened competition from other countries, declining competitiveness with respect to risk taking, and the increasing tension among Ex-Im Bank's congressional mandates, Ex-Im Bank's overall competitiveness relative to that of its foreign ECA counterparts fell to an "A-" from its 2012 rating of "A" based on its own internal metrics.[2]

While most of the attention paid to Ex-Im Bank's competition is focused on its fellow OECD members, other ECA programs warrant attention from a competitiveness standpoint. Together, the report groups these programs into three spheres of medium- and long-term export support:

- OECD-governed export credit support;
- Programs offered by OECD members that fall outside the purview of the OECD; and
- BRIC activity (support from non-OECD members Brazil, Russia, India, and China).

As shown in Figure 1, total trade-related financing reached $286 billion in 2013, down from $311 billion in 2012. OECD-governed export credit support accounted for only 34% of total official trade-related support (down from more than 40% in each of the last two years), meaning that about two-thirds of official support provided in 2013 was exempt from the OECD rules ($186 billion). Of particular note, three Asian countries – Japan, Korea, and China – accounted for well over half of the $286 billion total official trade-related support, or $168 billion. China, in particular, has also begun to transition away from exporting mainly consumer goods and is moving into the realm of 'upstream' exports, such as aircraft, power, and technology. Efforts are currently underway through the International Working Group to include more countries, including China, within an international framework.

FIGURE 1: GLOBAL ECA ACTIVITY, 2011-2013 (BILLIONS USD)

Official ECA Activity	2011	2012	2013
Regulated OECD Member Arrangement	111	126	98
Unregulated OECD Member Activity	55	76	63
Non-OECD Member (BRIC) Activity	99	109	125
Total ECA Financing Activity	265	311	286

In addition to the rise of non-OECD financing, ECAs must take into account commercial banks' continued inability to finance many long-term projects at the same levels they did prior to the financial crisis.

[2] For a summary of the overall results and metrics of the Bank's core competitiveness, please see Chapter 6.

The European sovereign debt crisis and implementation of Basel III has impacted commercial bank balance sheets, decreasing banks' willingness and ability to participate in long-term export finance lending at pre-2008 levels and rates. As a direct result of these market conditions, the importance of ECAs to export finance vitality has been on an upward trajectory relative to pre-crisis levels.

In 2013, certain commercial banks did restore their balance sheets, and appetites for long-term financing improved. Nevertheless, commercial bank participation in long-term, high-volume funding (i.e., over 10 year tenor and over a few hundred million dollars) remained highly selective in 2013.

While the European sovereign debt crisis effects abated in 2013, the constraints of Basel III have become increasingly apparent. Many experts suggest that Basel III will constrain commercial banks from playing a significant role as long-term funders that book and hold assets. As a result, ECA financing is growing increasingly critical to the viability of large-scale, long-term projects, which many countries now look to as key drivers of job growth. Additionally, non-bank lending – primarily taking place in capital markets – is growing increasingly necessary both in the private sector and among ECAs in order to fill gaps in export growth.

LOOKING FORWARD

Across the globe, countries are taking steps to boost their economies by rapidly increasing their respective levels of export credit support; some are operating in accordance with OECD parameters, while more and more are operating in the territory outside of the OECD framework. Despite the increasingly competitive environment this trend has fostered, Ex-Im Bank has managed to retain a strong position relative to the world community of ECAs. This is due in large part to unflagging global demand for American-made goods and services, which remain known for their high quality and innovation. U.S. exports topped $2.3 trillion in 2013, marking their fourth consecutive year of record-breaking output.

Over the last five years, Ex-Im Bank authorizations have supported approximately 1.2 million American jobs. Nearly 90 percent of Ex-Im Bank's 2013 customers were small businesses – an historic high – and other countries have increasingly chosen to follow the global standard set by America when it comes to promoting small business exports. Ex-Im Bank also maintained its positive trajectory in sectors considered vital to enduring economic success, including renewable energy and high tech services. Additionally, Ex-Im Bank's default rate dropped to a historically low level in 2013 of 0.237%.

ECAs that adhere to OECD rules – and, indeed, ECAs such as Ex-Im Bank that adhere to even higher standards of transparency and accountability – can succeed even in an increasingly challenging global environment. For Ex-Im Bank to continue to do so, it will need to employ a variety of tools to meet gaps in the financing landscape, maintain flexibility to adapt to the evolving needs of U.S. exporters, and have clarity over its own future – lest American exporters continue to lose business in global markets due to uncertainty over Ex-Im Bank's continued existence. The lack of clarity surrounding Ex-Im Bank's 2014 reauthorization, coming on the heels of the 2013 government shutdown, threatens to undermine the competitive position of American exporters and their ability to grow jobs at home through exports.

CHAPTER 1:
INTRODUCTION

BACKGROUND

Although the genesis of the Export-Import Bank's reporting on its competitiveness stems from certain statutory requirements, in 2011, Ex-Im Bank expanded the scope and scale of its analysis to align with emerging challenges and threats in the export credit landscape, taking note of the Advisory Committee recommendation that: "…the Bank not content itself with record-breaking volumes and high marks on competitiveness because the reality is that Ex-Im Bank is only comparing itself vis-à-vis the regulated OECD compliant export credit financing." They further recommended that Ex-Im Bank quantify and track the programs and policies of the major OECD ECAs that also offer unregulated programs (because these programs are not governed by OECD rules) and the non-OECD ECAs (because the ECAs have not agreed to apply the OECD rules). Noting that these programs are "overshadowing the universe in which Ex-Im Bank currently operates and their competitive effects are not well known."

Accordingly, since 2011, Ex-Im Bank has included more information on the scope and scale of official financing that falls outside the purview of the OECD Arrangement by supplementing its analysis with a range of sources. Specifically, Ex-Im Bank added perspectives gained from interviews with foreign buyers, focus group discussions and one-on-one interviews with lenders and exporters, foreign ECA surveys and meetings, and intelligence gathered from U.S. missions and the U.S. Chamber of Commerce, among others. In addition, as part of a concerted effort to better measure Chinese ECA activity, for 2013, Ex-Im Bank systematically catalogued activity from press reports into a database that captured Chinese export credit support to 90 target countries. The 2013 report represents the latest attempt to assess the true nature, end use, and size of both regulated and unregulated official financing programs on U.S. exporter competitiveness.

LEGISLATIVE REQUIREMENT

Export-Import Bank's focus on competitiveness with respect to other official export credits agencies (ECAs) stems from statutory requirements in the Ex-Im Bank Charter.[4] Ex-Im Bank prepares its Annual Competitiveness Report to Congress pursuant to Section 8A of the Ex-Im Bank Charter, where Congress instructs the Bank as follows:

> "Not later than June 30 of each year, the Bank shall submit to the appropriate congressional committees a report that includes ··· a survey of all other major export-financing facilities available from other governments and government-related agencies through which foreign exporters compete with United States exporters (including through use of Market Windows) ··· and, to the extent such information is available to the Bank, indicate in specific terms the ways in which the Bank's rates, terms, and other conditions compare with those offered from such other governments directly or indirectly. With respect to the preceding sentence, the Bank shall use all available information to estimate the annual amount of export financing available from each such government and government-related agency. In this part of the report, the Bank shall include a survey of a representative number of United States exporters and United States commercial lending institutions which provide export credit on the experience of the exporters and institutions in meeting financial competition from other countries whose exporters compete with United States exporters."

Thus, this Competitiveness Report presents Congress with an assessment of Ex-Im Bank's success in providing U.S. exporters with financial terms and conditions that are "fully competitive" or "equal to the most competitive" with respect to support provided by the major official ECAs.

SCOPE OF REPORT: COUNTRIES AND FINANCIAL PRODUCTS COVERED

The Competitiveness Report initially compared Ex-Im Bank activity to that of the major ECAs, which were largely considered to be the G-7 ECAs. As noted, over the past few years, Ex-Im Bank expanded its analysis to include the growing number of ECA programs warranting attention from a competitiveness standpoint. See Figure 4 in Chapter 2 for a list of the historical and new major providers of official export credit support and their activity levels.

[4] Section 2(b)(1)(A) of the Ex-Im Bank Charter, Congress directs Ex-Im Bank: "... in the exercise of its functions, to provide guarantees, insurance, and extensions of credit at rates and on terms and other conditions which are fully competitive with the Government-supported rates and terms and other conditions available for the financing of exports of goods and services from the principal countries whose exporters compete with United States exporters, including countries the governments of which are not members of the Arrangement ..."

from Basel III and other rules. ECAs that have the authority and flexibility to offer products filling these gaps will have a decided competitive advantage over ECAs that do not.

OVERALL REPORT METHODOLOGY

Ex-Im Bank continues to use a "report card" (A+ through F) methodology to evaluate each of the essential components of Ex-Im Bank's support relative to the support provided by the Bank's primary foreign ECA competitors. The "grade" awarded to a particular program or aspect of Ex-Im Bank competitiveness is based on data and information collected on the programs and policies of foreign ECAs from the ECAs themselves and other sources outlined above. In addition, Ex-Im Bank uses the information collected through its exporter and lender survey process and roundtable discussions to arrive at the competitive assessment. The resulting grade and rationale for its award is explained in the "Key Take-Away" section of each chapter. A summary of all of the grades can be found in Chapter 6. As far as the evaluation of the economic philosophy and public policy issues, the Report only notes the direction (positive, neutral, or negative) of their potential competitiveness impact on individual transactions.

DATA QUALIFICATION

The data in this report attempts to provide a balanced perspective on the size and scope of official MLT ECA activity of the major OECD ECAs. OECD ECAs have also provided activity information on programs that fall outside the OECD Arrangement's purview. Additionally, this report estimates the size and significance of financing offered by non-OECD ECAs. As was done in the past reports, this year's analysis makes a special effort to:

- Differentiate within the major OECD ECA population between standard, officially supported export credits that are regulated by the OECD Arrangement, and "unregulated" credits that could be export-related or those that are not subject to the OECD Arrangement rules (i.e., untied financing and investment support by OECD ECAs); and
- More precisely quantify the volume of export financing by non-OECD BRIC ECAs, which refers to commercially-based, "tied" export financing that is functionally quite similar to activity covered by the OECD Arrangement but on different – and in some cases more advantageous – terms.

If a foreign ECA provided revised data or published new figures or previous years, the data was updated in the current report. This explains any discrepancies between this report's figures and past Competitiveness Report activity estimates.[5] Specifically, and in an effort the conservatively represent investment insurance figures, the data was revised on the basis of bilateral exchanges that allowed for adjustments aimed at including only MLT investment support.

[5] Dollar volume data contained in the Report is in non-inflation-adjusted U.S. dollars.

Data for Chinese activity has been augmented considerably this year. Two approaches were used to be able to better quantify and check the Chinese data presented in this analysis. Both approaches drew from an array of sources, as follows:

First, once again this year, Ex-Im Bank used published figures from the Chinese ECAs and information gained through bilateral exchanges to arrive at an aggregate ECA activity number corresponding to export credit activity. In some cases, it was necessary to interpolate activity figures.

Second, Ex-Im Bank conducted a complete search of all English language news sources in Lexis Nexis for articles mentioning Chinese export credit activity in 90 countries. The query resulted in over 7,000 articles, of which staff catalogued several hundred unique instances of activity.[8] Similarly, with respect to Chinese ECA concessional or aid activity, Ex-Im Bank drew from the same news sources and compiled a thorough account for Chinese aid activity in 2013.

In both approaches, as noted last year, much of the Chinese activity is translated from figures for programs which have no counterpart in OECD structures. Hence, there is a considerable possibility for error in the translation. The lack of transparent and comparable data has been an ongoing challenge in the preparation of some figures. Accordingly, the data for the Chinese ECAs represent, at best, an approximation of activity based on the information available at this time.

LENDER AND EXPORTER SURVEY AND ROUNDTABLE RESULTS

The Bank is required by its Charter to conduct an annual survey of exporters and lenders to determine their experience with competition supported by official export credit agencies during the previous calendar year. This survey also solicited input from exporter and lender short-term insurance users and brokers. Appendix C provides background on the survey revision process and the new resulting survey methodology.

To supplement the feedback collected in the lender and exporter survey, Ex-Im facilitated two roundtable discussions, one each with lenders and exporters that used Ex-Im financing in calendar year (CY) 2013. The discussions were a venue for Ex-Im staff to elicit more comprehensive information on Ex-Im program and policy competitiveness and to hear anecdotal experiences from Ex-Im Bank users, therefore better informing Ex-Im program and policy ratings.

While individual survey and roundtable comments are occasionally cited in this report, these individual comments were chosen because they best represent the general views of the groups.

8 Please see Appendix K to view the complete methodology and the various search queries used.

REPORT STRUCTURE

This year's report follows the same structure used in last year's report. The Export-Import Bank Competitiveness Report begins with the Export-Import Bank Advisory Committee Statement. The Executive Summary provides an overview of Ex-Im Bank and of the major findings of the Report. Following the Executive Summary and this introductory Chapter 1, Chapter 2 focuses on the international framework within which official ECAs operated in 2013 and the philosophies and missions of major competing ECAs. In addition, Chapter 2 includes a section on traditional market window programs, now called market approaches to official export financing. Chapter 3 evaluates Ex-Im Bank's competitiveness on the core financing elements of official export credit support. Chapter 4 provides a comparative assessment of how well the financing elements are packaged into major programs (aircraft, project finance, co-financing, foreign currency guarantees, and services exports support). In addition, Chapter 4 includes an assessment of ECAs' tied and untied aid policies relative to those of Ex-Im Bank. Chapter 5 evaluates the competitiveness of Ex-Im Bank's U.S. economic philosophy and competitiveness as evidenced by its approaches to economic impact, content, shipping requirements, and stakeholder considerations. Chapter 6 summarizes Ex-Im Bank's overall competitiveness, taking into account core financing elements, major programs, and U.S. economic philosophy and public policies. Chapter 7 discusses competitive issues looming on the horizon. The appendices following the body of the Report include a 2013 Ex-Im Bank transaction list showing the reasons that the Bank's support was sought in calendar year 2013.

CHAPTER 2:
COMPETITIVENESS FRAMEWORK

Section 2A: ECA Missions and Place in Government

PURPOSE OF ECAS

An export credit agency (ECA) is a public institution that provides official financing assistance in direct support of its country's exporters. The products most traditionally offered by ECAs include credit insurance, guarantees, and direct lending. ECAs charge fees for their financial services, but unlike commercial banks, most ECAs do not seek a market return and only collect fees to cover their operating and financial costs.

EX-IM BANK'S MISSION

Congress recognized Ex-Im Bank as the official U.S. Government ECA and established Ex-Im Bank's mission and governing mandates in its Charter – the Export-Import Bank Act of 1945, as amended. Ex-Im Bank's core mission is to support U.S. job growth by facilitating exports through competitive financing. This core mission pursues the public policy goal of enabling purely market forces such as price, quality, and service to drive foreign buyers' purchase decisions. As directed by its Charter, Ex-Im Bank can carry out this mission in two ways:

1. Filling market gaps that the private sector is not willing or able to meet, such as volumes or length of repayment beyond the scope of commercial lender capacity and reasonable risks that the private sector is unable to cover. Ex-Im is prohibited from competing with private sector lenders.

2. Providing financing that is competitive with the official export financing support offered by other governments (e.g., comparable interest rates and repayment terms) so as to level the playing field for U.S. exporters in their competition with foreign exports backed by foreign ECAs.

These directives aim to achieve common public policy goals and to reflect the interests of Ex-Im Bank's diverse stakeholders, such as non-governmental organizations (NGOs), other U.S. Government agencies, U.S. labor interest groups, financial intermediaries, and exporters. Thus, Ex-Im Bank must constantly find and maintain a balance among its multiple, and occasionally competing, goals and objectives.

DIFFERENCES IN ECA MISSIONS

While all ECAs exist to facilitate trade, each ECA has individual priorities and operates in different political environments, which result in distinct approaches to each ECA's support. For example, U.S. Ex-Im Bank's core mission – to promote U.S. job growth through exports – means that Ex-Im Bank's financing must directly link to U.S. production and employment. Conversely, other ECAs have broader missions to support their 'national interests,' and therefore seek to support their companies doing business abroad and therefore have a wider swath of direct beneficiaries. These ECAs can base their support on other policy considerations, such as securing access to national resources or supporting companies or sectors of strategic significance to their governments.

In summary, these policy objectives – in combination with ECAs' differing budgetary practices, transparency standards, accountability requirements, banking environments, and institutional structures – result in a myriad of ECA policies and programs that do not necessarily compare exactly. Please see Appendix C for more information on individual ECA mandates.

Section 2B: Factors Influencing Export Finance

INTRODUCTION

The stabilization of global export activity in 2013 suggests that the effects of the 2008 financial crisis have subsided. European sovereign ratings have improved and sovereign borrowing costs have declined. Nevertheless, in 2013 ECAs retained their elevated importance to export finance due in part due to continued anemic post-crisis commercial bank activity, particularly with regard to long-term, large-scale projects.

EXPORT FINANCE TRENDS: RECOVERY

Export trends across developed and developing countries indicate continued global recovery from the crisis. As illustrated by Figure 2, exports of goods and capital goods fell precipitously in 2009, but had rebounded to pre-crisis levels by 2011. BRIC and OECD exports of goods as a proportion of world exports held steady in 2013. Additionally, goods and capital goods exports from both Organisation for Economic Cooperation and Development (OECD) and Brazil, Russia, India, and China (the BRIC countries) showed modest growth in 2013.

FIGURE 2: WORLD EXPORTS OF GOODS AND CAPITAL GOODS, 2007-2013*


World Exports of Goods
OECD Exports of Goods
BRIC Exports of Goods
World Exports of Capital Goods
OECD Export of Capital Goods
BRIC Exports of Capital Goods
Trillion USD
18
13.5
9
4.5
0
2007
2008
2009
2010
2011
2012
2013

Source: World Trade Organization Time Series Statistics; OECD International Trade MB Dataset
* Estimated figures for 2013; "World Exports of Goods" includes capital goods; World Exports of Goods/Capital Goods includes exports from the OECD, the BRICS, and the rest of the world.

COMMERCIAL BANK LIQUIDITY – IMPACTS ON EXPORTS?

Figure 3 illustrates the continued post-crisis depression of commercial bank inflows into emerging markets, which appear to have stabilized at levels well below those of 2007. Bank and bond flows to emerging markets fell 15% in 2013 and are expected to continue to drop another 8% in 2014.

FIGURE 3: NET CAPITAL FLOWS INTO EMERGING MARKETS, 2007-2014 (BILLIONS USD)

	2007	2008	2009	2010	2011	2012	2013*	2014**
Official Flows								
International Financial Institutions[7]	3	27	46	29	17	2	-3	12
Bilateral Creditors[8]	9	31	21	26	44	34	31	41
Total	11	57	67	55	61	36	28	53

[7] International Financial Institutions: the sum of net external financing provided by the IMF, the IBRD, and other multilateral creditors
[8] Bilateral creditors: Net external financing from bilateral creditors including credits guaranteed or insured under credit programs of creditor governments, direct government-to-government credits, rescheduled interest, and other official bilateral credits, and including estimated interest payments due but not paid or rescheduled.

	2007	2008	2009	2010	2011	2012	2013*	2014**
Private Debt Flows								
Commercial Banks[9]	410	124	-15	164	177	118	135	135
Non-Banks[10]	222	130	142	194	379	443	345	280
Total	643	311	194	413	617	597	508	448

Source: Institute of International Finance, "Capital Flows to Emerging Markets," January 2014
* Indicates estimated figures;
** Indicates projection

FINANCIAL REGULATORY ENVIRONMENT: BASEL III

Pending implementation of Basel III regulations[11] for capital adequacy and market liquidity risk has further limited commercial lenders' appetites for long-term export financing. The impacts of Basel III on medium-long term export finance will only come into sharper focus once commercial banks fully implement the guidance emerging from the various national and supranational (e.g., European Union) regulatory bodies. However, macro-level international financial flows data suggests that net flows of commercial bank financing to emerging market countries remains significantly below pre-crisis levels despite the increased liquidity available during 2013. In 2014, some six years after the onset of the financial crisis, net commercial bank flows to emerging markets are expected to reach only one-third of their 2007 levels (Figure 3). In contrast, capital goods exports had surpassed their 2007 levels by 2013 (Figure 2).

KEY TAKE-AWAYS

With capital goods exports reaching historical highs and private debt markets declining, the macroeconomic data suggests a need for official sources of financial flows (like ECAs) to remain at the elevated levels of 2013. In fact, given the disparate nature of the world's regulatory environment, ECAs must individually determine (1) exactly what their long-run roles will be, and (2) which programs and tools will be necessary for each ECA to be relevant and effective for the indefinite future.

9 Commercial banks: Net disbursements from commercial banks (excluding credits guaranteed or insured under credit programs of creditor governments). This generally includes bond purchases by commercial banks.
10 Non-Bank: Net external financing provided by all other private creditors. This includes flows from nonbank sources into bond markets, as well as deposits in local banks by nonresidents other than banks. It also includes credit by suppliers (excluding credits guaranteed or insured under credit programs of creditor governments), identified private placements of debt securities, and other financial securities issued in local or foreign currencies. Finally, it includes estimated interest payments due but not paid, and estimated payments flows with private creditors other than commercial banks resulting from discounted debt transactions.
11 Basel III is a global regulatory standard on bank capital adequacy and market liquidity risk. The members of the Basel Committee on Banking Supervision agreed to these new standards in 2010, with impact evaluation, adjustment and national implementation ongoing through 2019.

Section 2C:
Official Medium- and Long-Term (MLT) Export Financing Activity

INTRODUCTION: OFFICIAL TYPES OF MLT ECA FINANCING SUPPORT

ECAs have traditionally carried out their missions by offering support that was directly "tied" to the export of specific goods and services. In response to the crisis, OECD and non-OECD governments increasingly introduced additional programs to meet the specific needs of their economies, broadening their credit activity beyond traditional tied export credit programs. While the specific objectives of many of these recently introduced programs do not directly relate to exports, the financing frequently supports activity that could generate exports from and benefits to the country of the credit provider.

Since the 2011 report, Ex-Im Bank has broadened its analysis accordingly to encompass a comprehensive assessment of export-related ECA activity[12], including the following types of medium- and long-term (MLT) activity:

- **Traditional export credit support** – Export credit activity directly tied to exports; includes direct loans, guarantees, and insurance products. The OECD Arrangement governs MLT tied export credits offered by OECD ECAs.
- **Market window and market-oriented activity** – Commercially-priced ECA activity that takes a market-based approach to setting all financing terms; ECA market window financing falls outside the OECD Arrangement parameters and therefore does not require Arrangement terms while market-oriented activity may or may not be structured in accordance with the Arrangement. These forms of financing are commonly used by EDC of Canada and KFW/IPEX Bank of Germany.
- **Untied support** – Financing not directly linked or tied to procurement from the country of the ECA providing the support; ECAs often use such untied financing to support national interests or promote business interests in a market. Untied support is not covered by the OECD Arrangement and can be provided on terms that are more flexible.
- **Investment support** – Often used to support projects where home country companies have equity participation and/or there is benefit to the national interest; offered primarily in the form of loans but also as guarantees, or insurance. Such support is not directly tied to exports and, as such, is not bound by the OECD Arrangement.

[12] These categories encompass the majority of ECA programming but are not inclusive of all ECA activity, e.g., short-term programs or domestic support like working capital or pre-export financing, which can include supplier credits

TRADITIONAL EXPORT FINANCE ACTIVITY – MAJOR OECD AND NON-OECD ECAS

Figure 4 shows that the combined OECD Arrangement-compliant activity of the OECD ECAs decreased approximately 20% from 2012's record high while the BRICs export credit activity grew roughly 10%. The OECD decline largely reflected the fact that there were no 2013 projects comparable to those approved in 2012, when three of the largest multi-billion dollar ECA projects of all time went forward.[13] Moreover, the U.S. data captured reflects one month of inactivity due to the October 2013 lapse in appropriations brought about by the shutdown of the U.S. Government.

Nevertheless, excluding the two countries whose activity was dominated by three cases (United States and South Korea), five countries showed an increase of $4.1 billion (Germany, United Kingdom, Finland, the Netherlands, and Norway), while six countries showed a decline in activity of nearly $7.4 billion (France, Japan, Austria, Denmark, Spain and Sweden). The overall aggregate modest decline just over $3 billion for the OECD ECAs suggests stable OECD ECA activity in 2013.

Figure 4 further indicates that BRIC ECAs' activity continues to grow even as OECD ECA activity declines. Despite macroeconomic trends that report BRIC economic growth is slowing, BRIC ECA activity appears to be growing at a steady rate. According to Ex-Im Bank estimates of Chinese activity, derived using two methodologies described in Appendix K, Chinese ECA activity continues to climb, albeit at a slower pace than in years past. Although BRIC activity increases were led in volume by Chinese activity, Brazil's activity jumped 50% over 2012 levels and Russia's first reported activity accounted for 13% of the total growth in BRIC activity.

Investment support in the form of ECA direct loans as equity (not debt) contributions to infrastructure projects accounted for approximately 40% of total investment support in 2013. Four ECAs extended the vast majority of these overseas investment loans: JBIC, KEXIM, EDC, and India Ex-Im Bank. When investment support is provided for national benefit (i.e., to benefit the country of the investment support provider) there is little difference between investment financing and untied financing. For example, an export credit agency can provide a loan to an engineering, procurement, and construction (EPC) contractor that it can use for investment in foreign markets and procurement of capital goods in the domestic market. Moreover, both investment financing and untied financing may create incentives to purchase capital goods and services exports from the country of the provider. Hence, the existence of such financing and investment support for projects, provided alongside export credit support or in lieu of such, can have competitive implications for U.S. exporters and, therefore, for U.S. job growth. Accordingly, this report includes the scope and scale of these investment loan, guarantee, and insurance programs in the competitive landscape.

[13] Sadara Chemical Company petrochemical plant (Saudi Arabia), Ichthys LNG Pty. Ltd. (Australia), and Australia Pacific LNG

FIGURE 4: NEW MEDIUM- AND LONG-TERM OFFICIAL EXPORT CREDIT VOLUMES, 2007 – 2013 (BILLIONS USD)[14]

Country	Year						
OECD ECAs	2007	2008	2009	2010	2011	2012	2013
G-7 Total	34.6	43.7	64.0	70.2	74.0	80.2	60.0
Canada*	0.5	1.5	2.0	2.6	1.9	1.9	1.9
France**	10.1	8.6	17.8	17.4	15.9	13.0	9.5
Germany*	8.9	10.8	12.9	22.5	16.7	21.6	22.6
Italy***	3.5	7.6	8.2	5.8	8.0	5.4	5.4
Japan****	1.8	1.5	2.7	4.9	5.9	3.9	2.1
United Kingdom**	1.6	2.7	3.4	4.1	4.2	2.9	3.9
United States	8.2	11.0	17.0	13.0	21.4	31.3	14.5
Other Major OECD ECAs – Total	■	■	■	■	32.5	41.1	33.4
Austria	■	■	■	■	0.7	1.4	1.1
Denmark‡‡	■	■	■	■	2.2	3.9	3.8
Finland††	■	■	■	■	3.1	1.8	2.3
Korea†	■	■	■	■	9.8	22.6	14.8
Netherlands	■	■	■	■	2.9	2.2	3.2
Norway†††	■	■	■	■	3.0	2.2	2.8
Spain	■	■	■	■	4.4	2.0	1.2
Sweden‡	■	■	■	■	6.3	5.1	4.2
Rest of the OECD ECAs – Estimated Total	■	■	■	■	4.2	4.7	4.5

Emerging Market "BRIC" ECAs	2007	2008	2009	2010	2011	2012	2013
Brazil^, ^^^^	0.6	0.2	6.1	3.5	4.8	2.7	4.1
China^^	n/a	24.0	40.4	31.1	36.0	42.2	45.5
India^^^	8.4	8.8	4.5	5.4	6.2	5.3	5.1
Russia^^^^	n/a	n/a	n/a	n/a	0.0	0.0	0.7

[14] Dollar values in non-inflation-adjusted U.S. dollars.

TOTALS	2007	2008	2009	2010	2011	2012	2013
Total OECD ECAs	■	■	■	■	110.7	126.0	97.9
Total BRIC	n/a	33.0	51.0	40.0	47.0	50.1	55.4
U.S. % of G-7	24%	25%	27%	19%	29%	39%	24%
U.S. % of OECD ECAs	■	■	■	■	19%	25%	15%
BRIC % of G-7	n/a	75%	80%	57%	63%	63%	92%
BRIC % of OECD ECAs	■	■	■	■	42%	40%	57%

* Adjusted to exclude market window and domestic financing.
** Adjusted to exclude defense financing.
*** The 2007 figure is a U.S. Ex-Im Bank estimate.
**** Includes JBIC export loans and NEXI's medium- and long-term official export cover.
† K-sure guarantees and insurance plus KEXIM direct loans, guarantees, and insurance.
†† Finnvera direct loans plus guarantees and insurance not covering the direct loans.
††† GIEK guarantees & insurance (minus domestic activity) plus Export Credit Norway loans not covered by GIEK.
ǂ EKN guarantees and insurance (most SEK loan activity covered by EKN).
ǂǂ EKF guarantees and insurance (all EKF ELO direct loans require EKF guarantee).
^ Brazilian data represents SBCE and BNDES activity, which overlaps.
^^ Includes Sinosure and China Exim export credit activity. For details on exact calculations, see Appendix K.
^^^ Includes ECGC insurance and India Ex-Im Bank guarantee and export loan activity.
^^^^ See Appendix C for information on Russian ECA EXIAR and Brazil's new agency, ABGF, which is establishing its operations and had no activity to report for 2013.

MARKET WINDOW FINANCING

Programs operating under market-oriented principles (i.e., matching private market financing terms and conditions), have traditionally been referred to as "market windows." The market window concept reflected the historical fact that the programs were a "window" off the main ECA menu for which only a few cases qualified. Such programs can operate outside the bounds of the OECD Arrangement on Export Credits, either case-by-case or programmatically.

Although these programs operate on market principles, "national interests" drive them and, as such, can impart competitive implications. For example, although often provided at costs higher than the OECD Arrangement, the terms and conditions offered under market window programs can be more flexible than those permitted under the Arrangement. Specifically, market windows may (a) allow more flexible – even bullet – amortization structures or longer repayment terms; (b) waive or reduce the 15% down payment requirement, or (c) allow for local cost financing in excess of 30%.

Historically, two OECD institutions (EDC of Canada and KfW/IPEX Bank of Germany) have offered such commercial approaches to official financing. Figure 5 illustrates that total EDC and KfW IPEX-Bank market window activity increased in 2013, with both market window players seeing increases in activity between 2012 and 2013.

FIGURE 5: MARKET WINDOW ACTIVITY, 2007-2013 (BILLIONS USD)

	2007	2008	2009	2010	2011	2012	2013
EDC	2.3	3.3	1.8	2.8	2.3	2.5	3.6
KfW/IPEX Bank	2.7	2.7	1.1	1.8	1.8	1.8	3.4
Total	\$5.0	\$6.0	\$2.9	\$4.6	\$4.0	\$4.3	\$7.0

Sources: EDC and KfW IPEX-Bank

While the description of some other ECA programs are similar to the EDC and KfW/IPEX programs reported in Figure 3, there are no other programs with the "market window" name. However, several OECD ECAs have introduced floating-rate direct loan programs with floating market-equivalent pricing that are reported to apply other Arrangement terms (the Arrangement does not define a floating-rate equivalent to fixed-rate CIRR[15]). This hybrid type of market window pricing and Arrangement terms straddles the regulated and unregulated spheres and is therefore much larger than is indicated in this section. This activity is captured in Annex A of Chapter 7.

THE THREE SPHERES OF OFFICIAL MLT SUPPORT: OECD REGULATED, OECD UNREGULATED, AND MAJOR EMERGING MARKET ECAS

Until 2011 Ex-Im Bank measured its competitiveness against the programs and policies of the G-7[16] ECAs. Historically, the majority of export credit financing ECAs offered fell under the OECD Arrangement, and G-7 ECAs supplied the bulk of the activity. This official financing landscape has changed, however, due in part to the significant activity offered by ECAs in Korea and elsewhere. As a result, Ex-Im Bank has broadened its analysis over the past few years to include other ECA programs that warrant attention from a competitive standpoint. These ECA programs fall into three spheres of activity (referred to as "universes" in previous reports), whose scale and scope are the subject of evolving and detailed study.

Figure 6 compares the three spheres of export-related MLT official support, as follows:

- Regulated OECD export credit support, governed by the OECD Arrangement
- Unregulated OECD activity, programs offered by OECD Members that fall outside the purview of the OECD Arrangement
- Non-OECD BRIC activity, which is support provided by China, Brazil, India and Russia whose governments are not bound by the OECD Arrangement

[15] "CIRR" is the "Commercial Interest Reference Rate," which is the OECD official minimum interest rate for the currency of direct loans loan. These minimum interest rates are fixed rates calculated using a government's borrowing cost plus a 100 to 130 basis point spread (spread is dependent on the tenor of the transaction). A CIRR is set for each currency based on the borrowing cost of the government that uses that currency; all ECA support for financing in this currency then uses the same CIRR.

[16] The G-7 countries include Canada, France, Germany, Italy, Japan, the United Kingdom and the United States.

Moreover, official financing support for exports can take place outside of the realm of traditional ECA export finance. For example, a project sponsor could receive investment support from its home ECA for a project abroad and choose to use that financing to source goods and services required for the project from its home country. In fact, roughly one-third of official investment support ends up funding exports from the country providing the official investment support. Hence, all three basic forms of official MLT financing – standard regulated export financing, investment support, and untied financing – can be competitive alternatives affecting the sourcing of exports in an individual transaction.

In 2013, traditional OECD export credit support accounted for only 34% of total official trade-related support. Overall, total official trade-related support for all three spheres in 2013 fell from 2012's high water mark. The 2012 high mark may have been attributable to a few multibillion-dollar projects. Although this change in activity may mark the tapering of official activity following several years of consecutive growth after the crisis, the growth in BRIC and unregulated activity combined triggers concern as to whether a multilateral rules framework that exempts over half and up to two-thirds of official support can remain potent and support a level playing field for exporters.

The three Asian giants of Japan, Korea, and China – depicted in Figure 7 – all share a range of the most competitive attributes of an ECA in 2013: good sovereign ratings, direct loan options, tied and untied program offerings, and seemingly unlimited capacity and no country or debt limits. In 2013, these three countries accounted for well over half of the $286 billion total official trade-related support in Figure 6.

Against this backdrop of Asian activity – totaling a massive $168 billion in 2013 – and taking into account the steady rise in OECD unregulated ($63 billion) and non-OECD activity ($125 billion) in 2013, the competitive balance with regard to OECD regulated activity ($98 billion) has shifted.

FIGURE 6: GLOBAL OFFICIAL EXPORT SUPPORT, 2011-2013 (BILLIONS USD)

	2011	2012	2013
Regulated OECD Arrangement	111	126	98
United States	21	31	15
G-6 ECAs	53	49	45
Other Major OECD ECAs[1]	32	41	33
Rest of the OECD	4	5	5
Unregulated OECD Activity	55	76	63
Untied export support	9	13	14
Market-Oriented[2]	4	4	7
Investment export support[3]	42	59	42

	2011	2012	2013
Non-OECD BRIC ECA Activity	99	109	125
China[4]	82	96	111
Brazil[5]	5	3	4
India[6]	12	10	9
Russia[7]	n/a	0	1
Total Trade-Related Support	265	311	286

[1] Includes the ECAs of Austria, Denmark, Finland, Korea, the Netherlands, Norway, Spain, and Sweden
[2] Includes KfW and EDC market window activity
[3] Includes bilaterally-reported MLT-related investment insurance, guarantees, and loans
[4] Sinosure, China Exim, and China Development Bank
[5] Traditional SBCE and BNDES export credit and BNDES investment support
[6] Traditional export credit, investment support, untied support
[7] Traditional export credit support from EXIAR, excluding support from VEB and ROSATOM State Nuclear Energy Corporation that anecdotally has been reported as significant, in particular in the nuclear power sector.

FIGURE 7: KOREAN, JAPANESE, AND CHINESE OFFICIAL EXPORT SUPPORT, 2011-2013 (BILLIONS USD)*

Export Financing by Country	2011	2012	2013
Korea: KEXIM & K-Sure	20	32	24
Arrangement activity	10	23	15
Untied & investment support	10	9	9
Japan: JBIC & NEXI	26	48	33
Arrangement activity	6	4	2
Untied & investment support	20	44	31
China: Sinosure, China Exim, & China Development Bank	82	96	111
Export financing (tied & untied)	65	71	80
Investment financing	17	25	31
Total	128	176	168

* KEXIM data for transactions with greater than one-year tenor. All other ECA data: >2 years tenor.

The competitive implications arising from so many major – and rapidly expanding – ECA programs falling outside the scope of a rules-based system are increasingly worrisome. The lack of transparency associated with a majority of the activity contributes to the concern that a recalibration is needed.

KEY TAKE-AWAYS

The world's ECAs have responded to the post-crisis environment with new, enlarged, and, in some cases, transitional programs of all types to best support their exporters in accordance with their respective missions. In 2013, this larger and more varied role for ECAs continued; often, a single transaction could involve participation by all three spheres (e.g., the same borrower receiving OECD regulated and unregulated export credit and non-OECD ECA financing). In this context, the world's ECAs seem divided into three regional groups – an Asian trio dominating the picture with multiple types of direct lending (i.e., investment, untied and export support), an American duo (U.S. Ex-Im and EDC) each with vastly differing approaches to ECA financing (i.e., OECD compliant vs. market window), and a European multitude patching together an effective combination of all of the above – all acting in support of their national interests.

CHAPTER 3:
CORE BUSINESS POLICIES AND PRACTICES

Section 3A: Risk Taking

INTRODUCTION

The Export-Import Bank Act of 1945 established "reasonable assurance of repayment" as a criterion for the Board of Directors to use in deciding whether to approve requests for Ex-Im Bank support. Today, this requirement remains the principle factor used to determine the risk of non-payment and, as such, sets the Bank's risk appetite in the broadest sense, taking into account a range of qualitative and quantitative factors.

The Bank's approach to risk is central to its goal of being a self-sustaining institution. However, the Bank must maintain a balance between its willingness to absorb the nature and level of risk necessary to be competitive with its ECA counterparts and its solemn commitment to fiscal responsibility to carefully measure and thoroughly manage its portfolio in accordance with USG budgeting provision requirements.

EX-IM BANK'S POLICIES AND PROCEDURES

Given the volatility of commercial bank and sovereign risk ratings over the last five years, the relative importance of risk appetite and capacity in the overall assessment of competitiveness has become much greater. Thus, the factors that influence an ECA's assessment of risk can, and do, have competitive consequences.

For the last 27 years, Ex-Im has used a combination of risk rating (all risks fall into one of 11 risk categories) and risk mitigant application (e.g., liens, guarantors, covenants) to achieve the critical balance, adjusting and recalibrating constantly in response to global events. This year, the evaluation of the risk balancing effort uses (1) a measure of trends in the absolute level and distribution of Ex-Im risk absorption; (2) results of a 2013 survey of Berne Union (BU) institutions; and (3) results of the Exporter/Banker risk survey.

EX-IM BANK'S RISK PROFILE FOR MEDIUM- AND LONG-TERM AUTHORIZATIONS (2012-2013)

In 2013, Ex-Im Bank's authorizations spanned all risk categories. The two graphs below (Figures 8 and 9) show the Bank distribution by Budget Cost Level (BCL) of the authorized transactions, both by volume and number of deals. By volume, the majority of its financing for deals fall within moderate risk categories. However, the distribution of risk of the authorized transactions has increased from the average BCL of 2.7 (Standard & Poor's: A-/BBB+) in 2012 to an average BCL of 4.0 (Standard & Poor's: BBB-) in 2013.

By authorized number of transactions, the majority of financing falls within higher risk categories. The average distribution of risk has shown an increase to a BCL 6 (Standard & Poor's: BB/BB-) in 2013 from a BCL 4 (Standard & Poor's: BBB-) in 2012.

Given the highly proscribed risk rating and mitigants required in the Aircraft Sector Understanding (ASU), this chapter only includes non-aircraft cases for a competitive evaluation.

FIGURE 8: AUTHORIZED VOLUME OF TRANSACTIONS BY BUDGET COST LEVEL, ALL NON-AIRCRAFT EX-IM BANK TRANSACTIONS, CALENDAR YEAR 2012 AND 2013



CY 2012
CY 2013
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
Millions USD
1
2
3
4
5
6
7
8
Budget Cost Level (1-8)

Weighted BCL: Non-Aircraft	
CY 2012	CY 2013
2.7	4.0

FIGURE 9: AUTHORIZED NUMBER OF TRANSACTIONS BY BUDGET COST LEVEL, ALL NON-AIRCRAFT EX-IM BANK TRANSACTIONS, CALENDAR YEAR 2012 AND 2013



CY 2012 Count
CY 2013 Count
60
50
40
30
20
10
0
Number of Transactions
1
2
3
4
5
6
7
8
Budget Cost Level (1-8)

MAJOR ECAS' POLICY AND PRACTICE

Estimating the risk appetite of foreign ECAs relative to that of Ex-Im Bank is much more art than science given the wide array of factors impacting a risk assessment and the different mandates of the various ECAs. However, a 2013 survey asked ECAs to evaluate their credit risk appetite; the results shed light on some competitive differences among ECAs with respect to risk appetite. Specifically, Figure 10 illustrates that the majority (over 75%) of respondents would accept an unsecured transaction that was rated "B or Better" (Ex-Im Bank BCL 7).[17] In the same survey, and by way of comparison, Ex-Im Bank responded that it would accept a "BBB or Better" (Ex-Im Bank BCL 4) unsecured risk.

FIGURE 10: PERCENTAGE OF ECAS RANKING THE RISKIEST ACCEPTABLE UNSECURED TRANSACTION IN AN S&P RATING SCALE STRUCTURE, 2013


50%
40%
30%
20%
10%
0%
A or Better
BBB or Better
B or Better
CCC or Better
C or Better
S&P Rating

EXPORTER AND LENDER SURVEY AND FOCUS GROUP RESULTS

The focus group meetings and, in particular, the exporter focus group, drew attention to the issue of Ex-Im Bank risk appetite. Concerns were clearly aimed at the competitive gaps emerging between ECAs with respect to risk appetite. Exporters reported a number of lost sales and shrinking market share, in particular in Eastern Europe, where European ECAs were reported as more willing to take risk without additional security interests or mitigants. Exporters and bankers noted that foreign ECAs take into account past experience with borrowers when underwriting a credit while Ex-Im Bank imposes stringent documentary requirements, requires audited financial statements and takes a security interest in equipment or machinery sales no matter how well they know the borrower. Exporters allege that such requirements are routine at Ex-Im Bank while foreign ECAs only impose them case by case. The competitive issue registered by exporters in 2013 was the perception that Ex-Im Bank's risk appetite worsened vis-à-vis foreign ECA counterparts.

In addition, as part of the survey, exporters and lenders were asked to rate Ex-Im Bank risk appetite in a variety of ways. First, exporters and lenders were asked to rate Ex-Im Bank's cover policy relative to other

[17] Respondents used Standard & Poor's Credit Ratings.

ECAs based on country cover positions and the use (or non-use) of country exposure limits (see Figure 11).[10] Second, exporters and lenders were asked to rate Ex-Im Bank's willingness to take risk on the basis of the use of risk mitigants. Finally, exporters and lenders rated Ex-Im Bank's percentage of cover relative to its counterparts. Each of these elements was graded by program area (Project Finance; Other Long Term; Medium Term, Non-Aircraft).

Figures 11-14 reflect both lenders' and exporters' opinions on various aspects of Ex-Im Bank's MLT non-aircraft cover policy and risk taking vis-à-vis the Bank's ECA counterparts.

FIGURE 11: SURVEY RESULTS - COVER POLICY AND USE OF EXPOSURE LIMITS

Program/Grade	Long Term: Project Finance		Long Term: Other		Medium Term: Non-Aircraft	
	2012	2013	2012	2013	2012	2013
Far Below	0%	0%	9%	0%	5%	26%
A Notch Below	7%	8%	30%	25%	50%	26%
Equal to Average	60%	46%	22%	56%	15%	16%
Equal to most competitive	33%	46%	39%	19%	30%	32%
Total	100%	100%	100%	100%	100%	100%

As illustrated in Figure 11, the rating of the respondents varied depending on the program being reviewed. For example, for Long-Term Project Finance and Long-Term Other, over 90% and over 75%, respectively, of the respondents opined that Ex-Im Bank's cover policy was as competitive than other ECAs. However, for medium-term non-aircraft transactions, more than half of the survey respondents rated Ex-Im Bank's cover policy as more stringent than other ECAs.

[10] Cover policy refers to the terms and conditions that apply for Ex-Im to accept the risk of losses due to nonpayment resulting from "country risks." Country risks refer to circumstances and events (e.g., war, civil disturbances, expropriation, etc.) in the borrower's or guarantor's country that preclude repayment of an obligation.

FIGURE 12: SURVEY RESULTS - RISK MANAGEMENT: EX-IM COMPARISON WITH ECAS, PROJECT FINANCE


Percentage of Cover:
Long-Term Project Finance
Risk Mitigants:
Long-Term Project Finance
Responses
100%
80%
60%
40%
20%
0%
2012
2013
Worse
Same
Better

For Long-Term Project Finance:

- In 2013, approximately 75% (up from 70% in 2012) of survey participants maintained that Ex-Im Bank's percentage of cover was either as or more competitive than foreign ECAs.
- Respondents overwhelmingly rated Ex-Im Bank's use of additional risk mitigants in Project Finance either as or more competitive than foreign ECAs.

Thus, survey participants rated Ex-Im Bank's Long-Term Project Finance program at least as competitive as Ex-Im Bank's foreign ECA counterparts in each of the identified areas of risk.

FIGURE 13: SURVEY RESULTS - RISK MANAGEMENT: EX-IM BANK COMPARISON WITH ECAS, LONG-TERM OTHER


Percentage of Cover:
Long-Term Other
Risk Mitigants:
Long-Term Other
Responses
100%
80%
60%
40%
20%
0%
2012
2013
Worse
Same
Better

For Long-Term Other:

- In 2013, over 60% (down from 90% in 2012) of survey participants maintained that Ex-Im Bank's percentage of cover was either as or more competitive than foreign ECAs.
- Over half of all respondents rated Ex-Im Bank's use of additional risk mitigants either as or more competitive than foreign ECAs.

Thus, survey respondents rated Ex-Im Bank's Long-Term Other at least as competitive as Ex-Im Bank's foreign ECA counterparts in each of the identified areas of risk.

FIGURE 14: SURVEY RESULTS - RISK MANAGEMENT: EX-IM BANK COMPARISON WITH ECAS, MEDIUM-TERM NON-AIRCRAFT


Percentage of Cover:
Medium-Term Non-Aircraft
Risk Mitigants:
Medium-Term Non-Aircraft
Worse
Same
Better
100%
80%
60%
40%
20%
0%

For Medium-Term Non-Aircraft:

- While over 70% of survey participants maintained that Ex-Im Bank's percentage of cover was either as or more competitive than foreign ECAs in 2013, the percentage of "worse" nearly tripled (from 12% to 29%) compared to 2012.
- Respondents overwhelmingly rated Ex-Im Bank's use of additional risk mitigants in 2013 as or more demanding than foreign ECAs.

Thus, Ex-Im Bank's Medium-Term Non-Aircraft transactions were rated as less competitive than other ECAs.

The survey comments about the Bank's medium-term program indicated that the "security interest, additional credit mitigation requirement and a lengthy, challenging approval process has effectively

eliminated the Medium-Term product as a valued source of end-user customer financing." Exporters went on to further state that "Ex-Im Bank's medium-term programs are less competitive with other ECAs due to limited risk taking, slow process time and limited flexibility on approving waivers."[19]

KEY TAKE-AWAYS

The U.S. exporting community has identified Ex-Im Bank's credit risk appetite as the major competitive concern in 2013. While Ex-Im Bank's absence of explicit buyer limits is seen as a competitive advantage over other ECAs, for long-term programs, Ex-Im Bank's extensive use of additional risk mitigants in the medium-term program is clearly perceived to be significantly less competitive than its ECA counterparts. Declining competitiveness with respect to risk taking, particularly with respect to medium term transactions, resulted in a downgrade from an A-/B+ in 2012 to a B for 2013.

Section 3B: Interest Rates

INTRODUCTION

One of the first international agreements reached by the Participants to the Arrangement was to establish minimum official interest rates. These rates, known as Commercial Interest Reference Rates (CIRRs), are market-related fixed rates calculated using a government's borrowing cost plus a spread (currently 100-120 bps). A CIRR is set for the currency of each OECD country providing official financing; all OECD ECA support for financing in this currency then utilizes the same CIRR.[20]

The competitive issues of official financing relate to the three ways in which interest rates factor into ECA support:

1. The ECA can lend directly to a borrower and charge the official minimum interest rate for the currency of the loan (direct lending).

2. An ECA can offer interest make-up (IMU) support to a financial institution that agrees to provide a loan to a borrower at the official minimum interest rate. (Through IMU support, an ECA guarantees that a lender's floating rate cost of funds plus a mark-up will be earned no matter what the CIRR rate is—with the government supplementing the CIRR if the CIRR during that 6-month period is less than the long-term spread, or the lender returning to the government any surplus if the CIRR during that 6-month period was more than the long-term spread.)

[19] Medium term is defined as a repayment term of up to seven years and up to $10 million. Due to relatively higher net claims in this cohort it carries a relatively higher premia and more frequent use of risk mitigants. Ex-Im Bank is currently undergoing a review of the issues related to the medium-term program.
[20] CIRR is a three-tiered system, with separate rates depending on the length of repayment. Negotiations to consider changes to CIRR began in late 2013.

3. The market rate for "pure cover"[28] support from an ECA: ECAs that offer "pure cover" provide only a repayment guarantee or insurance on lenders' financing to a foreign borrower.

Ex-Im Bank only offers the first and third of these options: direct lending and pure cover, as do most Asian ECAs. On the other hand, most European ECAs offer only the second and third of these options. Accordingly, the sovereign borrowing costs as illustrated in Figure 15 (using Credit Default Swaps as a proxy) have had a dominant influence on ECA financing competition over the last five years. However, the number of and degree to which, European ECAs are at a competitive disadvantage seems to have decreased in the last year.

FIGURE 15: SELECTED SOVEREIGN FIVE-YEAR USD SENIOR CDS CURVES, 2005-2013 (RATING)


700
600
500
400
300
200
100
0
1/1/05
1/1/06
1/1/07
1/1/08
1/1/09
1/1/10
1/1/11
1/1/12
1/1/13
Italy (BBB+)
France (AAA)
Germany (AAA)
Spain (BBB)
Sweden (AAA)
Japan (A+)
United Kingdom (AA+)

EX-IM BANK'S POLICY AND PRACTICE

Ex-Im Bank has provided fixed rate direct loans since 1934. Today, the OECD Arrangement and its rules on minimum interest rates govern Ex-Im Bank's fixed interest rates. After four years of rapid growth to over $16 billion in 2012, Ex-Im Bank's direct loan activity registered 18 transactions worth only $3.8 billion in 2013 (see Figure 16). All of the direct loan activity was provided at the tier-appropriate CIRR with no additional surcharge. Ex-Im Bank offers this direct loan product only in response to customer preference and/or market conditions.

[28] "Pure cover" is 100% of the allowable amount that a lending institution may finance.

FIGURE 16: NUMBER AND VOLUME OF LONG-TERM DIRECT LOAN TRANSACTIONS, 2000-2013


Number of Transactions
Volume Millions USD
Number of Transactions
Volume Millions USD
18
15
12
9
6
3
0
$12,000
$9,000
$6,000
$3,000
$0
2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013

Ex-Im Bank's guarantee program was the most widely used of the Bank's medium- and long-term programs in terms of number of transactions (126). These 126 cases were worth $10.7 billion. These authorizations comprised 61 long-term guarantees worth $10.5 billion and 65 medium-term guarantees worth approximately $200 million. Large aircraft cases—which all used the guarantee program—accounted for 82 percent of the volume of long-term guarantees approved in 2013. Long-term non-aircraft transactions used both the CIRR-based direct loan financing (16 transactions) and guaranteed loan programs (15 transactions). Medium-term guarantees and insurance carry spreads well above long-term transactions. Although the volume of both loans and guarantees fell from 2012 to 2013 as shown in Figure 17, the volume of loans fell by 76 percent, as compared to the volume of guarantees which fell by 41 percent. This drop in direct lending is due to market conditions and customer needs.

FIGURE 17: VOLUME OF EX-IM BANK LOANS AND GUARANTEES, 2012-2013


Export Value Loans
Export Value Guarantees
Billions USD
$16
$14
$12
$10
$8
$6
$4
$2
0
2012
2013

Moreover, aircraft borrowers took 43 issuances worth $7.8 billion of Ex-Im Bank guarantees to the capital markets in 2013, and non-airline borrowers used the capital markets to fund 4 guarantees for a total of $1.9 billion. The dichotomy in frequency and scale of such use reflects vastly different deal structures, security, and CIRR regimes.[illegible] Due to these differences, it is currently difficult for capital market pricing to beat the

[illegible] There is an aircraft understanding which has different CIRR rates than other transactions which will be discussed further in Chapter 4A.

non-aircraft CIRR and difficult for the aircraft CIRR to beat capital market pricing. However, where practical given the nature of the transaction, capital market pricing is regularly better than CIRR (see Figure 18).

FIGURE 18: FIXED RATE PURE COVER COMPARED TO CIRR: AVERAGE SPREAD BELOW APPLICABLE CIRR[1], FIRST AND SECOND HALVES OF 2012 AND 2013 (BPS)[20]

		Non-Aircraft	Aircraft
2012	First Half	30	24
	Second Half	46	38
2013	First Half	29	n/a
	Second Half	27	47

[1] All values compared to non-aircraft CIRR.

As has been the case for many years, the general trends of spreads for Ex-Im Bank pure cover deals during 2013 was very differentiated among program and term types as shown in Figure 19. For long-term aircraft deals, the increasing efficiency of capital markets has forced all aircraft lenders to match capital markets pricing, resulting in spreads below 50 bps by the end of 2013. Compared to the long-term project finance deals that accounted for most non-aircraft transactions in 2012, long-term non-aircraft transaction in 2013 have been relatively smaller dollar transactions across a range of buyer-types (e.g. corporates, sovereigns, structured), and spreads have nearly doubled from the first half of 2012 to the second half of 2013. Medium-term spreads remained stable from 2012, falling in the typical range of 250-350 bps.

FIGURE 19: WEIGHTED AVERAGE OF EX-IM BANK SPREADS, FIRST AND SECOND HALVES OF 2013 (BPS)

		Long-Term Aircraft	Long-Term Non-Aircraft	Medium-Term
2012	First Half	88	75	342
	Second Half	44	88	317
2013	First Half	53	119	253
	Second Half	39	140	300

MAJOR ECAS' POLICIES AND PRACTICES

In 2013, all of the G-7 ECAs offered fixed rate financing at general CIRR levels for medium- and long-term transactions. Japan and Canada offer the majority of their export credit support via direct loans. Germany has limited capacity to offer direct loans (it can only do so for transactions under approximately $100 million, and the loans can only be issued in least developed countries). The UK introduced a new direct lending

[20] This table pertains to actual capital market issuances by a covered borrower for both aircraft and non-aircraft.

scheme in September 2013. France and Italy offer CIRR lending through IMU support. Other OECD ECAs, such as Denmark, Finland, Norway, and Sweden, offer fixed-rate CIRR financing, but much of this support is for the financing of ships.

Ex-Im Bank, JBIC (Japan), KEXIM (Korea), EDC (Canada), and EFIC (Australia) offer CIRR with no additional surcharge. This practice allows the direct loan program to have a competitive advantage over other major ECAs. Figure 15 and broad based anecdotal evidence indicate that the impact of the European sovereign debt crisis on the cost of funds to European ECAs decreased drastically in 2013. Based on a sample comparison of raw cost of funds, it seems that most European ECAs could fund at less than 100bp over Treasury. The movement does not mean that surcharges for European institutions do not still exist, but only that the size of any such surcharge has probably decreased.

EXPORTER AND LENDER SURVEY AND ROUNDTABLE RESULTS

In 2013, 51 responses collected in the survey related to Ex-Im Bank interest rates. This response rate is up from 37 responses collected in 2012. For long-term project finance, exporters and lenders found Ex-Im Bank to be competitive compared with all other ECAs. In fact, 53% of respondents considered Ex-Im Bank's CIRR-flat financing to be lower than rates offered by other OECD ECAs. Additionally, 56% responded that the floating rates charged on Ex-Im Bank long-term pure cover transactions to be lower than its OECD ECA counterparts.

KEY TAKE-AWAYS

In terms of the cost of financing, Ex-Im Bank maintained its highly competitive position among the OECD ECAs in 2013. Exporters and lenders alike indicated that Ex-Im Bank's spreads on both long-term U.S. dollar guaranteed loans and its direct lending via CIRR were lower than nearly all other OECD ECAs. While any cost advantage in CIRR activity probably decreased in 2013, capital markets activity increased Ex-Im Bank's pure cover rate advantage. Accordingly, Ex-Im Bank's interest rates were still the most competitive among ECAs in 2013 and therefore this aspect of the Bank's competitiveness maintains its grade of "A+."

Section 3C: Risk Premia

INTRODUCTION

ECAs charge risk premia, also known as exposure fees, to cover for the risk of non-payment for a transaction. ECAs arrive at this calculation in different ways because there is no uniform risk classification system. Nevertheless, in 2011 the Participants to the OECD Arrangement on Officially Supported Export Credits reached an agreement to complete Arrangement rules on risk premia by introducing a comprehensive premia framework that covers all types of buyer risks (e.g., sovereign and non-sovereign), and seeks to price risk on a transaction-specific basis.

INTERNATIONAL NEGOTIATIONS ON PREMIA

Under the comprehensive premia rules that went into effect in September 2011, OECD ECAs now operate within a detailed framework for pricing buyers receiving export credit financing under the OECD Arrangement with the goal of maintaining a level playing field. The fee system provides guidance on risk classification, and established Minimum Premium Rates (MPRs) for non-sovereign buyers. The package also established pricing protocols for transactions in High Income OECD and High Income Euro-Area countries (formally known as Category Zero markets).

One of the major provisions of the 2011 package attempts to achieve a level playing field by requiring extensive transparency in exchange for allowing each ECA to classify the risk of each buyer according to their own evaluation system. This means that ECAs are allowed certain flexibilities when it comes to the risk classification or pricing of buyers as long as the ECA agrees to report the rationale for its classification and/or pricing to other ECAs prior to authorization. For example, ECAs must provide detailed information (i.e., a "notification") about pricing for ECA transactions in High Income OECD or High Income Euro Area countries.[24]

Since the introduction of the 2011 Package, there have been approximately 522 notifications of such flexibilities by OECD members that relate to the premium agreement. It is clear from the large numbers of notifications that many ECAs are either using the flexibilities allowed under the agreement (e.g., rating a buyer better than its credit rating) or are authorizing transactions that meet certain thresholds (e.g., approving transactions in High Income OECD or High Income Euro-Area countries with credit values over USD 15 million). Such notifications provide key insight into how other ECAs rate buyers for risk and the implications of such diverse ratings on competitiveness.

Of particular interest to Ex-Im Bank is how OECD ECAs price transactions in High Income OECD and High Income Euro-Area countries. This market segment was set up with few rules and maximum flexibility because it had historically seen little activity. However, in the years since the 2007–2008 global financial crisis, OECD ECA activity in High Income markets has increased dramatically, and differences in pricing have been significant in size and number, creating a competitiveness concern.

[24] Under the premium agreement, ECAs must prior notify to the OECD if a transaction meets any of the following criteria:
- (a) Involves an obligor/guarantor in a High Income OECD or High Income Euro Area country having a credit value of greater than USD 15 million;
- (b) Applies MPR associated with a third party guarantor located in a country other than that of the obligor;
- (c) Applies MPR associated with a multilateral or regional institution acting as a guarantor;
- (d) Involves non-sovereign obligor/guarantor where the premium rate charged is below that set by Buyer Risk Category CC1 (i.e. CC0 or SOV+);
- (e) Support of a transaction involving a non-sovereign obligor/guarantor where the buyer risk rating is assessed as being better than the Accredited Credit Rating Agency (CRA) rating and having a credit value of greater than USD 10 million;
- (f) Application of an MPR reflecting the use of country risk mitigation (i.e., offshore escrow account or local currency financing); or
- (g) Application of an MPR reflecting the use of buyer risk credit enhancements (i.e., asset security, assignment of contract proceeds).

EX-IM BANK'S POLICY AND PRACTICE

Ex-Im Bank charges the MPR for sovereign and non-sovereign buyers as dictated by the OECD rules. In addition, consistent with the management of a self-sustaining institution, Ex-Im Bank must also ensure that the premia collected meets the U.S. Government's minimum budgetary requirements. As a result, in certain cases (e.g., medium term transactions), Ex-Im Bank must charge fees that are higher than the minimum fees allowed under the OECD premia system.

Per the OECD mandate, Ex-Im Bank comprehensively overhauled its medium- and long-term fee system on September 1, 2011.[25] Since then, Ex-Im Bank has notified 42 transactions, with 15 transactions in calendar year 2012 and 13 transactions in calendar year 2013 that met the OECD ex-ante notification requirements (see Figure 20). As Figure 1 indicates, the majority of the Ex-Im Bank notifications have been in relation to either a transaction in a High Income OECD or High Income Euro-Area markets, or a transaction dealing with a Better than CC1 or Better than CRA buyer. In addition, Buyer Risk Credit Enhancements and Third Country Guarantee flexibilities have been used a handful of times and Non-Concessional Matching has been used once since the premia rules went into effect in 2011.

FIGURE 20: EX-IM BANK PREMIA-RELATED OECD NOTIFICATIONS BY YEAR, SEPTEMBER 1, 2011 – DECEMBER 31, 2013


2011
2012
2013
Number of Notifications
10
8
6
4
2
0
Non-Concessional Matching of Participant or Non-Participant
Buyer Risk Credit Enhancements
High Income OECD or High Income Euro-Area
Country Risk Mitigation
Non-Sovereign Better than CC1
Non-Sovereign Better than CRA Rating
Third Country Guarantee
Notification Type

Since the premia agreement went into effect in September 2011, the most challenging aspect of operating under this new regime has been applying the pricing rules for High Income OECD and High Income Euro Area countries. The current rules for pricing High Income OECD and High Income Euro Area countries state that an ECA should not undercut private market pricing when setting premia in such markets. To meet this test, there are seven different market benchmarks ECAs can use for pricing. Because the span of rates generated by the different benchmarks can be as far apart as 200-300%, the outcome of operating in a structure with such a wide-range of market benchmarks and associated rates means that there is limited convergence on pricing in High Income OECD and High Income Euro-Area countries.

[25] In 2010, as the implementation of the Malcka In-Crysdale Package grew closer, the Bank decided to introduce the new fees for the Bank's medium-term program in order to test the impact and utility of the new system. While the OECD Agreement also takes an incremental approach to pricing risk, the surcharge between each risk level (CC1 - CC5) is much higher than the Ex-Im internal pricing system. This temporary bifurcated pricing structure for the Bank's medium- and long-term programs enabled the Bank to address any internal issues with the new fee system before the formal September 1, 2011 implementation date.

This issue is of increased importance for Ex-Im Bank as business in these high-income markets has increased over the past few years since the 2007–2008 global financial crisis. In 2007, Ex-Im Bank authorized a total of $614 million in high income markets, but Ex-Im Bank activity in these markets has significantly increased in recent years with a total of $6.1 billion authorized for six transactions in 2012 and $1.4 billion authorized for five transactions in 2013. Given the effect of liquidity constraints on export finance, buyers who were able to readily access market financing in the past are now turning to ECAs for support.

OECD ECAS' POLICIES AND PRACTICES

Currently the only way to compare ECA activity under the premia agreement is through the ex-ante notifications. Figures 21, 22, and 23 demonstrate the trends in notifications over the years since the premia rules went into effect. Interestingly, from year to year the reasons for notifications across ECAs are remarkably consistent.

Figures 21, 22, and 23: Total Premia-Related OECD Notifications, September 1, 2011 – December 31, 2013

FIGURE 21: 2013 ECA OECD NOTIFICATIONS


United States 2013
Total 2013
120
100
80
60
40
20
0
Number of Notifications
Non-Concessional Matching of Participant or Non-Participant
Buyer Risk Credit Enhancements
High Income OECD or High Income Euro-Area
Multilateral/ Regional Gtee
Country Risk Mitigation
Non-Sovereign Better than CC1
Non-Sovereign Better than CRM Rating
Third Country Guarantee
Reason for Notification

FIGURE 22: 2012 ECA OECD NOTIFICATIONS


United States 2012
Total 2012
90
75
60
45
30
15
0
Number of Notifications
Non-Concessional Matching of Participant or Non-Participant
Buyer Risk Credit Enhancements
High Income OECD or High Income Euro-Area
Multilateral/ Regional Gtee
Country Risk Mitigation
Non-Sovereign Better than CC1
Non-Sovereign Better than CRM Rating
Third Country Guarantee
Reason for Notification

FIGURE 23: 2011 ECA OECD NOTIFICATIONS


United States 2011
Total 2011
Number of Notifications
0
5
10
15
20
25
30
Non-Concessional Matching of Participant or Non-Participant
Buyer Risk Credit Enhancements
High Income OECD or High Income Euro-Area
Country Risk Mitigation
Non-Sovereign Better than CC1
Non-Sovereign Better than CRA Rating
Third Country Guarantee
Reason for Notification

In addition to the competitive implications within the specific segment of High Income OECD and High Income Euro-Area markets, the number of notifications related to ECAs rating buyers better than CC1 is significant, and has been since the new premia rules went into effect in late 2011. Under this flexibility, ECAs can rate buyers either at the same level of the sovereign or better than sovereign. Among the OECD ECAs there are competitive concerns related to this flexibility, particularly when ECAs are rating buyers that do not have credit rating agency ratings at the same level as the sovereign. The competitive aspect of such risk rating flexibility is not that ECAs are competing head to head for these specific notified transactions, but rather that buyers will recognize which ECAs have more "liberal" rating practices and attempt to source the purchase of capital goods from those countries with the most liberal practices. While this issue remains a potential concern, to date Ex-Im Bank has not received any information that U.S. exporters were adversely impacted by the use of such rating flexibilities.

EXPORTER AND LENDER SURVEY AND ROUNDTABLE RESULTS

For the second year in a row, survey respondents generally considered Ex-Im Bank premia rates to be on par with the average of foreign ECAs in all categories (i.e., sovereign buyers, non-sovereign buyers, and buyers in High Income OECD and High Income Euro-Area markets).

With respect to the methodology for charging risk fees, survey respondents lauded Ex-Im Bank's new flexibility for direct loans to collect the exposure fees on a spread basis over the life of the loan rather than upfront. However, the exporting community noted that Ex-Im Bank's make-whole requirement in the event of voluntary prepayment, a policy driven by the Bank's requirement to adhere to certain government accounting practices, makes this flexibility less attractive.

KEY TAKE-AWAYS

With another year of evaluation, data consistently indicates that disparities in pricing among the OECD ECAs have been minimized compared to what they were prior to September 2011 when the new premia agreement went into effect. However, competitive issues still remain, particularly in the High Income OECD and High Income Euro-Area markets. Until such pricing disparities decline in size and frequency, the only tool available to facilitate a level playing field is the notification procedures, which enable ECAs to monitor the effectiveness of the premia agreement and their comparative competitiveness. While there is a level of "vulnerability" that remains in existence under the current system, so far the empirical data and survey results indicate that Ex-Im Bank is very competitive in the context of risk rating and pricing in all markets and should continue to carry a grade of "A."

Section 3D: Ex-Im Bank's Core Competitiveness

Overall, Ex-Im Bank's Core Business Policies and Practices were downgraded to an "A-/B+" rating in 2013. Figure 24 illustrates how Ex-Im Bank fared competitively on sub-elements of each policy or practice, in addition to an aggregate grade. Declining competitiveness with respect to risk taking, particularly with respect to medium-term transactions, resulted in a downgrade from an A-/B+ in 2012 to a B for 2013.

The Bank's interest rates grade remained at an "A+" for 2013 due to the continued increasing relative competitiveness of Ex-Im Bank's CIRR rate lending. Risk premia also maintained its "A" grade from 2013. As noted in the Overall Report Methodology section of Chapter 1, grades are derived from both the survey and roundtable discussion results and the Bank's analysis of how it performed in comparison to its major competitor ECAs.

FIGURE 24: GRADING OF EX-IM BANK'S CORE COMPETITIVENESS, 2013

Key Elements	Grade
Risk Taking	B
Scope of Country Risk	A
Depth of Non-Sovereign Risk	A-/B+
Breadth of Availability (e.g. Restrictions)	B/C+
Interest Rates	A+
CIRR	A+
Pure Cover	A
Risk Premia	A
Sovereign	A
Non-Sovereign	A
Cat 0	A
Total Average Grade	A-/B+

CHAPTER 4:
MAJOR PROGRAM STRUCTURES

Section 4A: Aircraft

INTRODUCTION

The year 2013 marked a notable and welcome departure from the years since the 2007–2008 global financial crisis when the aircraft industry became plagued with challenging liquidity constraints. Resurgence in the commercial bank market as a traditional source of aircraft financing and new financiers entering the space, coupled with the robust leasing and capital markets participation yielded a much more balanced aircraft finance market in 2013. As a result of this market improvement, the need for ECA aircraft financing has diminished significantly compared to previous years.

Ex-Im Bank supports the export of the entire spectrum of U.S.-manufactured aircraft, ranging from small agricultural aircraft valued at less than $2 million, to helicopters and business aircraft valued between $5 million and $50 million, to commercial aircraft valued between $50 million and $200 million. Due to the significance of Ex-Im Bank support for commercial aircraft, the following section focuses primarily on this area as compared to that of other ECAs active in aircraft financing. In addition, a paragraph has been devoted to a discussion of the Bank's activity in financing other types of aircraft.

OECD AIRCRAFT SECTOR UNDERSTANDING

During 2013, the 2011 Aircraft Sector Understanding ("2011 ASU"), the most recent version of the OECD Arrangement governing ECA finance of aircraft,[37] was the prevailing rule regime governing ECA-financed aircraft. The fundamental goal of the 2011 ASU is to level the playing field among ECA-supported aircraft financing. The 2011 ASU incorporates several important changes to the 2007 ASU, specifically:

i. a market-based fee system that increases the minimum risk premium payable in connection with a financing;

[37] Prior to 2013, a Transitional Arrangement allowed ECAs to offer terms in line with ASU agreements that preceded the 2011 ASU. These are the 1986 Large Aircraft Sector Understanding, or "LASU," and the 2007 Aircraft Sector Understanding, or "2007 ASU"). While a few cases in 2013 were authorized under this grandfathered provision, all other Ex-Im Bank aircraft transactions were governed by the 2011 ASU terms and conditions.

ii. increased "granularity" with respect to which risk category an obligor is assigned (i.e., there are eight risk categories under the 2011 ASU as compared to only five risk categories under the 2007 ASU);

iii. additional risk mitigants required of higher-risk borrowers; and

iv. lower loan-to-value ratios.

LARGE COMMERCIAL AIRCRAFT INDUSTRY IN 2013

As Figure 25 indicates, the large commercial aircraft industry registered strong growth in aircraft orders in 2013. In 2013 total large commercial jet aircraft orders were up 46% from 2012, with annual orders now exceeding pre-financial crisis levels. Airbus orders increased 94% from 2012, and even surpassed Airbus' orders for 2011 which was the launch year of its new, more fuel efficient Airbus A320 New Engine Option (A320 NEO). Boeing's 2013 orders were the second highest annual sales tally registered in the company's history, and marked a 13% increase from the previous year's order total.

FIGURE 25: NUMBER OF LARGE COMMERCIAL JET AIRCRAFT ORDERS, 2007-2013

	2007	2008	2009	2010	2011	2012	2013
Boeing	1,413	662	142	530	805	1,203	1,355
Airbus	1,341	777	310	574	1,419	833	1,619
Total	2,754	1,439	452	1,104	2,224	2,036	2,974

Source: Boeing, Airbus

Figure 26 below illustrates the distribution of Boeing and Airbus deliveries, by ECA supported and non-ECA supported deliveries. Most notable in the data is the fact that in 2013, Boeing and Airbus both had 15% of their respective deliveries supported by ECAs.

FIGURE 26: PERCENTAGE OF TOTAL LARGE COMMERCIAL AIRCRAFT DELIVERIES FINANCED BY ECAS, 2013[38]


700
600
500
400
300
200
100
0
Number of Deliveries
37%
29%
Not ECA Eligible
ECA Eligible, But Not Supported
ECA Supported
Boeing
Airbus

Source: Boeing, Airbus

[38] Not ECA Eligible includes aircraft deliveries into the following countries: the United States, the United Kingdom, France, Germany, and Spain.

EX-IM BANK'S POLICY, PRACTICE, AND ACTIVITY

Ex-Im Bank finances aircraft in full and complete accordance with the 2011 ASU. Therefore, Ex-Im Bank's policy and practice is similar to those of competing ECAs for aircraft financing. However, there are several Ex-Im Bank-specific policy requirements that govern its aircraft business that other ECAs do not require. One example of a uniquely American policy requirement is our economic impact analysis. As of 2001, Ex-Im Bank supported aircraft transactions were screened from further economic impact review because U.S. airlines had access to more favorable financing than the financing provided by Ex-Im Bank, and therefore Ex-Im Bank concluded that there could be no significant adverse impact arising from Ex-Im Bank support of aircraft transactions. In support of this conclusion and procedures, no U.S. airlines had raised any concerns about Ex-Im Bank support for the export of U.S.-manufactured aircraft in almost 20 years. In 2010 one U.S. airline began to raise such concerns, and continues to raise such concerns. As a result, Ex-Im Bank changed its procedures for economic impact review of aircraft transactions to assure a more cautious review of such transactions. Since implementing the new procedures, no aircraft transaction has been found to be likely to cause a significant adverse economic impact on U.S. airlines or U.S. employment. Please see Chapter 5: Public Policies—Stakeholder Considerations, Annex A: Economic Impact for more on this new policy requirement.

With respect to aircraft finance trends, resurgence in the commercial aircraft finance market coupled with robust activity in both the leasing market and capital markets has led to a decrease in Ex-Im Bank's role in financing commercial aircraft from recent years. As a result, during 2013, Ex-Im Bank authorizations for commercial aircraft declined significantly to $8.1 billion with respect to 41 authorizations (from $10.9 billion with respect to 51 authorizations during 2012).

A particularly promising development in the aircraft finance industry in recent years is the strength of the capital markets and the willingness of capital market investors to become more involved in cross-border aircraft financings, either by funding ECA guaranteed bonds and/or by investing in capital market instruments issued by non-U.S. airlines. The capital market-funded Ex-Im Bank Guaranteed Bond, which to date has been used primarily for aircraft transactions, was initially developed in 2009 in response to the 2007–2008 global financial crisis. Given current market conditions, the capital markets funding option continued to be very popular in 2013 as indicated by the 36 transactions aggregating $8.0 billion that were authorized during 2013 that at least incorporated a capital market funding option.

During 2013, Ex-Im Bank's total aircraft activity (for all types of aircraft) amounted to $8.8 billion, down significantly from 2012 when the Bank authorized $11.5 billion in total aircraft transactions. In addition to Ex-Im Bank's large aircraft portfolio, it is important to note that the Bank also supports smaller helicopter, business, and agricultural aircraft. While in dollar terms Ex-Im Bank's commercial aircraft authorizations were down compared to 2012 figures, Ex-Im Bank's activity in other types of aircraft exhibited the opposite trend; with 2013 authorizations of other aircraft of $646 million representing a small increase from the $633 million authorized in 2012.

ASU ECA POLICY, PRACTICE, AND ACTIVITY

Similarly to Ex-Im Bank, the Airbus ECAs[29] (as well as EDC in support of Canadian-manufactured Bombardier aircraft, BNDES in support of Brazilian-manufactured Embraer aircraft, and COFACE and SACE in support of European-manufactured ATR aircraft) also perform their aircraft financings in accordance with the 2011 ASU, and as such this section is focused on the Airbus ECAs general activity levels for 2013 as opposed to policies and practices that might differentiate them or create a competitive advantage vis-à-vis Ex-Im Bank.

The Airbus ECAs supported 91 Airbus aircraft for a total of approximately $5 billion in 2013. While the Airbus ECAs' 2013 activity, in dollar terms, is slightly below that of Ex-Im Bank for this calendar year, over an extended period of time, the number of aircraft, the amount of authorizations, and the percentage of Airbus aircraft deliveries that are supported by the Airbus ECAs are remarkably similar to that of Ex-Im Bank vis-à-vis Boeing aircraft deliveries. Similar to Ex-Im Bank, some of the Airbus ECAs have also developed capital markets programs with UK Export Finance (UKEF) launching its capital markets program in 2009 and Coface launching a similar program in 2012. Under these fledgling programs, in 2013 UK Export Finance issued six UKEF-backed bonds and Coface issued a total of three Coface-backed bonds the same year.

EXPORTER AND LENDER SURVEY AND ROUNDTABLE RESULTS

In the 2013 Exporter and Lenders survey, results indicate a different perception of Ex-Im competitiveness between the long-term and medium-term aircraft respondents. In the long-term aircraft business, exporters and lenders were generally favorable, indicating that overall Ex-Im Bank was equal to the most competitive ECAs active in this space. However, the medium-term respondents were less positive on Ex-Im Bank's competitiveness compared to other ECAs and indicated that generally speaking Ex-Im Bank support was equal to the average ECAs in 2013.

While the medium-term aircraft respondents did not identify any specific aspects of Ex-Im Bank support that presented major competitive issues in 2013, they did note that Ex-Im Bank would be more dynamic if it were to offer the option to charge the exposure fees on a per annum spread basis instead of the standard method of charging fees solely on an upfront basis.

In their survey responses, many long-term aircraft respondents commented on the Ex-Im Bank's Guaranteed Bond product, which respondents indicated has made Ex-Im Bank extremely competitive with regards to pricing. On the whole, given the lingering effects of the financial crisis and current commercial bank limitations arising from the Basel III regulatory requirements, the Ex-Im Guaranteed Bond seems to be a welcome addition to the aircraft finance space. While long-term survey respondents were positive on the Ex-Im Bank's Guaranteed Bond product, they indicated that certain new policies that resulted from the 2012 Ex-Im Bank Reauthorization (most notably that Ex-Im Bank supported commercial aircraft transactions are

[29] The term "Airbus ECAs" refers to the export credit agencies of the United Kingdom (UKEF), France (Coface) and Germany (Euler Hermes), all of whom, jointly support the export of Airbus aircraft.

now subject to economic impact procedures) were making Ex-Im Bank significantly less competitive than our foreign ECA counterparts. Not only do these new procedures add time to processing a large aircraft transaction, but it also introduces uncertainty on the part of the aircraft purchaser that Ex-Im Bank will in the end be able to do the deal. Survey respondents indicated that both of these aspects, in addition to making Ex-Im Bank less competitive, are harmful to U.S. exports in the aerospace industry.

KEY TAKE-AWAYS

Within a highly successful year for U.S. exporters and an improving commercial financing environment, Ex-Im Bank was able to maintain competitiveness in both the long-term and medium-term aircraft finance space. However, there appear to be elements emerging with regards to long-term policies that could threaten that competitiveness. While this year Ex-Im Bank maintained its grade of "A" for the medium-term aircraft business, the Bank's rating dropped to an A rating for its long-term aircraft business (down from an "A+" in 2012) as a result of the new, more rigorous economic impact analysis procedures put into effect for aircraft in 2013. Given this policy development, Ex-Im Bank occupies a modestly less favorable competitiveness position vis-à-vis the Bank's foreign ECA counterparts as indicated by the downgrade in the long-term aircraft business competitiveness rating this year.

Section 4B: Project and Structured Finance

INTRODUCTION

Ex-Im Bank support for project and structured finance[30] transactions remained strong in 2013. However, Ex-Im Bank's competitive edge began to narrow. European ECAs regained their footing in the project finance market and Asian ECAs stayed competitive. The result in 2013 is a revitalized, expanded and diversified project and structured financing activity offered by other major ECAs.

GLOBAL PROJECT AND STRUCTURED FINANCE TRENDS

The European sovereign debt crisis and anticipation of Basel III reforms have contributed to smaller commercial bank balance sheets, and have reduced banks' willingness and ability to participate in long-term project finance lending at pre-2008 levels and rates. As a direct result of these market conditions, ECA

[30] Chapter Scope: Given that project finance and structured finance have similarly long tenors and large volumes, this chapter assesses the overall competitiveness of Ex-Im Bank's support for both project and structured finance transactions relative to other ECAs. Project finance (PF), also referred to as limited or non-recourse financing, is defined as financing for projects whose creditworthiness depends on the project's cash flow for repayment. The project itself is the borrower, separate from the project sponsor. Accordingly, except (in the case of limited recourse projects) for limited sponsor support during the construction period, the lender has recourse only to the revenue generated by the project and its assets in the event of non-payment or default. For OECD ECAs, projects that meet this definition are eligible for enhanced financing terms under the OECD Arrangement rules (see footnote on the next page). "Structured finance" refers to limited-recourse project financing that does not precisely meet the OECD definition of non-recourse project finance but still relies on the underlying project's revenues and/or other securities to further ensure against the risk of non-payment.

participation in project finance has been on an upward trajectory, financing an increasingly large proportion of project finance debt (see Figure 27). Since the 2007–2008 global financial crisis, sponsors of multibillion-dollar megaprojects have relied on a patchwork of funding sources to meet their funding requirements, commonly requiring a diversified participation of ECAs and commercial banks per transaction. However, in 2013 the tide began to change as certain commercial banks regained an appetite for long-term financing (Figure 27). Nevertheless, commercial bank participation in long-term, high volume funding (i.e., over 10 year tenor and over a few hundred million dollars) remained highly selective in 2013.

Project sponsors continue to seek stable financing sources in these challenging market conditions. Some sponsors have turned to the capital markets for project funding with project bonds. As such, the global projects bond market doubled from 2012 to 2013, surpassing 2007 levels. In fact, project bonds equaled one-quarter of the value of total non-recourse and limited-recourse project finance loans, up from one-twentieth in 2009.[31] Given capital markets investors' risk constraints, project bonds remained easier to arrange for projects located in developed markets with short construction periods. Investors' risk appetite prevented capital markets funding from significantly supplanting ECA business in developing markets projects and projects with disbursement periods over two years.

FIGURE 27: DEBT INVESTMENTS IN PROJECT FINANCE MARKET BY INVESTOR TYPE, 2008-2013


Commercial lenders
Development finance institutions
ECAs
Other commercial lenders
$70
$60
$50
$40
$30
$20
$10
$0
Billions USD
2008
2009
2010
2011
2012
2013 Projected

Source: Baker & McKenzie/Infrastructure Journal publication released November 15, 2013: "Power Shift: The Rise of Export Credit and Development Finance in Major Projects."

EX-IM BANK PROJECT AND STRUCTURED FINANCE ACTIVITY

Figure 28 illustrates that the significant role that Ex-Im Bank's direct loan has played in Ex-Im Bank's project and structured finance portfolio since 2009. Ex-Im authorized the same number of project finance transactions and six fewer structured finance transactions in 2013 as in 2012 for a total of 20 projects.

[31] Source: Project Finance International league tables

At the same time, total volume dropped by over two-thirds; Ex-Im authorized its two largest transactions in history in 2012 (nearly $3 and $5 billion each[39]), the scale of which were not repeated in 2013.

FIGURE 28: EX-IM BANK PROJECT AND STRUCTURED AUTHORIZATIONS, 2005-2013


Direct Loan
Guarantee
Billions USD
$18
$16
$14
$12
$10
$8
$6
$4
$2
$0
2005
2006
2007
2008
2009
2010
2011
2012
2013

MAJOR ECAS' POLICIES AND PRACTICES

Direct competition in project and structured finance is more likely for smaller projects where one ECA can fund or cover the entire project, like satellite projects and smaller power generation plants, thereby heightening the importance of ECA programs and policies in those transactions. On the other hand, ECA policies and programs can influence whether an ECA receives an invitation to participate and the size of the tranche the ECA can support in mega-projects with multiple funding sources.

As shown in Figure 29, in 2013, Ex-Im Bank offered the most support for project finance in terms of dollar volume, followed closely by South Korea. The chart shows that most European ECAs offer project finance support in line with the OECD Arrangement, while the Canadian and Japanese ECAs seldom support projects on Arrangement terms. Instead, Canadian and Japanese ECAs generally use market window or untied financing programs for project finance.

The breadth and flexibility of the Korean and Japanese ECAs' programs are particularly competitive in supporting project finance, and a significant proportion of that activity falls outside of the OECD Arrangement. Overseas investment loans accounted for the majority of JBIC's direct loan activity, followed by untied loan activity. KEXIM offers Arrangement term financing more frequently than EDC and JBIC but also supports significant volumes of untied and overseas investment financing. In total, KEXIM extended about $6 billion in project and structured financing in 2013. For both Arrangement and non-Arrangement activity, the Japanese and Korean ECAs demonstrated the ability to support multibillion-dollar tranches. South Korea also has a considerable number of strong Korean EPC (Engineering, Procurement, and

[39] Australia Pacific LNG in Australia and Sadara Chemical Company petrochemical plant in Saudi Arabia, respectively

Construction) contractors able to secure funding from Asian banks and the Korean direct lender ECAs.

In this international context, the following core factors continued to characterize Ex-Im Bank's competitiveness in project finance transactions in 2013:

1. Capacity to offer direct loans at the OECD official minimum interest rate

2. No buyer, sector or country limits: On exceptionally large transactions where most ECAs have per transaction caps, Ex-Im Bank may have a considerable competitive advantage despite the extensive risk mitigation structures Ex-Im Bank has put in place.

3. 100% Guarantees – permits Ex-Im Bank to explore capital markets options; more desirable to commercial banks for large, long-term projects

4. Backed by a stable investment grade United States sovereign rating[30]

5. Willingness to charge exposure fee as a spread on direct loans (started in 2012)

6. Financing of local costs (up to 30% of the total U.S. export contracts)

In contrast to these strengths, Ex-Im Bank's tied approach to financing along with Ex-Im Bank's more rigorous domestic content requirements (see Chapter 5 Annex C) render its support less flexible than both the tied and untied support offered by other ECAs for projects. In this aspect, Ex-Im support is less competitive than the accommodating non-Arrangement products offered by ECAs like JBIC, KEXIM, and EDC, although these banks also have policy requirements.

[30] The recent sovereign risk rating changes have, in effect, differentiated the cost of OECD ECA guarantees or insurance in terms of commercial banks' reserve requirements under ECA cover. As a result, it is more expensive for a borrower's bank to hold a loan covered by an ECA in a downgraded market (such as Spain, Italy, or Portugal) than if the loan were covered by a different ECA with a better sovereign risk rating, particularly for long-term, large volume transactions.

FIGURE 29: COMPARISON OF MAJOR ECAS' PROJECT AND STRUCTURED FINANCE SUPPORT

ECA	Major Project Sectors*	Direct loan and/ or Interest Make Up (IMU) Program Availability	100% Guarantee for Project & Structured Finance	Terms of Overseas Project Finance Support and Estimated Proportions of Activity	Proportion of 2011-2013 Arrangement PF activity with OECD Arrangement Flexibilities**
North America					
U.S. Ex-Im Bank	Petrochemicals; Power Generation; Oil & Gas; Satellites; Nuclear; Mining	Direct loans: fixed-rate CIRR[34]	Yes	Arrangement terms: 100%	39%
Canada: EDC	Oil & Gas; Mining; Infrastructure; Communication Technology	Direct loans: fixed and floating rates	Yes	Arrangement terms: 15% Market Window terms: 25% Untied: 35% Investment loans & insurance: 25%	0%
Asia					
Japan: JBIC/ NEXI	Oil & Gas; Petrochemicals; Power Generation; Mining; Infrastructure; Nuclear	Direct loans: fixed-rate CIRR through JBIC	Yes	Arrangement Terms: 5% Untied: 10% Investment loans: 65% Investment insurance: 20%	5%
South Korea: KEXIM/K-Sure/ KoFC	Petrochemicals; Power Generation; Oil & Gas; Nuclear; Shipping; Infrastructure	Direct loans: fixed-CIRR and floating rates through KEXIM/KoFC	Yes	Arrangement Terms: 60% Untied: 15% Overseas Investment: 20% Other project/bond support: 5%	21%
Europe					
Germany: Euler Hermes/ KfW IPEX	Power Generation; Petrochemicals; Oil & Gas; Mining; Shipping	Direct loans: fixed CIRR and floating market window through KfW IPEX	No	Arrangement terms: 70% Market Window: 10% Investment insurance: 15% Untied: 5%	8%
Italy: SACE, SIMEST	Oil & Gas; Petrochemicals; Infrastructure & Construction; Shipping/ Cruise industry	No direct loan; IMU administered by SIMEST	Yes	Arrangement Terms: 100%[35]	8%

[34] "CIRR" is the "Commercial Interest Reference Rate," which is the OECD official minimum interest rate for the currency of direct loans loan. These minimum interest rates are fixed rates calculated using a government's borrowing cost plus a 100 to 130 basis point spread (spread is dependent on the tenor of the transaction). A CIRR is set for each currency based on the borrowing cost of the government that uses that currency; all ECA support for financing in this currency then uses the same CIRR.

[35] Proportions do not include SACE's internationalization guarantee or strategic domestic activity.

ECA	Major Project Sectors*	Direct loan and/ or Interest Make Up (IMU) Program Availability	100% Guarantee for Project & Structured Finance	Terms of Overseas Project Finance Support and Estimated Proportions of Activity	Proportion of 2011-2013 Arrangement PF activity with OECD Arrangement Flexibilities**
France: Coface/ Natixis	Nuclear; Other Power Generation; Satellites	No direct loan; IMU administered by Natixis	No	Arrangement Terms: 100%	4%
United Kingdom: UKEF	Oil & Gas; Power Generation; Mining; Construction; Healthcare; Electrical Transmission; Automotive	Direct loan: fixed-rate CIRR	Yes	Arrangement Terms: 100%	8%

*Source: ECA annual reports

**Source: OECD. Proportion of remaining OECD notifications: 7%. Depicts OECD ECA non-recourse project finance activity with OECD flexibilities as proxy for ECAs' relative Arrangement support project volumes. Smaller projects with shorter repayment tenors or renewable energy projects with a separate set of enhancements are not captured in these figures. The OECD enhanced financing terms for project finance include a maximum tenor of 14 years, a deferment of repayment of principal of up to 24 months and a sculpted repayment stream.

EXPORTER AND LENDER SURVEY AND ROUNDTABLE RESULTS

Overall, survey respondents praised Ex-Im Bank's project and structured finance program as "equal to the most competitive" ECA.[36] Respondents identified Ex-Im Bank's direct loan and its CIRR interest rates as a significant positive factor for the Bank's competitiveness. Respondents also reported that Ex-Im Bank's lack of country or sector limits relative to the exposure (country or sector) was another attractive feature, particularly for mega-billion dollar projects. Ex-Im Bank's structured and project finance team received praise for its depth of expertise, and respondents identified the team's "ability to analyze and structure transactions with high degrees of complexity and risk" as a competitive advantage. Several survey respondents also remarked that the Bank's ability to charge the exposure fee as a spread for direct loans positively influenced its competitiveness.

Additionally, respondents cited Ex-Im Bank's 30% local cost support as a competitive program feature as local cost financing is often needed to supplement ECA financing and many ECAs offer less local cost coverage in favor of greater coverage for third country, foreign content. A few respondents also acknowledged the competitive advantage of Ex-Im Bank's 100% guarantee over less-comprehensive products offered by other ECAs. Participants also reported Ex-Im Bank's willingness to use OECD project finance flexibilities and capitalize interest during construction as on par with competitor ECAs.

[36] Five lenders, eight exporters, and three project sponsors involved indicated project and structured finance experience and responded to the survey section (16 total responses).

Despite these competitive features of the project finance program, exporters, lenders, and sponsors reported that certain non-financial requirements unique to Ex-Im Bank can hinder deals. Respondents indicated that Ex-Im Bank's foreign content support, MARAD shipping requirements, and economic impact processes were particularly disruptive to the Bank's competitiveness for project and structured financing. Respondents said these policies reduced the flexibility of the financing and increased the risk of administrative delays. According to the project finance survey participants, Korea's KEXIM/K-SURE, Japan's JBIC/NEXI, and Canada's EDC were Ex-Im Bank's three fiercest ECA competitors in long-term project finance. Several lenders in the roundtable discussion also remarked that they believed Ex-Im Bank's direct loan was a necessary tool for competing against these ECAs for shares of multibillion-dollar megaprojects.

KEY TAKE-AWAYS

In 2013, Ex-Im Bank's project finance program was well equipped with its CIRR direct loans and capacity advantages to support U.S. exports to international projects in an environment of constrained liquidity. These strengths mitigated some of the reported challenges. However, these advantages were less pronounced than in 2012 as other ECAs regained their project activity and continued to diversify their program offerings. The highly flexible non-Arrangement products offered by ECAs like JBIC, KEXIM, and EDC represent very competitive and highly appealing alternatives to Ex-Im Bank's traditional export financing support. Thus, Ex-Im Bank's project finance support earned an "A" for 2013, down from "A+" in 2012.

Section 4C: Co-Financing

INTRODUCTION

Co-financing[37] acknowledges the increasing use of global supply chains and is a tool used to address some of the financing challenges posed by multi-sourcing—the procurement of capital goods and services from two or more countries. Without co-financing, foreign buyers would need to secure multiple financing packages and therefore incur additional expenses and administrative burden to ensure ECA support for exports from various countries.

With co-financing, the lead ECA provides the applicant (buyer, bank, or exporter) with export credit support for the entire transaction. Behind the scenes, the follower ECA provides reinsurance (or a counter-guarantee) to the lead ECA for the follower ECA's share of the procurement. The country with the largest share of the sourcing and/or the location of the main contractor generally determines which ECA leads the transaction. The lead ECA is able to provide a common documentation structure, one set of terms and conditions, and one set of disbursement procedures for the entire transaction. All parties benefit from the administrative ease of a streamlined financing package. As the surge in use of Ex-Im Bank co-financing agreements stabilizes, and availability and ease of ECA financing of foreign content and co-financing become routine, new competitive factors, including ECA willingness to address co-financing requests involving emerging ECAs as potential co-financing partners, are being evaluated.

[37] Also referred to as "reinsurance" and "one-stop shop" financing

EX-IM BANK'S POLICY AND PRACTICE

Ex-Im Bank introduced the co-financing program in 2001 with the signing of its first bilateral agreement with UK Export Finance (United Kingdom). These agreements have allowed Ex-Im Bank to provide U.S. exporters with the ability to offer a comprehensive financing package (a guarantee or insurance) to support transactions seeking to include content from two or more countries. Although the program has been very successful, it does have restrictions. Though Ex-Im Bank's policy allows the Bank to lead or follow foreign ECAs on co-financing transactions, in practice, there are few requests to follow foreign ECAs (perhaps because foreign ECAs have a greater flexibility in their policies allowing coverage of foreign content).

In addition, there are some challenges involving legal, political, and business considerations to Ex-Im Bank more regularly assuming the role of "Follower" ECA. For example, if Ex-Im Bank were to follow in a co-financing structure, the "Lead ECA" would need to implement Ex-Im Bank's Iran Sanctions policy that calls for certifications from the transaction parties. No other foreign ECA has such a certification process and some have argued that they are not in a position to collect or present such a certification. Another obstacle to Ex-Im Bank's expansion of the co-financing program involves the types of transactions that are eligible. Specifically, under the co-financing program, no direct loan financing is available to cover the foreign ECA supported portion.

Notwithstanding, since the signing of the first agreement in 2001, Ex-Im Bank has signed 12 co-financing agreements,[39] authorized close to 200 transactions supporting almost $20 billion in authorizations. Additionally, Ex-Im Bank has approved over a dozen case-specific co-financing arrangements on a transaction basis with OECD ECAs with whom Ex-Im Bank does not have an overall co-financing framework agreement.

In 2013, aircraft continued to dominate the co-financing program as a reflection of the suppliers that work with Boeing (from the UK and Japan). As such, aircraft predictably constituted a large majority of the overall number and volume of co-financed activity in 2013. As such, 99% of the volume, approximately $5 billion, of all 51 co-financed transactions authorized in 2013 involved some type of aircraft, with the exception of a medical equipment sale and a power transaction. Specifically, Ex-Im Bank provided co-financing support for large (or OECD Category 1) aircraft and small (Category 3) aircraft transactions, including agricultural aircraft. In the majority of the aircraft transactions, without co-financing, the exporter would not have been able to offer the maximum 85% support to its customers in one financing package. Thus, co-financing allowed Ex-Im Bank to level the playing field by acting like the Airbus ECAs do in terms of their seamless financing for the European-based commercial aircraft manufacturer. (See Figure 30 below for a complete listing of the specific transactions).

[39] ASHRA (Israel), Atradius (The Netherlands), Coface (France), ECGD (UK), EDC (Canada), EFIC (Australia), EKF (Denmark), Hermes (Germany), KEXIM (Korea), NEXI (Japan), JBIC (Japan) and SACE (Italy).

FIGURE 30: EX-IM BANK CO-FINANCE TRANSACTIONS, 2013 (MILLIONS USD)

Ex-Im Bank & Co-Financing ECA	Market	Sector	Financed Amount
EDC	Argentina	Agricultural Aircraft	$1.2
EDC	Brazil	Agricultural Aircraft	$1.5
EDC	Brazil	Agricultural Aircraft	$1.1
EDC	Brazil	Agricultural Aircraft	$0.8
EDC	Brazil	Agricultural Aircraft	$0.8
EDC	Brazil	Agricultural Aircraft	$0.8
EDC	Brazil	Agricultural Aircraft	$0.8
EDC	Brazil	Agricultural Aircraft	$0.8
EDC	Brazil	Agricultural Aircraft	$0.8
EDC	Brazil	Agricultural Aircraft	$0.8
EDC	Brazil	Agricultural Aircraft	$0.8
EDC	Brazil	Agricultural Aircraft	$0.8
EDC	Brazil	Agricultural Aircraft	$0.8
EDC	Brazil	Agricultural Aircraft	$0.8
EDC	Brazil	Agricultural Aircraft	$0.8
EDC	Brazil	Agricultural Aircraft	$0.7
EDC	Brazil	Agricultural Aircraft	$0.7
EDC	Brazil	Agricultural Aircraft	$0.7
EDC	Brazil	Agricultural Aircraft	$0.7
EDC	Costa Rica	Agricultural Aircraft	$0.7
EDC	Costa Rica	Agricultural Aircraft	$0.7
EDC	Paraguay	Agricultural Aircraft	$0.7
EDC	Uruguay	Agricultural Aircraft	$0.8
EDC	Uruguay	Agricultural Aircraft	$0.7
EDC	Uruguay	Agricultural Aircraft	$0.7
EGAP	Israel	Oil and Gas	$45
EGAP	Uruguay	Agricultural Aircraft	$0.8
Hermes	China	Medical Equipment	$4.2
Hermes	Ukraine	Mining Project	$24

Ex-Im Bank & Co-Financing ECA	Market	Sector	Financed Amount
K-Exim	Korea	Large Aircraft	$175
K-Exim	Korea	Large Aircraft	$170
K-Exim	Korea	Large Aircraft	$170
K-Exim	Korea	Large Aircraft	$160
K-Exim	Korea	Large Aircraft	$155
K-Exim	Korea	Large Aircraft	$150
K-Exim	Korea	Large Aircraft	$150
NEXI	Bangladesh	Large Aircraft	$300
NEXI	Chile	Large Aircraft	$300
NEXI	China	Large Aircraft	$300
NEXI	China	Large Aircraft	$412
NEXI	China	Large Aircraft	$147
NEXI	Iceland	Large Aircraft	$150
NEXI	Kazakhstan	Large Aircraft	$230
NEXI	Kuwait	Large Aircraft	$320
NEXI	Norway	Large Aircraft	$205
NEXI	Philippines	Large Aircraft	$300
NEXI	UAE	Large Aircraft	$315
NEXI	UAE	Large Aircraft	$310
NEXI	UAE	Large Aircraft	$308
NEXI	UAE	Large Aircraft	$155
SACE	Brazil	Large Aircraft	$35
Total			$5,011

As part of the Export-Import Bank's 2012 reauthorization, the United States Congress mandated that the Bank undertake a review of its content policy. As a result, this process revealed opportunities for Ex-Im to streamline policies and programs that will add clarity to Ex-Im Bank's policies and make engaging with Ex-Im Bank easier for U.S. exporters.[30]

[30] In April 2014 the Ex-Im Bank Board of Directors approved the use of Ex-Im Bank's co-financing program with a broad range of ECAs when it benefits the U.S. economy.

G-7 ECAS' POLICIES AND PRACTICES

The G-7 ECAs have multiple framework agreements among themselves (as shown in Figure 31) and have been processing co-financed transactions since 1995. These agreements were originally designed to help European ECAs manage their exposure because many had country limits that made it impossible for them to provide support for exports to riskier markets or to markets where the ECA was close to reaching its country limit. In an environment of increasingly liberalized foreign content allowances, co-financing helps achieve operational efficiency and risk management in a world of multi-sourcing. To date, no G-7 ECA (including Ex-Im Bank) has entered into a co-financing framework agreement with non-OECD ECAs. However, unlike most other ECAs, Ex-Im Bank does not require a formal bilateral framework agreement before considering co-financing transactions.

FIGURE 31: G-7 CO-FINANCING AGREEMENTS, 2013

	Ex-Im	UK Export Finance	EDC	Euler Hermes	COFACE	SACE	NEXI/ JBIC
Ex-Im		■	■	■	■	■	■
UK Export Finance	■		■	■	■	■	
EDC	■	■		■	■	■	
Euler Hermes	■	■	■		■	■	■
COFACE	■	■	■	■		■	■
SACE	■	■	■	■	■		■
NEXI/JBIC	■			■	■	■	

Source: Ex-Im Bank

EXPORTER AND LENDER SURVEY AND ROUNDTABLE RESULTS

Survey respondents complimented the Bank on the "seamlessness" of Ex-Im Bank's co-financing program in support of aircraft. Exporters have repeatedly maintained that Ex-Im Bank's co-financing program is an important tool to maintain an equal playing field. Despite the mostly positive review; exporters have urged Ex-Im Bank to continue to push forward in expanding the framework agreements to ECAs in strategic markets and to "all countries where the U.S. has a Free Trade Agreement." Nevertheless, in 2013, it is important to note that no other G-7 ECA has established a bilateral co-financing agreement with the emerging market ECAs.

KEY TAKE-AWAYS

In 2013, Ex-Im Bank's co-financing program has continued to support a significant number and volume of transactions, particularly in aircraft where the US and foreign suppliers are predictable. The Bank's willingness to engage in case-specific co-financing on a one-off basis when an agreement is not in place has earned Ex-Im Bank an A-/B+. Stakeholders continue to urge Ex-Im to consider signing co-financing arrangements with ECAs in emerging markets and countries where the United States has a signed Free Trade Agreement, for example, where economies of scale may also be more predictable. However, the lack of signed agreements with emerging market ECAs does not make Ex-Im less competitive with its G-7 counterparts. To date, no other G-7 ECA has signed a co-financing framework agreement with an emerging market ECA. In the year ahead, Ex-Im Bank intends to explore stakeholder requests and propose ways to utilize the co-financing program more strategically through the expansion of agreements with ECA partners.

Section D: Environmental Mandate - Renewable Energy Promotion and Environmental Stewardship

INTRODUCTION

Since 1992, the Ex-Im Bank Charter has authorized the Ex-Im Bank Board of Directors to grant or deny support taking into account the beneficial and adverse environmental impacts of proposed projects. Ex-Im Bank addresses environmental considerations through two primary policies:

- Promotion of environmentally beneficial U.S. exports through Ex-Im Bank's Environmental Exports Program
- Environmental stewardship through Ex-Im Bank's Environmental and Social Due Diligence Procedures and Guidelines, which provide a framework to screen, classify and review transactions based on the likely environmental impact of the underlying project, and the Bank's Carbon Policy

The transparency with which Ex-Im Bank has applied these policies demonstrates Ex-Im Bank's commitment to balancing these two mandates.

EX-IM BANK PROMOTION OF ENVIRONMENTALLY BENEFICIAL EXPORTS

Ex-Im Bank actively promotes its support for renewable energy and environmentally beneficial exports through outreach to exporters and foreign buyers. The Bank raises awareness of its programs through representation at industry conferences, trade shows, company visits, and meetings with key foreign buyers in overseas trade missions targeted at international markets where U.S. suppliers are competitive.

Ex-Im Bank offers special financing for environmentally beneficial exports through its Environmental Exports Program. Under the Environmental Exports Program, eligible exports may receive enhanced Ex-Im Bank support, including automatic local cost support and support for interest during construction in addition to maximum tenors allowed under the OECD Arrangement.

In fiscal year 2013, Ex-Im Bank authorized $433 million in financing to support $638 million of U.S. exports of environmentally beneficial goods and services. Nearly 60 percent of these authorizations supported renewable-energy exports. See Chapter 4D, Annex A for more information on the Bank's legislative mandate and support for renewable energy.

ENVIRONMENTAL EXPORT PROMOTION COMPETITIVENESS: EX-IM BANK COMPARED TO OTHER OECD ECAS

OECD ECAs support renewable energy, water and certain climate change mitigation technologies pursuant to the Arrangement's Sector Understanding on Renewable Energy, Climate Change Mitigation and Water Projects (abbreviated as the Climate Change Sector Understanding or CCSU).[41] Under the CCSU, eligible renewable energy, water or climate change mitigation projects may receive enhanced financing terms including an extended repayment term of up to 18 years.

Figure 32 illustrates that OECD ECA support for renewable energy projects with CCSU enhancements increased dramatically following the 2008 financial crisis. Although the relative share of Ex-Im Bank support for such projects decreased in 2013 when compared with its 2011 surge in activity, Ex-Im Bank support for renewable energy still represented about one-fifth of the reported renewable energy projects globally in 2013. Ex-Im Bank reported seven projects with CCSU flexibilities in 2013, including three solar projects, three wind projects, and one geothermal project. At the same time, five European ECAs (Euler Hermes, EKF, Finnvera, CESCE, and SACE) supported a total of 27 wind, solar, and biomass transactions with CCSU flexibilities.

FIGURE 32: OECD ECA SUPPORT OF RENEWABLE ENERGY BY NUMBER OF TRANSACTIONS, 2007-2013


Rest of OECD
US EXIM
60
45
30
15
0
Number of Transactions
2007
2008
2009
2010
2011
2012
2013

Source: OECD

[41] This data understates OECD ECA activity because it does not capture smaller or shorter-term renewable export transactions that are not subject to notification to the OECD. Please note that these figures only refer to official export credits for renewable energy projects with CCSU enhancements and exclude tied aid for renewable energy provided by certain countries. Although Ex-Im Bank could potentially match foreign tied aid offers available for renewable energy projects, in practice Ex-Im can only make such offers under limited circumstances (see Tied Aid Chapter for details).

Figure 33 represents concentrations and changes in country and region recipients of OECD-supported renewable energy projects with CCSU flexibilities in 2012 and 2013. Turkey remained the top destination for support in 2013, and all ECA activity was for wind projects. Eastern Europe as well as South and Central America experienced remarkable market growth in 2013, while demand fell for support in developed countries and India (South Asia). ECA-guaranteed support for wind projects received tenors of 11 to 15 years in developing markets like Turkey and up to 18 years in developed markets in 2013. The volume of European ECA guarantee activity indicates that banks were willing to finance long-term projects under ECA cover and liquidity was less of an obstacle for renewable guarantees in 2013. Therefore in 2013, Ex-Im Bank's direct loan was less advantageous for renewable projects relative to ECAs without direct lending capacity than in 2012.

FIGURE 33: RECIPIENTS OF OECD ECA RENEWABLE ENERGY SUPPORT WITH RENEWABLE FLEXIBILITIES, BY NUMBER OF TRANSACTIONS IN 2012 & 2013



7% Eastern Europe
3% East Asia
24% Developed Countries
29% Turkey
2012
17% South & Central America
15% South Asia
5% Africa
28% Eastern Europe
18% Developed Countries
8% South & Central America
2013
2% Africa
8% South Asia
36% Turkey

Source: OECD

Recently, the Bank has been increasingly active in solar and wind projects in Latin America and India. The Bank's proactive approach to environmentally beneficial marketing and its ability to offer long-term financing make Ex-Im Bank competitive relative to other OECD ECAs, especially for renewable energies like solar and wind that require extended repayment terms.

ENVIRONMENTAL STEWARDSHIP: EX-IM BANK POLICIES

Ex-Im Bank is congressionally mandated to take into account the environmental impacts of projects it is asked to support. In 2013, Ex-Im continued to refine its approach to meeting its mandate through a review of its Environmental Procedures and Guidelines, including revisions to the Supplemental Guidelines for High Carbon Intensity Projects (Supplemental High Carbon Guidelines) and Equator Principles membership.

EX-IM BANK'S ENVIRONMENTAL AND SOCIAL DUE DILIGENCE PROCEDURES AND GUIDELINES

Ex-Im Bank's Environmental and Social Due Diligence Procedures and Guidelines provide a framework to screen, classify and review transactions based on the likely environmental and social impacts of the underlying project. Ex-Im Bank's independent Board of Directors is able to grant or deny support based on beneficial or adverse environmental impacts of proposed projects. See Appendix J for background on Ex-Im Bank's Environmental and Social Due Diligence Procedures and Guidelines (including the Supplemental High Carbon Guidelines) and the Carbon Policy.

ENVIRONMENTAL STEWARDSHIP: OECD ECA ENVIRONMENTAL POLICIES AND PRACTICES

The Common Approaches[42] are a set of recommendations followed by OECD ECAs for addressing the potential environmental and social impacts of officially supported export credits. Under the Common Approaches, ECAs can apply either the World Bank Safeguard Policies or the International Finance Corporation (IFC) Performance Standards on Environmental and Social Sustainability for evaluation of potential environmental and social impacts of non-project finance projects. For "limited or non-recourse project finance projects," members must apply the IFC Performance Standards. The Common Approaches also stipulate that ECAs must conduct an Environmental and Social Impacts Assessment (ESIA) for all limited or non-recourse projects with the "potential to have significant adverse environmental and/or social impacts, which are diverse, irreversible and/or unprecedented."[43]

The Common Approaches play an integral role in members' decision-making and risk management systems and have helped narrow the differences among ECA application of environmental policies since their introduction in 2001. However, some gaps remain among OECD ECAs in terms of environmental and social due diligence and transparency. Chiefly, ECAs apply different performance standards for non-project finance transactions.[44] An examination of 18 of the policies of largest OECD ECAs[45] including Ex-Im Bank revealed that nine never or rarely apply the World Bank Safeguard Policies and rely instead on the IFC Performance Standards. While seven of the ECAs reported that the World Bank Safeguard policies are their default standard for non-project financing. These differences reveal an un-level playing field.

---

[42] The Common Approaches were revised in June 2012 to include human rights due diligence as the "Common Approaches for Officially Supported Export Credits and Environmental and Social Due Diligence." While legally non-binding, the Common Approaches expresses the common position or will of the whole OECD memberships and therefore entails important political commitment for Member governments.

[43] Referred to as "Category A" projects in the Common Approaches

[44] World Bank Safeguard Policies are less rigorous in some areas than the IFC Performance Standards the because they 1) do not require greenhouse gas emissions accounting in ESIAs for projects with projected emissions of more than 25,000 tons of CO2 equivalent per year on the ESIA, and 2) do not cover address human rights as comprehensively (e.g., community impacts, labor and working conditions and health, safety and security at a project level).

[45] OeKB, EDC, EFK, Finnvera, Coface, Euler Hermes, SACE, JBIC, NEXI, KEXIM, K-Sure, Atradius, GIEK, CESCE, EKN, SEK, UKEF, and Ex-Im Bank.

Additionally, the IFC Performance Standards stipulate that project ESIAs should include greenhouse gas accounting for all projects expected to or currently emitting greenhouse gases in amounts more than 25,000 tons of CO2 equivalent per year. In practice, however, not all members include greenhouse gas accounting for project finance ESIAs above the reporting threshold. Some ECAs, particularly insurers, maintain that they do not have enough leverage to obtain this information in all transactions.

The Common Approaches also mandate that ECAs publicly release the results of their ESIAs at least 30 days before final commitment of official support. A survey of ECA practices by the OECD revealed that the extent to which ECAs disclose environmental information varies. Fifteen of the 18 ECAs[46] examined in this report disclose the project name, a description of the project, its location, its environmental category, and instructions on how to obtain additional environmental information, including, where applicable, the project's ESIA. Two Asian ECAs and one European ECA, however, do not provide any information on how to obtain additional environmental information. ECAs with a less transparent approach to reporting maintain that full disclosure is the responsibility of the project sponsor, not the ECA.

OECD ECAs' post-approval disclosure of project information also varies,[47] with Ex-Im Bank being the only ECA among the 18 studied that is required[48] to provide most post-approval environmental impact project information to the public upon request.

EXPORTER AND LENDER SURVEY AND ROUNDTABLE RESULTS

Of the 18 survey respondents that indicated experience with any of Ex-Im Bank's environmental and social review procedures, thirteen had experience with an environmental review and four benefitted from the Ex-Im Bank Environmental Exports Program. The survey results indicated that exporters and lenders perceived Ex-Im Bank's environmental procedures and guidelines to be in line with the environmental review processes of other major ECAs and lending institutions, pursuant to the Common Approaches and the Equator Principles, respectively. Although several respondents noted that the Supplemental Guidelines for High Carbon Intensity Projects had no effect on exports in 2013 and others praised Ex-Im Bank for its clear and transparent process, four indicated that the carbon policy had a negative effect on U.S. exports. In fact, the Supplemental High Carbon Guidelines were criticized by some respondents not only for being more rigorous than the policies of other ECAs for carbon intensive projects, but also for causing U.S. exporters to lose business to foreign competitors. Ex-Im Bank's Supplemental High Carbon Guidelines received similar criticisms from some lenders during the roundtable discussions.

[46] See previous footnote.
[47] The Common Approaches instruct members to require regular reports during their involvement in the project after final approval to ensure that relevant potential environmental and/or social impacts are addressed according to the information provided by applicants during the environmental and social review.
[48] Per the 2006 amendment to Section 11 of Ex-Im Bank's Charter

KEY TAKE-AWAYS

In 2013, Ex-Im Bank addressed its environmental mandate through 1) promotion of environmentally beneficial exports and 2) a set of policy approaches designed to foster environmental stewardship, namely Ex-Im Bank's Environmental and Social Due Diligence Procedures and Guidelines, Carbon Policy, commitment to transparency, and participation in the Equator Principles Association. The transparent application of these policies allowed stakeholders to hold Ex-Im Bank accountable for their consistent and full implementation.

Ex-Im Bank rates its environment policy on three aspects: Environmental Guidelines, Environmental Exports Program, and Carbon Policy.

Ex-Im Bank's Environmental and Social Due Diligence Procedures and Guidelines are compliant with the OECD Common Approaches. Ex-Im Bank's review process is generally competitive when compared to other ECAs. However, some differences in default standards and information disclosure among Ex-Im and other ECAs became apparent during 2013. Therefore, Ex-Im Bank adjusted its Environmental and Social Due Diligence Procedures and Guidelines grade from an "A" in 2012 to an "A-/B+" grade for 2013.

With respect to Ex-Im Bank's Environmental Export Program and, in particular, its efforts to foster renewable energy exports, Ex-Im Bank is among the top OECD ECAs actively involved in supporting renewable energy projects. Therefore Ex-Im Bank also earned an "A" grade in this respect.

Ex-Im Bank's Supplemental Guidelines for High Carbon Intensity Projects are unique and impose an additional procedural and informational burden, which exporter and lender survey respondents have noted. The reporting requirements of the Environmental and Social Due Diligence Procedures and Guidelines that are particularly more demanding stem from the transparency provisions not required by other OECD ECAs. ECA practices and policies are more likely to converge due to the OECD ECAs' commitment in the CCSU to develop carbon accounting and reporting methodologies. Until then, Ex-Im Bank's Environmental and Social Due Diligence Procedures and Guidelines, Supplemental High Carbon Guidelines, and its public disclosure requirements remain more comprehensive than those of other OECD ECAs. Thus, Ex-Im Bank earned a "B" grade in this area again in 2013, or moderately competitive with the other OECD ECAs.

Taken together, these three grades result in an overall rating for Ex-Im Bank's environmental policy of "A-/B+".

Annex 4A: Ex-Im Bank Efforts to Promote Renewable Exports

In response to the Congressional mandate first set forth in Ex-Im Bank's Charter in 2002, the Bank annually reports on its efforts to foster environmentally beneficial exports, including its renewable energy exports. The Charter requires Ex-Im to describe "the activities of the Bank with respect to financing renewable energy projects undertaken---and an analysis comparing the level of credit - extended by the Bank for renewable energy projects with the level of credit so extended for the preceding fiscal year."[49]

Authorizations: Ex-Im Bank supported $257 million of renewable energy authorizations in fiscal year (FY) 2013, about 30 percent less than FY 2012. This FY 2013 activity included support for exports in wind, solar, biomass and other renewable-energy industries, primarily to Central and Latin America. As illustrated by Figure 34, the Bank's support for renewables remains significantly higher in the period 2010-2013 as compared to 2007-2009.

FIGURE 34: RENEWABLE ENERGY AUTHORIZATIONS BY YEAR (MILLIONS USD)

Fiscal Year	Renewable Energy Authorizations	Percent Change from Prior Year
2013	$257	-28%
2012	$356	-51%
2011	$721	117%
2010	$332	230%
2009	$101	236%
2008	$30	1026%
2007	$2.7	-73%

Source: Ex-Im Bank

Some of the renewable energy transaction highlights of fiscal year 2013 include:

- $92 million supporting exports from the solar photovoltaic (PV) and semiconductor industries, including a rooftop-solar project in Mexico and solar projects in India.
- Nearly $160 million in exports to wind-energy projects, in countries such as Honduras, Costa Rica and a first-time authorization of these products to Uruguay.
- $4 million for exports to projects in the biomass, biodiesel, hydroelectric and renewable-energy, storage sectors.

[49] Ex-Im Bank Charter Sec. 8A(5)v

Section 4E: Foreign Currency Guarantees

INTRODUCTION

A foreign currency guarantee (FCG) refers to an ECA-covered export credit that is denominated in a currency other than the ECA's domestic currency. The OECD rules apply similarly to all transactions, regardless of the currency in which the contracts and/or financing is denominated. Accordingly, ECAs can determine on what basis to provide foreign currency cover (i.e., loans, guarantees, or insurance), and the conditions for such support (e.g., surcharges, interest rate to be covered, and crystallization[53] of the debt in the event of default).[54]

In 2013, the OECD ECAs reported that almost two-thirds of their non-aircraft transactions were denominated in euros (see Figure 35). This figure confirms that commercial bank reported limits on long-term and sizeable U.S. dollar loans persisted in 2013 (see Chapters 3C and 7).

FIGURE 35: CURRENCIES OF NON-AIRCRAFT TRANSACTIONS, 2013


28%
USD
5% CHF
1%
GBP
1%
JPY
1%
NZD
2%
Other*
62%
EUR

*Other includes AUD, BRL, CAD, DKK, HKD, and RUB

[53] In the event of a claim payment by an ECA, crystallization requires that the debt (along with any fees incurred) be converted into its hard currency equivalent. This action is sometimes referred to as conversion. The ECA seeks recovery of the hard currency obligation, and exchange rate risk during the recovery period is borne by the obligor.

[54] However, the use of local currency can be eligible for a premia discount under the OECD Arrangement if certain conditions are met (see Chapter 3C on Premia for details).

Conversely, in 2013 almost all aircraft transactions were denominated in U.S. dollars (see Figure 36). The role of U.S. capital market funding for dollar aircraft sales continued to grow in 2013 from 2012 levels.

FIGURE 36: CURRENCIES OF ASU TRANSACTIONS, 2013


2%
Other**
4%
EUR
94%
USD

**Other includes AUD and CAD

EX-IM BANK POLICY AND PRACTICE

Ex-Im Bank offers foreign currency support through its guarantee and insurance programs. Ex-Im Bank's foreign currency guarantee policy requires that, in the event of default and regardless of whether it is a hard or soft currency,[52] Ex-Im Bank purchases the foreign currency in the event of a default to pay the claim to the lender and then converts (or "crystallizes") the debt obligation of the borrower into a U.S. dollar amount equal to the amount that Ex-Im Bank paid to obtain the foreign currency. This policy effectively shifts the post-claim exchange rate risk from Ex-Im Bank to the obligor.[53]

One aspect of Ex-Im Bank FCG is that it allows for coverage of a U.S. dollar export contract that is financed in a foreign currency. As a practical matter, in 2013, this feature proved to be quite important given dollar liquidity constraints.

[52] Currencies are generally referred to as either hard (readily convertible currencies, such as the U.S. dollar, the euro, or the yen), or soft, (emerging market currencies, such as Brazilian reals or Mexican pesos). Many ECAs distinguish between these two types of foreign currencies for coverage: hard currency cover is typically readily available without crystallization and usually at no additional cost compared to domestic currency coverage, whereas soft currency cover which is available on a case-by-case and/or currency-by-currency basis and usually results in additional ECA considerations on appropriate risks and mitigants (e.g., a surcharge) relevant to the transaction. All G-7 ECAs provide support for export credits denominated in hard currencies.

[53] There are two exceptions to Ex-Im Bank's crystallization/conversion requirement policy. First, with respect to co-financed transactions, Ex-Im Bank may offer cover for euro-denominated debt without the conversion/crystallization requirement. Second, if Ex-Im Bank receives valid evidence that a foreign ECA will provide coverage without conversion for the same transaction, Ex-Im Bank has a matching provision that allows the Bank to provide foreign currency (including soft currency) coverage without the requirement for conversion. Neither of these exceptions has been used to date—in 2012, one of the foreign currency guarantee transactions authorized by Ex-Im Bank involved co-financing; as the loan was dominated in Japanese yen, the co-financing exception was not applicable.

As shown in Figure 37, Ex-Im Bank support for foreign currency transactions has remained fairly stable in aircraft over time. However, given the rise in U.S. dollar capital market financing for aircraft, foreign currency aircraft transactions dropped noticeably in 2013.[34] In addition, Ex-Im Bank supported fewer non-aircraft transactions denominated in foreign currencies. Overall, Ex-Im Bank supported 7 foreign currency guarantee transactions worth a total financed amount of $899 million (compared to 20 transactions valued at about $1.2 billion in 2012). Of the 7 transactions, three supported purchases of large commercial aircraft for airlines located in Turkey, Canada, and Australia; one supported the purchase of a business jet by a buyer in the Slovak Republic. These transactions amounted to $693 million, over two-thirds of the entire volume of Ex-Im Bank's total amount of foreign currency guarantee transactions authorized in 2013, or 77%.

Ex-Im Bank authorized three non-aircraft transactions containing a foreign currency guarantee in 2013, worth $206 million (23% of the total volume of transactions containing a foreign currency guarantee), which was down in number but up in value from foreign currency transactions authorized in 2012 (16 transactions worth $104).

FIGURE 37: EX-IM BANK FOREIGN CURRENCY GUARANTEE TRANSACTIONS, 2007-2013


Air Authorization Amount (Millions USD)
Non-Air Authorization Amount (Millions USD)
Air Number of Transactions
Non-Air Number of Transactions
Number of Transactions
Volume of Transactions (Millions USD)
0
5
10
15
20
$0
$200
$400
$600
$800
$1,000
$1,200
$1,400
$1,600
$1,800
2007
2008
2009
2010
2011
2012
2013

The decrease in the number of Ex-Im Bank's foreign currency guarantee transactions in 2013 is consistent with Ex-Im Bank's overall drop in activity. It is worth noting that Ex-Im Bank does not provide direct loans denominated in foreign currencies.

[34] Although Ex-Im capital market transactions have been denominated in foreign currencies, the market for such bonds is not as deep and attracts a different investor base. Accordingly, buyers interested in pursuing Ex-Im Bank's capital markets option may favor loans denominated in U.S. dollars.

G-7 AND OTHER ECAS' POLICIES AND PRACTICES

In 2014, Ex-Im Bank surveyed ECAs—both OECD and non-OECD—to identify trends in foreign currency guarantee coverage.

For hard currency coverage, Ex-Im Bank is still the only ECA among its G-7 counterparts that does not accept foreign exchange risk under any circumstances, although some ECAs require crystallization on a case-by-case basis or for particular currencies (detailed in **Appendix J**).

G-7 ECAs are willing to accept recoveries in hard currencies because they:

a. have accounts in the foreign currency (e.g. U.S. dollar, euro, and yen);

b. impose a surcharge used to offset possible shortfalls that could arise from currency fluctuations between the domestic and foreign, hard currency;

c. take a portfolio approach to risk management that allows them to cross-subsidize losses with profits resulting from the foreign currency fluctuations; or

d. borrow from their central bank.

Non-G-7 ECAs surveyed responded similarly. None required crystallization on every case. Thus, Ex-Im Bank is the only ECA of those surveyed that requires crystallization for loans denominated in hard currencies.[56]

For soft currency coverage, most ECAs are willing to consider (and several have offered) non-crystallized soft currency support on a case-by-case basis. Some ECAs have found that local laws prohibit crystallization of the debt, thereby rendering provisions for conversion of a local currency debt ineffective if not illegal. See Appendix J for a detailed comparison of ECA foreign currency coverage.

EXPORTER AND LENDER SURVEY AND ROUNDTABLE RESULTS

Of the exporters and lenders surveyed regarding 2013 activity, just 8% (three lenders and one exporter) of respondents reported experience with the foreign currency guarantee program. Lenders and exporters identified the Ex-Im Bank crystallization requirement as a reason for not applying to or withdrawing an application from Ex-Im Bank; however, unlike in years past, no survey respondents reported that Ex-Im Bank's foreign currency guarantee program was less competitive than those offered by other ECAs in 2013.

All of the respondents reported familiarity with Ex-Im Bank coverage of hard currency but only one reported familiarity with Ex-Im Bank coverage of soft currency. Comments from the majority of exporters and lenders familiar with the program's competitiveness suggested that Ex-Im Bank's foreign currency guarantee program is generally on par with that of other ECAs.

[56] While neither G-7 nor select non-G-7 ECAs questioned by Ex-Im reported requiring crystallization for hard currencies as a standard policy, some did express a preference for converting the outstanding debt into their home currency in the event of default.

One feature of the policy that was particularly lauded this year was Ex-Im Bank's willingness to accommodate atypical financing structures and flexibility during the disbursement period.[56] Survey respondents recounted positive experience with regard to this aspect of the FCGP. Nevertheless, some survey respondents reported that Ex-Im Bank's crystallization policy was a notch below those offered by other ECAs in 2013. Although no respondents reported that Ex-Im Bank's crystallization policy negatively affected any of their transactions in 2013, Ex-Im Bank's conversations with lenders throughout the year and in focus group discussions indicate that this issue continues to be problematic.

KEY TAKE-AWAYS

As has been the case for many years, two main factors continue to drive the overall competitiveness of Ex-Im Bank's foreign currency guarantee program: the U.S. dollar's strong position as the world's anchor currency and Ex-Im Bank's strict crystallization policy. Given the former, the latter does not appear to have stimulated significant competitive repercussions for Ex-Im Bank in 2013. The U.S. dollar continues to represent the bulk of foreign exchange reserves as well as the majority of ECA-covered loans. As such, the fact that Ex-Im Bank is unwilling to accept foreign exchange risk did not have a significant impact on Ex-Im Bank's ability to remain competitive with other ECAs in 2013. The Bank's ability to provide flexibility in other aspects of the program, though, proved useful and therefore, the grade for Ex-Im Bank's foreign currency guarantee program in 2013 increased to an "A-/B+."

Section 4F: Services

INTRODUCTION

Services exports are a significant and growing component of U.S. exports. Overall, U.S. services exports reached $682 billion in 2013, a 5% increase from 2012. U.S. services exports represented approximately 30% of all U.S. exports during 2013.[57] The largest volumes of U.S. services exports were categorized as 'other private services' (e.g., business, professional and technical services), travel, and royalties and license fees.[58] As U.S. services exports grew in 2013, U.S. services imports increased by $1.6 billion or 4.2%.[59] Despite growth in services imports, the United States not only maintained, but expanded its trade surplus in services. Compared to 2012, the 2013 U.S. trade surplus in services increased by 12% to reach a total of $231.6 billion. [60]

[56] In 2013, Ex-Im took steps to manage the foreign exchange risk by updating the exchange rate used to the rate available just before the facility became operative, which was many months after deal authorization.

[57] U.S. Commerce Department, Bureau of the Census: http://www.census.gov/foreign-trade/Press-Release/current_press_release/ft900.pdf

[58] U.S. Commerce Department, International Trade Administration, U.S. Export Fact Sheet released February 6, 2014.

[59] U.S. Commerce Department, Bureau of the Census: http://www.census.gov/foreign-trade/Press-Release/current_press_release/ft900.pdf

[60] U.S. Commerce Department, Bureau of the Census: http://www.census.gov/foreign-trade/Press-Release/current_press_release/ft900.pdf

Ex-Im Bank's Charter directs the Bank to offer financing for services exports, regardless of whether the services are associated with the export of goods or are stand-alone services. Specifically, section 2(b)(1)(D) of Ex-Im Bank's Charter states:

> "the Bank shall give full and equal consideration to making loans and providing guarantees for the export of services (independently, or in conjunction with the export of manufactured goods, equipment, hardware, or other capital goods) consistent with the Bank's policy to neutralize foreign subsidized credit competition and to supplement the private capital market."

At $1.5 billion, services exports comprised approximately 12% of the total export value of medium- and long-term transactions supported by Ex-Im Bank in calendar year 2013. Services supported by Ex-Im Bank include rentals & leasing, engineering & consulting, and legal & banking. By offering support for U.S. services exports, Ex-Im Bank is contributing to an important component of the overall U.S. export portfolio, and putting Ex-Im Bank on par with other ECAs vis-à-vis our services policy.

EX-IM BANK'S POLICY AND PRACTICE

Both "stand-alone" services (services that are not part of a capital goods/project-related transaction) and "associated services" (services that are part of a capital goods/project-related transaction) are eligible for Ex-Im support. Figure 38 illustrates how over the last three calendar years, Ex-Im Bank provided financing for over $15 billion in U.S. services exports.

Ex-Im Bank supported approximately $1.5 billion in services exports during calendar year 2013. The industry sectors that received the largest proportion of the financing were rentals and leasing (exports of drilling rigs and similar rentals represented the bulk of Ex-Im services financing at $579.8 million, or about 38% of Ex-Im Bank's total), and engineering & consulting. Figure 38 illustrates a sharp decrease in Ex-Im Bank supported services from approximately $10.9 billion in CY 2012 to $1.5 billion CY 2013. In 2012, there were a handful of very large, services-heavy transactions, a phenomenon which was not repeated in 2013. Rather, the level of the Bank's support for services in 2013 was closer to the level of support for services Ex-Im Bank provided in 2011.

FIGURE 38: SERVICES SUPPORTED BY EX-IM BANK, 2011-2013 (MILLIONS USD)

	2011			2012			2013		
Industry	Stand-Alone	Assoc.	Total	Stand-Alone	Assoc.	Total	Stand-Alone	Assoc.	Total
Rental & Leasing	■	■	■	■	$740.8	$740.8	■	$579.8	$579.8
Engineering & Consulting	$1,169.3	$23.1	$1,192.4	$4,448.3	$3,632.7	$8,080.9	$156.9	$194.6	$351.5
Legal & Banking	$2.0	$8.0	$10.0	■	$95.1	$95.1	■	$253.4	$253.4
Oil & Gas and Mining	$1.6	$874.9	$876.5	$23.6	$220.2	$243.8	$5.4	$131.4	$136.8
Transportation	■	■	■	$110.2	$58.2	$168.5	$66.7	$8.0	$74.7
Other Services	$10.0	■	$10.0	$24.6	■	$24.6	$5.4	$59.3	$64.7
Construction	$500.0	■	$500.0	$62.5	$1,228.0	$1,290.5	$6.8	$16.6	$23.4
Admin. and Support Services	■	■	■	$125.0	$23.0	$148.0	$15.5	■	$15.5
IT & Telecommunications	$219.6	■	$219.6	$45.0	$44.8	$89.8	$3.1	$11.9	$15.0
Medical	■	■	■	$1.3	■	$1.3	■	■	■
Management Services	■	■	■	$64.6	■	$64.6	■	■	■
TOTAL	$2,002.5	$906.0	$2,908.5	$4,905.0	$6,042.8	$10,947.8	$258.8	$1,255.1	$1,514.9

Legal & Banking includes satellite insurance.
Construction includes system installation services.
Other services include satellite launch, printing and educational services.

Ex-Im Bank provided repayment terms of 5-12 years for most associated services exports in CY 2013. These repayment terms reflect the medium- to long-term nature of the financing requirements of large projects with which the goods and services are associated. In contrast, stand-alone services tend to receive short-term (less than 2 years) support because of the nature and shorter useful lives of these services compared to associated services.

During CY 2013, the Bank conducted a Congressionally-mandated review of its content policy.[61] One of the areas identified for further exploration was the codification of a services content policy. The process is currently ongoing, but the Bank plans to provide an update in next year's Competitiveness Report.

[61] Please refer to Chapter 5 for additional information on Ex-Im Bank's content policy.

ECAS' POLICIES AND PRACTICES

Ex-Im Bank surveyed ECAs, both OECD and non-OECD, in CY 2012 to identify trends in support of services exports. Bank staff requested a 2013 update from those ECAs who participated in the 2012 survey. As in 2012, most G-7 ECAs were unable to provide specific details on the nature or volume of their support for services exports because of system limitations. However, among OECD ECAs that were able to report on services export volume, Ex-Im Bank had the highest volume of services exports (12% of its portfolio). Much like Ex-Im, the other G-7 ECAs offer repayment terms based on the useful life of the services or associated goods export.

Responses received from OECD ECAs (outside the G-7) indicated a willingness to cover stand-alone services exports, although they noted that on the whole, most services exports were associated with a goods export. Non-OECD ECA respondents stated that they did not offer cover for stand-alone services exports, but that they offer cover for services exports associated with goods exports. One non-OECD ECA reported that services comprise more than 50% of their export portfolio.

Among ECAs that have data on the nature of their services support, they indicated that engineering services accounted for the vast majority of services financing. Other service areas that received ECA financing in CY 2013 include: machinery maintenance, construction, design, feasibility studies, shipping and management.

EXPORTER AND LENDER SURVEY AND ROUNDTABLE RESULTS

According to the 2013 exporter and lender survey, of those respondents that had experience with services exports, most found Ex-Im Bank's support for services to be slightly better than the average support offered by other ECAs, especially services provided in connection with long-term transactions. Exporters and lenders also found the availability and flexibility of Ex-Im Bank's services support to be slightly better than other ECAs. One exporter expressed his frustration with the Bank's content policy as it applies to services stating "Ex-Im Bank's inability to determine U.S. content for service export financing effectively makes a service financing program unworkable."

KEY TAKE-AWAYS

Services continue to represent a growing segment of the U.S. export portfolio, and a substantial portion of Ex-Im Bank's export portfolio. In CY 2013, Ex-Im Bank supported the export of $1.5 billion worth of services exports, primarily in the "rental and leasing" areas. Comparing Ex-Im Bank to all other ECAs, Ex-Im earned an "A-/B+" for services policy competitiveness in CY 2013. This grade reflects the fact that users of the Ex-Im Bank's services policy consider it to be slightly more competitive than those of other G-7 OECD ECAs, while also acknowledging their critique that the Bank needs to establish a more transparent content policy as it relates to services.

Section 4G: Trade-related Tied and Untied Aid

INTRODUCTION

For over 20 years, tied aid has been a competitive issue for U.S. exporters. While the degree and scope of those concerns were greatly diminished by the introduction in 1991 of multilateral rules that restrict donor use of tied aid for commercial or trade purposes, tied aid may still be offered by certain donor governments for commercial gain. In addition, U.S. exporter concerns about the potential use of trade-distorting untied aid have resulted in U.S. efforts to promote OECD transparency provisions surrounding untied aid offers that allow the United States to remain vigilant to the potential impacts of untied aid on U.S. exporter competitiveness. In 2013, OECD tied and untied aid were not commonly reported as having a competitive impact on specific export prospects by U.S. exporters.

Nevertheless, non-OECD countries use significant amounts of tied aid to promote their exports and serve their national interest. Evidence from news sources suggests that China in particular has increased its concessional finance over the past three years and may now be the largest provider of concessional finance in the world.

The U.S. Government seeks to deter trade-distorting tied aid offered by foreign ECAs and promote transparency in the use of both tied and untied aid. This chapter both details competitive issues pertaining to the use of tied and untied aid and contains information that addresses the tied aid reporting requirements of Ex-Im Bank's Charter.[63]

IMPLEMENTATION OF THE OECD ARRANGEMENT RULES GOVERNING TIED AND PARTIALLY TIED AID: OVERVIEW AND DEFINITIONS OF THE VARIOUS TYPES OF AID

"Tied aid" is a concessional, trade-related aid credit provided by a donor government to induce the borrower to purchase equipment from suppliers in the donor's country. Tied aid is typically offered as a component of development assistance to the recipient country. Tied aid can distort trade flows when the recipient country makes its purchasing decision based on the bidder offering the cheapest financing rather than the best price, quality or service. The potential for trade distortion is most serious in cases where a donor government

[63] Sections 10(g) and 8A(a)(3) of the Export-Import Bank Act of 1945, as amended, require Ex-Im Bank to submit a report to Congress on tied aid. Congress specifies that the report contain descriptions of the following: (a) the implementation of the OECD Arrangement rules restricting tied and partially untied aid credits for commercial purposes, including notification requirements and consultation procedures; (b) all principal offers of tied aid credit financing by foreign countries, including information about offers notified by countries who are Participants to the Arrangement, and in particular, any exceptions under the Arrangement; (c) any use of the Tied Aid Credit Fund by the Bank to match specific offers; and (d) other actions by the United States Government to combat predatory financing practices by foreign governments, including additional negotiations among participating governments to the Arrangement.

provides relatively low concessionality[43] tied aid financing for commercially viable[44] projects. Under these circumstances, a donor government's tied aid offer may be used as an attempt to "buy" a sale for its national exporter through the provision of an official subsidy to a recipient country. This action can establish a foothold for the exporter in the market and bias future purchases in favor of donor country technology, thereby creating long-term international trade advantages.

TIED AID AND DEFINITIONS

Tied aid can take the form of a grant (either offered as a pure grant or a mixed credit—a grant plus a standard export credit) or a "soft" loan (offered as a long-term loan bearing a low interest rate and/or extended grace period).

The OECD Participants have agreed to a set of rules known as the Helsinki Rules or Disciplines. These rules govern *Helsinki-type tied aid*, the form of tied aid that most distorts trade flows. The Helsinki Disciplines can be summarized as follows: (1) no tied aid for commercially viable projects;[45] (2) tied aid must be notified to OECD Members at least 30 business days before the country makes a financing commitment; (3) no tied aid for upper-middle income and high-income countries—defined as those with a per capita Gross National Income (GNI) at or above $4,086 and $12,615, respectively, with this figure updated yearly because it is based on annually-adjusted World Bank income classification criteria, see Annex B and Annex C of this chapter for details; and (4) tied aid offers must have a minimum concessionality level of 35% (see Figure 39).

"Non-Helsinki-type" tied aid includes all other tied aid offers excluded from "Helsinki-type" tied aid. These are (1) *de minimis* projects (valued at less than approximately $3 million), (2) grants or near-grants (at least 80% concessionality), and (3) partial grants (at least 50% concessionality) that are offered to UN-declared Least Developed Countries or LDCs.

Official Development Assistance (ODA), or aid, is concessional financial support of which at least 25% is intended to carry no repayment obligations, (i.e., contains a 25% grant element). The vast majority of U.S. ODA is 100% pure grant, such as grants from United States Agency for International Development (USAID). Aid from a donor government to a recipient government that supports the purchase of specific goods and/or services from local, donor country, and/or third country suppliers and is necessary for the completion of an investment or specific project is considered trade-related. ODA can be tied or untied to procurement from the donor's country.

[43] The term "concessionality" refers to the total value of the subsidy being provided by the donor to the recipient country for any one project or purchase. For example, if a country receives a grant of $100 million for a $100 million project, the concessionality level of this aid would be 100%, whereas a grant of $35 million combined with a traditional export credit for the remaining $65 million would have a concessionality level of 35%.

[44] "Commercially-viable" means that a project can service market-term or standard Arrangement-term financing over 10-15 years, depending on the type of project.

[45] Commercial viability, which OECD members determine on a case-by-case basis, has two components: (1) financial viability, which refers to a project's ability to service market-term, or standard Arrangement-term, financing over 10-15 years (depending on the type of project); and (2) the general availability of ECA financing for such a project. See Annex D and Annex E of this chapter for details.

Untied aid differs from tied aid in that it is not formally conditioned on the purchase of equipment from suppliers in the donor country. Hence, recipients of untied aid funds can use the funds to purchase goods from suppliers outside of the donor's country.

FIGURE 39: SCOPE OF OECD HELSINKI DISCIPLINES


100%
50%
35%
0%
Concessionality Level
Highly Concessional Tied Aid
De Minimis Tied Aid
Helsinki-type Tied Aid
Prohibited
2 million SDRs (Special Drawing Rights)

IMPLEMENTATION OF THE OECD ARRANGEMENT

The Helsinki Disciplines agreed to by the Participants to the OECD Arrangement in 1991 went into effect in February 1992. Since that time, the use of tied aid for commercially-viable projects has significantly declined.

The OECD tied aid rules have helped reduce tied aid from OECD countries to an annual average of about $5 billion. This is down from an estimated average of $10 billion annually prior to 1992. Almost all remaining tied aid volumes have been re-directed away from commercially-viable sectors and toward commercially non-viable sectors.

With respect to untied aid, historical concerns regarding the implicit tying of untied aid prompted the United States to seek the same disciplines for untied aid that were agreed for tied aid. Donor and recipient countries resisted U.S. efforts to discipline untied aid, claiming that untied aid did not pose a serious threat to free trade and that disciplines for untied aid would only reduce much needed aid to developing countries. However, in 2005, the OECD agreed to a transparency agreement for untied aid that requires OECD Members to (a) notify project loan commitments at least 30 days prior to the opening of the bidding period (to allow for international competitive bidding); and (b) report the nationalities of the bid winners on an annual ex-post basis.

CURRENT STATUS OF OECD TIED AND UNTIED AID ACTIVITY

As indicated in Figures 40 and 41 the volume of Helsinki-type tied aid held steady, declining 2% to approximately $4.3 billion in 2013.[98] The number of Helsinki-type tied aid notifications, however, decreased by 26% in 2013 to 109 notifications from 148 in 2012. Helsinki tied-aid was channeled into fewer, higher volume projects in 2013 but largely stayed within historical levels.

Non-Helsinki tied aid slightly declined to $1.5 billion from $2.2 billion in 2012. Of this $1.5 billion, most transactions were funded entirely by grants from the donor country.

The most significant development of OECD activity is with respect to untied aid. Untied aid rebounded from 2012 levels, reaching a 20 year high of $22.3 billion. In 2013, more than three times as much untied aid was issued as tied aid. Given the rise in the volume of untied aid, the need for transparency to prevent de facto tying of untied aid has grown considerably and remains a competitive concern. Although data on sourcing of untied aid is not available for 2013, past data suggests that OECD procedures have been effective at preventing de facto tying. In 2012, 94% of all notified untied aid projects were awarded through international competitive bidding procedures. Further in 2013 only 12% of untied aid by volume was awarded to firms from donor countries. However, while recipient country bidders often won contracts being funded with untied aid, anecdotal information and donor country policies reveal that donor country exporters are often included as partners or subcontractors to the recipient country's main contractor. This particular form of *de facto* tying is not captured by current OECD transparency procedures and may be the subject of future analysis.

FIGURE 40: AID CREDIT VOLUME BY TYPE, 1991-2013



Untied
Helsinki Tied
Total non-Helsinki
Billions USD
30
25
20
15
10
5
0
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013

[98] Please note all figures in this chapter are based on preliminary data.

FIGURE 41: NUMBER AND VOLUME OF HELSINKI-TYPE TIED AID NOTIFICATIONS, 2008-2013 (MILLIONS USD)

	2008	2009	2010	2011	2012	2013
Helsinki-type Tied Aid Notifications (Number)	133	156	135	136	148	108
Helsinki-type Tied Aid Notifications (USD)	$7,432	$4,625	$7,832	$6,973	$4,445	$4,355

NON-OECD TIED AND UNTIED ACTIVITY

Whereas OECD countries are bound to well-defined rules and notification standards for tied aid, non-OECD countries can legitimately offer tied aid support that falls outside the limits of OECD regulations and does not require any notification.

The steady drumbeat of exporter concerns regarding the competitive impact that non-OECD—and specifically Chinese—concessional financing has on U.S. exporter competitiveness led to an extensive research effort aimed at clarifying this issue for the 2013 Competitiveness Report.

For this year's report, Ex-Im Bank adopted a two-fold strategy to obtain information on non-OECD activity. First, Ex-Im Bank reached out to stakeholders in recipient countries for information on transactions where tied aid was reported as being offered by foreign competitors to the detriment of U.S. exporters.[67] Second, Ex-Im Bank conducted a methodical search of press articles identifying lending carried out by the Chinese government in more than 90 countries using formal criteria for determining concessionality.[68]

The results of this exercise suggest that China was the single largest provider of tied aid in 2013 when compared to the OECD ECAs. Ex-Im Bank identified $21 billion worth of reported Chinese concessional lending in 2013 which is more than three times the combined tied aid offered by all OECD countries over the same period. Of this, $16.3 billion was determined to be tied to Chinese suppliers (Figure 42).[69] Most of this lending was issued to Africa although Latin America and Eastern Europe figured prominently as well (Figure 43). Further, as the press articles did not account for the entirety of Chinese lending and the exercise did not account for all countries in which China is active, these figures represent conservative estimates of Chinese aid offers in 2013. The actual total is likely quite higher.

[67] Ex-Im distributed a survey inquiring about financial terms to every U.S. embassy in Sub-Saharan Africa as well as select embassies in East Asia. This survey was also circulated via the AESEAN Business Council to relevant stakeholders and administered to select foreign buyers and U.S. exporters.

[68] See Appendix K for a full description of Ex-Im Bank's methodology on China research.

[69] Transactions were determined to be tied if they were offered through China Ex-Im Bank or if Chinese companies were confirmed to supply services or goods for the project.

Through press articles and interviews Ex-Im Bank encountered several large infrastructure loans with tenors between 20-25 years, a typical seven year grace period, and interest rates between zero and 3%. These terms correspond to low-concessional loans which are the most distortionary from a trade perspective and would likely fall outside the range permitted by OECD disciplines. Concessional loans with large grant components were usually found to be for relatively small transactions—in all except three cases these transactions were $50 million or less.

The large size of China's concessional financing suggests that non-OECD loans currently account for the majority of tied-aid U.S. exporters are likely to face in developing countries.

FIGURE 42: NUMBER AND VOLUME OF CHINESE TRANSACTIONS IDENTIFIED AS CONCESSIONAL (MILLIONS USD)

	Concessional Lending (Volume)	Concessional Lending (Number)	Tied Concessional Lending (Volume)	Tied Concessional Lending (Number)
2012	$15,934	31	$3,244	12
2013	$21,085	44	$16,306	18

FIGURE 43: REPORTED CHINESE CONCESSIONAL LENDING BY REGION (2012-2013)


1% Central Asia
7% South Asia
6% South America
3% Oceania
3% Middle East
10% Europe
1% East Asia
4% Central America
12% Caribbean
53% Africa

EX-IM BANK'S POLICY AND PRACTICE

Ex-Im Bank strictly applies the Helsinki Disciplines and is more stringent than most other OECD members in that it does not initiate tied aid for commercial purposes. Ex-Im Bank has a Tied Aid Capital Projects Fund (TACPF), which it can use in consultation with the U.S. Department of the Treasury to match competitor tied aid offers as long as the following guidelines are met:

1. A series of multilateral and/or domestic efforts (e.g., no-aid agreements, preliminary offer of "willingness to match," actual offer of matching) that attempt to get competitors to drop consideration of tied aid use and/or let tied aid offers expire for projects of interest to U.S. exporters have been made.

2. A set of "multiplier" criteria (e.g., prospect of future sales without the need for tied aid) that attempt to limit tied aid support to those transactions whose benefits extend beyond that particular project, but can be expected to generate future benefits, as well, have been developed.

Historically, exporters and lenders have had difficulty meeting the requirements necessary to match foreign tied aid. Proving that the authorization of a tied aid transaction will secure future transactions financed on commercial terms can be difficult as many of the tied aid recipient countries rely heavily on concessional financing. Furthermore, obtaining terms as evidence for matching in non-OECD transactions can prove challenging given the lack of transparency in these offers. Finally a lack of awareness among exporters of the Bank's procedures to counter foreign tied aid further hamstrings Ex-Im Bank's effectiveness—if exporters do not request the Bank's assistance in combating tied aid then the Ex-Im Bank is unable to bring its tools to bear. No matching authorizations have been issued since 2011 (Figure 44).

Ex-Im Bank does not have an untied aid program.

FIGURE 44: EX-IM BANK MATCHING OF OECD FOREIGN TIED AID OFFERS

	2013	1992-2002	2003-2013
Total matching offers	0	46	4
U.S. wins	0	19	2
U.S. losses	0	24	1
Outstanding, no decision	0	3	1

Over the past 15 years, the Bank has seen a significant decline in the number of tied aid offers it has issued, as compared to 1992-2002 (Figure 45). Ex-Im Bank has approved only two tied aid transactions in the past five years – one for a waste water treatment plant in Sub-Saharan Africa, approved in 2008, and one for a fire truck transaction in Indonesia approved in 2011. The TACPF was not used in 2013. The fund totaled approximately $179 million at the end of 2013.

In 2013 Ex-Im Bank received many reports from exporters of tied-aid offers issued by non-OECD countries. However, none of these exporters formally requested a matching offer from the Bank often due to the difficulties associated with obtaining evidence of foreign terms and meeting Ex-Im Bank matching requirements.

FIGURE 45: U.S. TIED AID AUTHORIZATIONS BY YEAR, 1996-2013


Number of Matching Offers/Authorizations
Year

TRENDS IN OECD TIED AID ACTIVITY

Specific trends in 2013 with respect to Helsinki-type tied aid included:

- The volume of OECD Helsinki-type tied aid remained largely the same while the number of transactions declined significantly.
- In 2013, Korea overtook Japan as the largest donor of tied aid as Japan scaled back its tied aid financing by nearly 50%. (see Figure 46 and 47).
- In terms of number of transactions, Austria was again the largest issuer of tied aid (50 transactions), with Korea a distant second (22 transactions). This is consistent with our findings from previous years (see Figures 48 and 49).
- Untied aid rebounded significantly from a 2012 decline, increasing 50% by volume to a 20 year high of $22.3 billion.
- Japan reported the largest number of untied aid transactions in terms of volume and number of transactions ($12.3 billion, 47 transactions). Japan greatly increased its untied aid transactions and decreased its tied aid transactions compared to 2012 ($1.7 billion in tied and $9.1 billion in untied) apparently shifting development financing further into untied aid programs. Japan remained the largest provider of untied aid, although not by as large a margin as the 2008-2012 period (see Figures 50 and 51).
- France and Germany reported the second and third largest volumes of untied aid financing respectively. France significantly increased its untied aid, nearly doubling it by volume ($7.8 billion in 2013 versus $4.4 billion in 2012).

FIGURE 46: HELSINKI-TYPE TIED AID NOTIFICATIONS BY DONOR (BY VALUE), 2013


13%
Spain
11%
Austria
5% Belgium
3% Denmark
19%
France
1% Hungary
18% Japan
30%
Korea

FIGURE 47: HELSINKI-TYPE TIED AID NOTIFICATIONS BY DONOR (BY VALUE), 2008-2012


21%
Korea
4% Portugal
6%
Spain
9%
Austria
4% Belgium
3% Denmark
8%
France
1% Hungary
44%
Japan

FIGURE 48: HELSINKI-TYPE TIED AID NOTIFICATIONS BY DONOR (BY NUMBER OF TRANSACTIONS), 2013



7% Belgium
4% Denmark
46%
Austria
7%
France
2% Hungary
4% Japan
10%
Spain
20%
Korea

FIGURE 49: HELSINKI-TYPE TIED AID NOTIFICATIONS BY DONOR (BY NUMBER OF TRANSACTIONS), 2008-2012



10%
Belgium
5% Denmark
4% France
1% Hungary
3% Japan
41%
Austria
15%
Korea
12%
Spain
9%
Portugal

FIGURE 50: UNTIED AID NOTIFICATIONS BY DONOR (BY VALUE) 2013


0% Korea
35%
France
55%
Japan
8% Germany
2% Italy

FIGURE 51: UNTIED AID NOTIFICATIONS BY DONOR (BY VALUE) 2008-2012


0% Korea
16%
France
79%
Japan
5% Germany
0% Italy

EXPORTER AND LENDER SURVEY AND ROUNDTABLE RESULTS

Out of 52 respondents only seven (13%) indicated that they had encountered competition backed by tied aid financing. This figure is consistent with results from 2012 with 14% of respondents reporting foreign tied aid financing. Interestingly, only 23% of respondents indicated that they were aware of Ex-Im Bank's tied aid matching program and only one firm indicated that it had investigated using Ex-Im Bank tied aid. The lack of awareness among exporters and lenders of the Bank's tied aid matching program in addition to the decrease in foreign tied aid may explain the lack of exporter demand for its use.

KEY TAKE-AWAYS

The OECD rules have stabilized tied aid levels and resulted in few instances of competitive concerns in 2013. With respect to untied aid, transparency provisions reveal that international competitive bidding procedures have limited the prospects for de facto tying between donors and recipients. Although more work can be done to explore in detail the subcontracting of untied aid, at this point competitive concerns appear limited.

With respect to tied aid offered by non-OECD countries, the lack of transparency with respect to the volume and terms of the tied aid and absence of a governing body of rules to level the playing field for U.S. exporters does trigger competitive fears, especially in light of the enormity of Chinese aid relative to that of other donors. The unregulated and opaque nature of non-OECD tied aid offers makes them particularly difficult for Ex-Im Bank's tied aid matching fund to combat. Hence, while the OECD rules have successfully reduced the use of tied aid by OECD members and no specific tied aid transaction was brought to Ex-Im Bank in 2013 for matching, the difficulties associated with the Bank's matching process, in particular with respect to matching non-OECD tied aid offers, could potentially yield a negative impact on U.S. exporters.

Annex B: Key Markets Where Tied Aid is Prohibited

Key Markets Where Tied Aid is Prohibited	
East Asia and Pacific*	China, Hong Kong (China), Malaysia, Singapore, Thailand
Europe and Central Asia	Bulgaria, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Poland, Romania, Russian Federation, Slovak Republic
Latin America and Caribbean*	Argentina, Chile, Colombia, Jamaica, Mexico, Panama, Uruguay, Venezuela
Middle East and North Africa*	Algeria, Bahrain, Israel, Jordan, Kuwait, Lebanon, Oman, Qatar, Saudi Arabia, Tunisia, Turkey, United Arab Emirates
South Asia*	Malaysia
Sub-Saharan Africa*	Botswana, Gabon, South Africa

*These markets are not eligible for tied aid because their Gross National Income (GNI) per capita for at least two consecutive years was sufficient to make them ineligible for 17-year loans from the World Bank.

Annex C: Key Tied Aid Eligible Markets

Key Tied Aid Eligible Markets	
East Asia and Pacific	Indonesia, Philippines, Vietnam
Europe and Central Asia	Ukraine
Latin America and Caribbean	El Salvador, Paraguay
Middle East and North Africa	Morocco
South Asia	India, Pakistan, Sri Lanka
Sub-Saharan Africa	Angola, Ghana, Kenya

Note: In addition to OECD tied aid eligibility, the U.S. Government has developed criteria to apply to tied aid requests to determine whether tied aid can be made available (e.g., follow on sales criteria and "dynamic market" evaluation).

Annex D: Projects Generally Considered Commercially Viable

Projects Generally Considered Commercially Viable (Helsinki-Type Tied Aid Prohibited)	
Power	Oil-fired power plants Gas-fired power plants Large hydropower plants Retrofit pollution-control devices for power plants Substations in urban or high-density areas Transmission and/or distribution lines in urban or high-density areas
Energy Pipelines	Gas transportation and distribution pipelines Gas & oil transportation pipelines
Telecommunications	Equipment serving intra- and inter-urban or long-distance communications Telephone lines serving intra- and inter-urban or long-distance communications Telephone lines serving internet or intranet system Switching equipment serving urban or high-density areas Radio-communications equipment serving urban or high-density area Air traffic control equipment

Projects Generally Considered Commercially Viable (Helsinki-Type Tied Aid Prohibited)	
Transportation	Freight railroad operations (locomotives, cars, signaling)
Manufacturing	Manufacturing operations intended to be profit-making Privately-owned manufacturing operations Manufacturing operations with export markets Manufacturing operations with large, country-wide markets

Annex E: Projects Generally Considered Commercially Non-Viable

Projects Generally Considered Commercially Non-Viable (Helsinki-Type Tied Aid Permitted)	
Power	Power projects that are isolated from the power grid Distribution lines to low-density, rural areas Some transmission lines to low-density, rural areas District heating systems Renewable energy (e.g., geothermal power plants, small wind turbine farms, small hydropower plants connected with irrigation)
Telecommunications	Telephone switching equipment serving low-density, rural areas Switching equipment serving low-density, rural areas Radio-communications equipment serving low-density, rural areas
Transportation	Road and bridge construction Airport terminal and runway construction Passenger railroad operations (locomotives, cars, signaling) Urban rail and metro systems
Manufacturing	Highly-localized, small scale cooperatives Highly-localized, small scale food processing Highly-localized, small scale construction supply
Social Services	Sewage and sanitation Water treatment facilities Firefighting vehicles Equipment used for public safety Housing supply School supply Hospital and clinic supply

Section H: Ex-Im Bank's Major Program Competitiveness

In 2013, Ex-Im Bank's major program structures were considered moderately to generally competitive with their G-7 ECA counterparts and earned an average grade of "A-" (Figure 52). Project finance maintained its "A+" rating. Large aircraft decreased its grade to "A" from an "A+" rating in 2012. Additionally, with respect to co-financing, Ex-Im Bank was moderately to generally competitive ("A-/B+") with the co-financing programs of the major ECAs. The Bank's overall environment policy maintained its 2012 rating of an "A-/B+" in 2013. Foreign currency guarantee increased its rating from a "B" in 2012 to an "A-/B+" in 2013. Services support remained at an "A-/B+".

FIGURE 52: GRADING OF EX-IM BANK'S MAJOR PROGRAM COMPETITIVENESS, 2013

Key Elements	Grade
Long-Term Aircraft	A
Interest Rate Level	A+
Percentage of Cover	A
Risk Capacity	A
Medium-Term Aircraft	A
Project Finance	A
Core Program Features	A
Repayment Flexibilities	A
Co-Financing	A-/B+
Bilateral Agreements	B
Flexibility in One-Off Deals	A
Environment	A-/B+
Environmental Guidelines	A-/B+
Environmental Exports Program	A
Carbon Policy	B
Foreign Currency Guarantee	A-/B+
Availability of Hard Cover	A
Availability of Soft Cover	A
Accepts Exchange Rate Risk	B-/C+

Key Elements	Grade
Services	A/B+
Availability	A/B+
Flexibility	A/B+
Total Average Grade	A

The rating for Ex-Im Bank's economic philosophy and tied aid remained the same as 2012 (Figure 53). For these issues, the report only notes the direction (positive, neutral, or negative) of their potential competitive impact on individual transactions.

FIGURE 53: DIRECTION OF COMPETITIVE IMPACT OF U.S. ECONOMIC PHILOSOPHY, 2013

Areas Affected by U.S. Economic Philosophy	Potential Case-Specific Impact
Tied Aid (de jure or de facto)	Negative

CHAPTER 5: PUBLIC POLICIES – STAKEHOLDER CONSIDERATIONS

Congress established Ex-Im Bank as a tool to promote U.S. job growth by filling certain financing gaps unmet by commercial lenders. These gaps generally occur when either foreign governments provide export credits in support of their own exporters or private sector lenders are constrained by risk, term or capacity limitations. Congress's purpose in establishing Ex-Im Bank – a public institution performing a traditionally commercial role – is to ensure that creditworthy transactions have access to competitive financing so that the U.S. economy can realize the robust job growth associated with export success. In short, when Ex-Im Bank addresses financing shortcomings by leveling the playing field or complementing private sector financing sources for creditworthy transactions, U.S. exporters are afforded the opportunity to compete on pricing, technical, and other pure market factors.

Nonetheless, as a public institution, Ex-Im Bank financing is conditioned on addressing public policy considerations mandated by Congress. Such conditions differ from conditions that foreign ECAs attach to their financing, and are in some instances are unique to Ex-Im Bank. This Report focuses on the following three public policy considerations that have the potential to impact U.S. exporter competitiveness:

- The economic impact mandate requires Ex-Im Bank to evaluate both the potential positive (e.g., benefit of the export) and negative (e.g., displaced U.S. production) effects of its financing on the U.S. economy. On April 1, 2013, the Bank implemented the new economic impact procedures and methodological guidelines. In the revised procedures, the Bank expanded the scope of transactions subject to detailed economic analysis by including foreign buyers who will use U.S. aircraft exports to offer passenger aircraft services. If the economic impact evaluation yields a net negative finding, the Bank can use it as a basis for withholding Ex-Im Bank support.

  Similar economic impact review is not a condition for support required of any foreign ECA. As a result, Ex-Im Bank's economic impact review is considered to have a negative impact on competitiveness because it is unique to Ex-Im Bank. Nevertheless, Ex-Im Bank strives to balance the economic impact provisions of the Charter against U.S. exporter competitiveness. As such, every economic impact analysis takes into account the competitive landscape of the transaction. For details and information on 2013 Economic Impact Activity see Annex 5A – Economic Impact.

- Content and local costs: The following three facets of the Bank's content policy could affect the level of support for any medium- or long-term transaction:

- *U.S./domestic content*: the amount of the export that originates in the United States.
- *Foreign content*: any portion of the export that originates outside both the U.S. and the foreign buyer's country.
- *Local costs*: project-related costs, goods and/or services, which are incurred and originated in the buyer's country.

Although the OECD Arrangement is silent on both domestic and foreign content rules, OECD ECAs have created domestic and foreign content policies that are distinctive and designed to reflect the OECD ECA's mission as well as the political and economic environment in which each ECA operates. In contrast, the Arrangement provides guidance on local cost support and therefore OECD ECA's local cost policies are more closely aligned.

Ex-Im Bank relies on the U.S. content of an export to function as a proxy for the support of U.S. jobs. The level of Ex-Im Bank financing available is contingent upon the amount of U.S. content in the export. This approach encourages U.S. exporters to maximize U.S. content. Other ECAs do not have a jobs mandate, but rather may choose to support a transaction if it is deemed to advance their country's "national interests." The definition of what constitutes "national interests" varies from ECA to ECA, but the list broadly includes the following: development of preeminent industries and technologies, indirect job support resulting from future sales, the potential for future follow-on sales, and future employment opportunities as the result of the procurement of parts and technology from a domestic parent company. Ex-Im Bank's relatively narrow focus on jobs creates a tension between the Bank's mission and its competitiveness compared to other ECAs.

Ex-Im Bank is able to provide support for up to 30% of the Net Contract [70] to support locally originated and/or manufactured goods and services in compliance with the OECD Arrangement.[71] The availability of local cost support for medium-and long-term transactions reflects the fact that, often, some amount of local labor and materials may be necessary to efficiently assemble, install, or establish aspects of the project associated with the U.S. export. In 2011, Ex-Im Bank broadened the availability for local cost support for long-term transactions. The 2011 change made financing available for local costs that are beneficial to the project as a whole, and no longer limited to costs directly associated with the U.S. exporter's contract. This approach has made Ex-Im more competitive vis-à-vis other OECD ECAs.

The U.S.-flag shipping requirement is based on Public Resolution 17 (PR-17) of the 73rd Congress concerning transport of certain U.S. Government agency supported export cargos. Shipping on U.S.-flag

[70] The Net Contract or U.S. export contract includes U.S. content and eligible foreign content.

[71] According to the OECD Arrangement, for transactions less than SDR (Special Drawing Rights) 10 million, where Appendix I of the Arrangement applies (Renewable Energy Sector), local costs may not exceed 45%. In CY 2013, one ECA notified the OECD that under the renewable energy sector one project's local costs exceeded 30%.

vessels is required for direct loans and certain guaranteed transactions that would be eligible for direct lending. If cargo subject to U.S.-flag shipping is transported on a non-U.S.-flag vessel, the transaction is ineligible for Ex-Im Bank support unless the exporter obtains a certification or determination from the Maritime Administration of the Department of Transportation (MARAD).

Though some other countries used to impose a similar national shipping requirement for exports supported by their government-sponsored ECAs, only the U.S. continues to do so. U.S. exporters and banks contend that arranging U.S.-flag transport typically results in higher costs or delays, which pose hurdles not shared by foreign competitors. For this reason, the PR-17 national shipping requirement can adversely impact the competitiveness of U.S. companies whose products require ocean-borne transport. For details and information on 2013 shipping activities see Annex 5C – U.S. Shipping Requirements.

EX-IM BANK'S PUBLIC POLICY COMPETITIVENESS

Ex-Im Bank follows a set of public policy requirements that define the boundaries of where and how Ex-Im Bank can offer support to U.S. exports. These requirements set Ex-Im Bank apart from other ECAs because, of the three policies, only foreign content and local costs have similar counterparts within other ECAs. And of foreign content and local cost, only the local cost component is governed by the OECD. Therefore, the potential impact of these factors on case-specific competition has ranged from extremely positive to extremely negative. Figure 54 displays the directional influence of those public policies on the Bank's competitiveness in 2013.

FIGURE 54: GRADING OF EX-IM BANK'S PUBLIC POLICY COMPETITIVENESS, 2013

Policy	Do G-7 ECAs Have a Similar Constraint? (Yes/No)	Potential Impact on Case-Specific Competitiveness
Economic Impact	No	Negative
Foreign Content	Yes	Extremely Negative
Local Costs	Yes	Extremely Positive
Shipping - PR-17	No	Slightly Negative
Overall Assessment		Negative

Annex 5A: Economic Impact

INTRODUCTION

In accordance with the Ex-Im Charter, the Bank reviews all applications on a case by case basis for adverse economic impact on industry or employment in the United States. The Bank determines whether its support would cause substantial injury to U.S. industry or enable production of a product that is subject to a trade measure.

EX-IM BANK'S POLICY AND PRACTICE

The economic impact requirement was first incorporated into Ex-Im Bank's Charter in 1968 and has been subsequently modified nine times. In May 2012, Congress mandated the Bank to develop and publish methodological guidelines for conducting economic impact analyses. In November 2012, the Board of Directors considered and approved the revised procedures and methodological guidelines, which went into effect on April 1, 2013. The review and resulting procedures drew heavily from the Bank's experiences over the previous decade and incorporated considerable stakeholder feedback, including input from the U.S. export community, U.S. industry, independent experts, members of Congress and affected industries, and other U.S. government agencies.

EX-IM BANK SUMMARY DATA

As shown in Figure 55, the Bank "acted on"[72] 255 medium- and long-term applications in CY 2013. Of the 255 applications, 192 were applications for medium- and long-term loans and guarantees at the preliminary commitment and final commitment stages, and 63 were medium-term insurance applications.

FIGURE 55: APPLICATIONS "ACTED ON" BY EX-IM BANK, 2009- 2013

	2009	2010	2011	2012	2013
Long- and Medium- Loans and Guarantees[73] (Commercial passenger aircraft)	218	192	228	174	192 (32)
Medium Term Insurance (Commercial passenger aircraft)	106	144	116	104	63 (NA)
Total Long- and Medium-Term Transactions- (Commercial passenger aircraft)	324	336	344	278	255 (32)

Source: Ex-Im Bank Data

As shown in Figure 56, in 2013 103 applications involved the export of capital goods and services that would enable increased production of an exportable good or provision of passenger airline services. In 2013, of all the cases the Bank acted on, eight were subject to a detailed economic impact analysis. The eight cases supported foreign production of exportable goods - none were commercial passenger aircraft cases. Seven of the eight cases yielded a net positive economic impact finding (i.e., there was no adverse economic impact on U.S. industry or employment) and were approved by Ex-Im Bank's Board of Directors. The remaining case, which involved equipment that would be used to manufacture products for which U.S. trade sanctions were in effect, was subsequently withdrawn as Ex-Im Bank is prohibited from providing support for such cases and the exporter did not wish to pursue an exception from the prohibition.

[72] "Acted on" refers to transactions the Bank authorized, denied, or withdrew. Note, this number differs from the number of reported authorizations for the year. "Acted on" cases are higher than authorizations as this measure may include cases that the Bank did not support.
[73] Includes preliminary and final commitments.

As shown in Figure 56, these eight cases accounted for approximately 3.1% of total acted on cases in CY 2013. Hence, detailed economic impact analyses affected a relatively narrow portion of the Bank's activity.

FIGURE 56: "ACTED ON" APPLICATIONS CAPTURED BY ONE OR MORE ECONOMIC IMPACT SCREEN, 2009- 2013[74]

Number of Long- and Medium-Term Applications	2009	2010	2011	2012	2013
New or Expanded Production of a good or applicable service (Commercial passenger aircraft)	88	118	135	98	103 (17)
Percent of Cases Directly Affected by Economic Impact Mandate (Commercial passenger aircraft)	27%	35%	40%	35%	40% (53%)
Percent of Cases that Received Detailed Economic Impact Analysis (Commercial passenger aircraft)	2%	2%	<1%	4.0%	3.1% (0%)

Source: Ex-Im Bank Data

AIRCRAFT ECONOMIC IMPACT: EX-IM BANK SUMMARY DATA

In accordance with the April 2013 procedures, the Bank reviewed all aircraft applications involving commercial passenger aircraft for economic impact implications.[75] Aircraft cases involving other types of aircraft (such as freight or agricultural aircraft) were not subject to the commercial aircraft procedures. Rather, these cases were reviewed under the non-aircraft procedures because they enable foreign production of goods and freight services and not passenger airline services.

In 2013, the Bank acted on 32 large commercial passenger aircraft transactions. This consisted of 30 long-term loan guarantees and two preliminary commitments. All 32 transactions were approved by the Ex-Im Board of Directors. Of the 30 authorized final commitments, 17 transactions were acted on after the aircraft economic impact procedures came into effect and therefore the Bank analyzed these 17 transactions according to the aircraft economic impact procedures.[76]

None of the 17 transactions were subject to a detailed economic impact analysis in 2013, since none triggered all three screens or "tests" in the aircraft procedures. The screens used to determine the level of scrutiny address the size and operational characteristics of the evaluated transaction, and are as follows:

[74] The screens used are outlined in the 2013 Economic Impact procedures. For instance, one of the screens captures applications where the new foreign production is less than 1% of U.S. production.

[75] All commercial aircraft applications that the Bank acted on before April 1, 2013 were reviewed under the 2007 economic impact procedures.

[76] Due to the limitations in availability of required information (e.g., routes to be flown), the Bank decided to postpone analysis of the two preliminary commitments until they are converted to final commitments. However, since the authorization of those transactions, Bank staff has analyzed preliminary commitments and will update the economic impact on those analyses when those transactions convert to final transactions.

1. Is the net contract price of the evaluated transaction over $200 million?

2. Does the number of narrow-body and wide-body seats exceed 1% of the seats in the U.S. fleet of narrow-body or wide-body aircraft, as applicable?

3. Are the aircraft likely to be flown on a significant number of flights in direct competition with U.S. carriers?

If the response to all three of the screens is affirmative, then the case requires a detailed economic impact analysis.

EXPORTER AND LENDER SURVEY AND ROUNDTABLE RESULTS

Exporters, lenders, and project sponsors once again gave Ex-Im Bank's economic impact policy a negative rating. Specifically, 25% of medium- and long-term respondents indicated that economic impact considerations were relevant to their customers' or companies' transactions. Of the 13 respondents for whom economic impact was a relevant consideration, 54% reported a negative experience, 30% reported a neutral experience, 8% reported an overall positive experience with the policy, and the remaining 8% responded "don't know." The survey results are fairly similar to last year's results in which 67% of the respondents for whom economic impact was a relevant consideration reported a negative experience, 13% reported a neutral experience, and 20% reported a positive experience.

The consensus in the export community (among those whose transactions were impacted by the economic impact policy) remains that the economic impact requirement adversely affects processing time (54% of respondents) and creates uncertainty about the availability of Ex-Im Bank financing (30% of respondents). One lender indicated that foreign buyers may be more willing to switch from sourcing U.S. goods and services to sourcing foreign goods and services because foreign ECA support is not subject to economic impact review. Another lender commented that "the new procedures established last year have made things much smoother and easier to manage from a procedural standpoint" and equipped staff "with a wider set of tools to examine economic impact."

Nevertheless, reaction to the new commercial passenger aircraft procedures was generally negative, with exporters and lenders expressing concern that the review process is cumbersome, creates uncertainty about the availability of Ex-Im support, and puts U.S. exporters at a disadvantage because foreign ECAs do not have similar economic impact requirements. Lenders and exporters reported that the new procedures for aircraft had a "significant impact" on transactions and have "slowed down the process," making Ex-Im Bank less competitive relative to other ECAs.

G-7 ECAS' POLICIES AND PRACTICES

All G-7 ECAs have a broad mandate to support transactions that benefit their domestic exporters and condition their decisions to provide or withhold official support based on the expected benefits to their national economies. However, foreign ECAs do not formally review the transactions they finance for potential adverse economic impact on their domestic economies. This approach is in contrast to the Ex-Im Bank, which is required by law to assess each transaction for potential adverse impact on U.S. industry, which can lead to a denial of financing.

KEY TAKE-AWAYS

Ex-Im Bank's economic impact policy directly affected approximately 40% (103) of the Bank's medium- and long-term transactions acted on in 2013. The U.S. export community expressed that the economic impact mandate has a negative effect on Ex-Im Bank's competitiveness relative to foreign ECAs.[77] However, given the small number of applications subject to detailed economic impact scrutiny (about 3.1% of 255, or eight transactions in CY 2013), the actual effect of the economic impact mandate on Ex-Im Bank's overall activity is relatively narrow.

Annex 5B: Foreign Content and Local Costs

INTRODUCTION

For any medium- or long-term export supported by Ex-Im Bank, there are three facets of the Bank's content policy that affect the level of support available for any given transaction: domestic content (U.S.), foreign content, and local costs. U.S. content is the amount of the export that originates in the United States. Foreign content is comprised of any portion of the export that originates outside both the U.S. and the foreign buyer's country. Local costs are project-related costs, goods and/or services, which are incurred and originated in the buyer's country.

Although the OECD Arrangement provides guidance on local cost support, the document is silent on both domestic and foreign content rules for individual ECAs. Since local costs are governed by the Arrangement, ECA local cost policies are more closely aligned with one another. In contrast, domestic and foreign content policies are diverse, and designed to reflect the ECA's mission as well as the political and economic environment in which each ECA operates. This results in variation among the domestic and foreign content requirements among ECAs. Over the years, U.S. exporters have expressed concern over the difference in content policies among OECD ECAs and have encouraged Ex-Im Bank to develop greater flexibility when it comes to implementation of the Bank's content policy.

[77] Please note that for the purpose of competitiveness grades, the effect of the new commercial passenger aircraft economic impact procedures will be reflected in the competitiveness grade for aircraft. Please see Chapter 4: Major Program Structures, Section A: Aircraft.

In CY 2013, Ex-Im Bank executed a Congressionally-mandated, comprehensive review of its content policy. This review included an analysis of the competitiveness of Ex-Im Bank's content policy as compared to other ECAs. Ex-Im Bank staff met with and solicited feedback from exporters, lenders, organized labor, and trade associations to better understand the challenges presented by the content policy, and delivered a final report to Congress in May of 2013. As a result of this review, Ex-Im Bank identified three areas for further exploration: average annual content certification, expansion in co-financing capabilities, and clarification of content eligibility requirements for U.S. services exports.

EX-IM BANK'S FOREIGN CONTENT POLICY AND PRACTICE IN CY 2013

Consistent with Ex-Im Bank's Charter mandate to maintain and increase U.S. employment through the financing of U.S. exports, Ex-Im Bank's content policy focuses on the U.S. content of the goods and services exported from the United States.

For all medium- and long-term transactions, Ex-Im Bank's content policy restricts the scope of its financial support to cover only those products that are shipped from the United States to a foreign buyer. Although there is no minimum U.S. content requirement, Ex-Im Bank limits the level of its support to the lesser of: (1) 85% of the value of all U.S.-originated goods and services in an export contract; or (2) 100% of the U.S.-originated content of the export contract.

Ex-Im Bank relies on the U.S. content of an export to function as proxy evidence for the support of U.S. jobs. In CY 2013, Ex-Im Bank authorized approximately $14.7 billion in medium- and long-term export financing, which was associated with $12.8 billion worth of U.S. exports, supporting an estimated 75,800 U.S. jobs.

Ex-Im Bank's content policy is consistent with the objectives mandated in its Charter; however, there are no specific statutory requirements per se relating to content. Rather, the policy reflects the Bank's effort to balance the interests of multiple stakeholders.

Although Ex-Im Bank incentivizes exporters to maximize the amount of U.S. content in a transaction by limiting financing to the U.S. content in an export, any given U.S. export contract may contain foreign-originated goods and services. While not directly financing foreign content, Ex-Im Bank does try to provide certain accommodations for foreign content by allowing a cash payment to cover the foreign content amount. When the foreign content exceeds 15%, the cash payment effectively increases by the amount of foreign content. In CY 2013, of the 129 transactions authorized with foreign content, 80% of the cases (104 deals) with foreign content were eligible for the maximum 85% level of support.

As mentioned above, during CY 2013 Ex-Im Bank conducted a Congressionally-mandated review of its content policy with a specific focus on Ex-Im Bank's competitiveness compared to other ECAs. The content review process was an opportunity for Ex-Im Bank to engage directly with stakeholders and frankly discuss the Bank's content policy. As part of the content review, Ex-Im Bank conducted a series of meetings with a diverse set of stakeholders who are familiar with the Bank's content policy. The Bank then solicited input

through a Federal Register Notice, held a well-attended content review session at Ex-Im Bank's Annual Conference in April 2013, and engaged with the Bank's Advisory Committee.

Participants in these described Ex-Im Bank's content policy as less competitive vis-à-vis its foreign ECA counterparts. Foreign ECAs were broadly described as having lower domestic content requirements and a more liberal definition of domestic content than Ex-Im Bank. Participants stated that it is easier to engage with foreign ECAs on content than it is with Ex-Im Bank.

The content review process revealed opportunities for Ex-Im Bank to streamline policies and programs that will add clarity to Ex-Im Bank's content policy and that will make engaging with Ex-Im easier for U.S. exporters. Specifically, Ex-Im Bank is investigating ways to streamline annual average content certification, clarify the services policy, and utilize co-financing more strategically. This process is currently ongoing and the Bank anticipates having an update in the 2014 Competitiveness Report.

G-7 ECAS' POLICIES AND PRACTICES: FOREIGN CONTENT

The OECD Arrangement guidelines do not govern the scope or design of foreign content in an officially supported export credit. OECD Participants recognize that each country develops its content policy to further individual domestic policy goals. Given the vastly different sizes and compositions of the G-7 economies and their respective views on national interest, it is not surprising that content policies vary widely and substantively, but all have the goal of maximizing each country's national benefit. Unlike most of its G-7 foreign counterparts, Ex-Im Bank's mission and conception of national interest is linked to U.S. content and the U.S. jobs that result from it. This focus on jobs creates a tension between Ex-Im Bank's use of content to meet the Bank's mission and its competitiveness. Other ECAs, which do not have a straightforward jobs mandate like Ex-Im, reference other indicators in pursuit of national interest. Some examples of these other reference points include: development of preeminent industries and technologies, indirect job support resulting from future sales, the potential for future follow-on sales, and future employment opportunities as the result of the procurement of parts and technology from a domestic parent company. As illustrated, the spectrum of what constitutes "national interest" is broad and is not only limited to the benefits incurred by a single transaction, but also extends to future, potential benefits. In the context of these varied approaches, ECAs have adopted country-unique content policies that reflect the political and economic landscape of the nation.

However, unlike the majority of its G-7 counterparts, Ex-Im treats foreign content and local costs separately. Ex-Im Bank allows for a maximum of 15% foreign content in a transaction before the Bank begins to decrease its amount of support. For any medium- or long-term transaction, the Bank may provide up to 30% of the export contract in support of local costs. In contrast, many of the G-7 ECAs generally consider the level of support on the total non-domestic content (foreign and local) on an aggregate basis. That is, if a G-7 ECAs content policy states that it will allow up to 50% non-domestic content, if the local costs are maximized at 30%, the foreign ECA will limit the eligible foreign content to 20% of the export contract before reducing its amount of support.

Figure 57 compares the primary content policy components of the G-7 ECAs in CY2013. The data illustrate that Ex-Im Bank's content requirements are significantly more restrictive than those of its G-7 counterparts.

FIGURE 57: COMPARISON OF CONTENT POLICIES OF THE G-7 ECAS, 2013

	Ex-Im Bank	EDC (Canada)	European ECAs	JBIC & NEXI (Japan)
Is there a requirement to ship foreign content from ECA's country?	Yes	No	No	No
Will the cover automatically be reduced if foreign content exceeds 15%?	Yes	No	No	No
Is there a minimum amount of domestic content required to qualify for cover?	No[78]	No	Yes	Yes
Does domestic assembly of foreign inputs transform the foreign-originated input to domestic content?	No	Yes	Yes	Yes
When local cost support is maximized at 30%, is the amount of eligible foreign content decreased?	No	No	Yes	No

EX-IM BANK FOREIGN CONTENT DATA

The data in Figure 58 indicates that although the ratio of Ex-Im Bank transactions that contain foreign content is increasing, the average amount of foreign content per transaction is decreasing. The percentage of the total number of transactions containing foreign content has increased from 48% in CY 2012 to 65% in CY 2013; and, the average foreign content has decreased from 15% in CY 2012 to 11% in CY 2013. Ex-Im authorized 25% fewer medium-term deals with foreign content in CY 2013 than long-term deals. Medium-term transactions have a marginally higher average foreign content of 12%, compared to the 11% average foreign content in long-term transactions. (See Appendix D for foreign content transaction detail).[79]

FIGURE 58: RECENT TRENDS IN EX-IM BANK FOREIGN CONTENT SUPPORT, 2009-2013 (MILLIONS USD)

	Authorizations	2009	2010	2011	2012	2013
Total Activity	Export Value	$17,449	$14,398	$20,695	$29,625	$12,759
	Number of Transactions	275	320	308	258	198

[78] Ex-Im Bank limits the level of its support to the lesser of: (1) 85% of the value of all U.S.-originated goods and services in an export contract; or (2) 100% of the U.S.-originated content of the export contract. If there is no U.S. content in a transaction, Ex-Im Bank will not provide any support.
[79] Appendix D provides a more detailed listing of foreign content contained in Ex-Im Bank's medium- and long-term transactions (including medium-term insurance) at the time of authorization.

	Authorizations	2009	2010	2011	2012	2013
Transactions Containing Foreign Content	Export Value	$15,946	$11,342	$18,997	$23,705	$11,363
	Percentage of Total Value	91%	79%	92%	88%	89%
	Number of Transactions	115	122	124	125	129
	Percentage of Total Number	42%	38%	40%	48%	65%
Foreign Content	Volume	$2,106	$1,608	$2,373	$3,545	$1,242
	Average per Transaction	13%	14%	12%	15%	11%

Source: Ex-Im Bank

EX-IM BANK'S LOCAL COST POLICY AND PRACTICE IN CY 2013

For medium- and long-term transactions, Ex-Im Bank was able to provide support for up to 30% of the net contract[90] to support locally originated and/or manufactured goods and services in compliance with the OECD Arrangement.[91] The availability of local cost support reflects the fact that some amount of local labor and materials may often be necessary to efficiently assemble, install, or establish aspects of the project associated with the U.S. export. Ex-Im Bank broadened the availability of local cost support for long-term transactions in 2011, and made financing available for local costs that are beneficial to the project as a whole and not just limited to costs associated with the U.S. exporter's contract. All environmentally-beneficial exports, projects under the engineering multiplier program, medical equipment exports, and exports under the Transportation Security Export Program, are treated like long-term transactions in that they are eligible for up to 30% local cost support if the local costs are deemed beneficial to the project as a whole, regardless of term. In the case of medium-term transactions, Ex-Im Bank support continues to be contingent upon the U.S. exporter demonstrating that either: (1) the availability of local cost support was available from a competitor ECA; or (2) private market financing of local costs was difficult to obtain for the transaction.

The availability of local cost support through Ex-Im Bank improves a U.S. exporter's chance of winning a sale. Thirty percent local cost support enables U.S. exporters to remain competitive with the growing number of non-OECD ECAs who do not limit their support for local costs to any specific percentage.

As mentioned above, unlike its G-7 counterparts, Ex-Im Bank treats foreign content and local costs separately whereas G-7 ECAs generally aggregate the amount of foreign and local content, and adjust their

[90] The Net Contract or U.S. export contract includes U.S. content and eligible foreign content.

[91] According to the OECD Arrangement, for transactions less than SDR 10 million, where Appendix I of the Arrangement applies (Renewable Energy Sector), local costs may not exceed 45%. In CY 2013, there was one OECD local cost notification under the renewable energy sector where local costs exceeded 30%.

support accordingly. If a G-7 ECA's content policy states that it will allow up to 50% non-domestic content, and if the local costs are maximized at 30%, the foreign ECA will limit the eligible foreign content to 20% of the export contract.

EX-IM BANK SUMMARY LOCAL COST DATA

Figure 59 illustrates recent trends in Ex-Im Bank's support of local costs. In CY 2013, the dollar volume of transactions that received local cost support represented 14% of total medium- and long-term transactions, excluding large aircraft. Local cost financing was used primarily to support installation costs, on-site construction and labor costs, or import duties and value added taxes.

FIGURE 59: RECENT TRENDS IN EX-IM BANK LOCAL COST SUPPORT, 2009-2013 (MILLIONS USD)

	Authorizations	2009	2010	2011	2012	2013
Total Medium-and Long-Term Activity*	Authorized Amount	$7,330	$7,152	$8,780	$15,118	$5,824
	Number of Transactions	303	284	266	197	152
Medium- and Long-Term Activity Containing Local Costs	Number of Transactions	47	46	58	44	35
	Percentage of Total Number of Transactions	16%	16%	22%	22%	23%
Local costs	Volume	$1,299	$705	$955	$3,534	$808
	Percentage of Total Medium-and Long-Term Activity	18%	10%	11%	23%	14%

*Data reflect authorized amount instead of export value, as the authorized amount includes local cost. Data exclude large aircraft transactions since they do not contain local cost.
Source: Ex-Im Bank

G-7 ECAS' POLICIES AND PRACTICES: LOCAL COST

All G-7 ECAs adhere to the basic local cost parameters set forth in the OECD Arrangement. In the calendar year 2013, 19 OECD Participants notified 237 transactions where local cost support exceeded 15 percent. Specifically, Germany (Euler Hermes) notified the most transactions (40), followed by Ex-Im (USEXIM) (32), and Sweden (EKN) (27). By country, Germany had the most notifications of local costs inside the export contract (40), while the United States had the most notifications of local costs outside the export contract (14). Local cost financing was primarily used to support installation costs, on-site construction and labor costs, and secondarily, costs associated with deliveries from local subsidiaries and/or affiliates.

EXPORTER AND LENDER SURVEY AND FOCUS GROUP RESULTS

Consistent with feedback received in prior years, survey respondents and focus group participants criticized Ex-Im Bank's content requirements for being too strict, and not competitive when compared

to the content requirements of other OECD ECAs. They went on to describe the Bank's content policy as inflexible, bureaucratic, restrictive, and out of touch with the needs of a company with a global supply chain. Participants noted that they find other ECAs to be much more competitive, particularly those that take a "national interests" approach to content and Asian ECAs that provide untied financing. Respondents overwhelmingly advocated for the liberalization of Ex-Im Bank's content policy.

In contrast, survey respondents described Ex-Im Bank's local cost policy as "beneficial" and "very helpful." Ex-Im Bank's policy was lauded for its expanded eligibility criterion that allows local cost cover in support of costs beyond the U.S. export contract provided there is a link to the overall project. One lender noted that this aspect of the Bank's local cost policy is "a competitive advantage that Ex-Im Bank has over many of its competitor ECAs."

KEY TAKE-AWAYS

Ex-Im Bank is the only G-7 ECA that does not allow for any direct support of foreign content and does not consider other factors (e.g., broader national interests) when determining its level of support. These aspects of Ex-Im Bank's foreign content policy mean that Ex-Im is less competitive relative to other G-7 ECAs. However, it is important to note that unlike its G-7 counterparts, Ex-Im treats the foreign content and local costs separately and will allow a maximum of up to 15% foreign content of the net contract before reducing its cover and support up to 30% of the value of the net contract in local costs.

In the case of long-term transactions, Ex-Im Bank does not explicitly require local costs to be included in the exporter's contract. Rather, to be eligible, local costs include costs that may be "connected" to the overall project, but not directly associated with the source of supply. Based on both comparative information regarding our G-7 ECA counterparts and on the exporting community's actual experience with Ex-Im Bank's local cost policy, Ex-Im Bank's local cost policy is considered to have a very positive impact on the Bank's competitiveness.

Annex 5C: U.S. Flag Shipping Requirement

INTRODUCTION

Public Resolution 17 (PR-17), which affirms that U.S.-flag vessels be used to transport ocean-borne exports supported by loans from instrumentalities of the U.S. Government, was enacted on March 26, 1934 and reaffirmed in Public Law 109-304 on October 6, 2006. This U.S.-flag shipping requirement applies to U.S. exports supported by either Ex-Im Bank loans (of any size) or guarantees over $20 million.[87] PR-17 is part of a broad U.S. Government national policy consideration to ensure a well-trained merchant marine able

[87] A Memorandum of Understanding signed in 2006 with the U.S. Maritime Administration (MARAD) set the parameters for applying PR-17 to guaranteed transactions at $20 million (excluding the exposure fee) or a greater than seven year repayment term (unless the export qualifies for a longer repayment term under Ex-Im Bank's special medical and environmental initiatives).

to maintain the flow of waterborne domestic and foreign commerce. U.S.-flag merchant marine vessels are either U.S. Government owned or commercial, privately-owned vessels registered under the laws of the United States and manned by U.S. citizens. The U.S.-flag merchant marine provides sealift capacity in wartime or other emergencies and a cadre of skilled seafarers available to serve in times of national emergencies.

When U.S.-flag vessels are used to ship commercial exports, the ocean freight cost is an export service eligible for Ex-Im Bank financing. Despite the benefit of qualifying for Ex-Im Bank financing, exporters and lenders assert that the national shipping requirement places them at a competitive disadvantage relative to other countries' exporters. They note that arranging U.S.-flag ocean transport may require an exporter to ship by road or rail to a distant port, pay a higher price than a foreign-flag vessel charges, or encounter a delay in departure. These circumstances can drive up the cost of delivering a U.S. product or delay the buyer's receipt of it, thus encouraging a foreign buyer to seek a cheaper or more convenient option from a non-U.S. supplier.

In limited circumstances, exemptions to the PR-17 shipping requirement are possible. Exemptions (known as certifications and determinations as discussed below) are possible, for example, if U.S.-flag vessels are not available in sufficient numbers, or in sufficient tonnage capacity, or on the necessary sailing schedule, or at reasonable rates. An exemption may also be allowed when an exporter agrees to enter into a compensatory commitment to ship other (non-Ex-Im Bank financed) cargo on U.S.-flag ships. The U.S. Maritime Administration (MARAD) is the branch of the Department of Transportation that investigates whether circumstances exist to permit an exception.

EX-IM BANK'S ACTIVITY RELATED TO PR-17 IN 2013

Ex-Im Bank authorized over $14.3 billion in loans and long-term guarantees in CY 2013. Only about 20% (slightly over $2.8 billion) of these authorizations involved exports subject to ocean-borne transport. The remaining 80% includes $8.1 billion in large aircraft flown to the buyers, satellites launched from the U.S., exports transported by truck or rail to contiguous countries, services, and certain highly sensitive equipment requiring special handling not available through ship transport. In contrast, in CY 2012, Ex-Im Bank authorized over $32 billion in medium and long term transactions and about 50% required ocean-borne transport. Exports associated with large transactions often ship over several years. Thus some of the shipments in 2013 were the result of pre-2013 authorizations. Despite this, there was a sharp decrease in revenue for U.S. carriers from Ex-Im Bank-supported exports in 2013. According to MARAD, Ex-Im Bank activity supported approximately $56 million in revenue for U.S. carriers in 2013 versus $105 million in 2012.

TRANSPARENCY IN DECISION MAKING RELATED TO PR-17

In 2012, Ex-Im Bank and MARAD entered into an agreement to increase transparency and improve the overall functionality of the U.S. shipping requirement. Specifically, MARAD now posts detailed guidance on its website. This guidance encourages parties to contact MARAD as early as possible when help is needed to facilitate shipments and explains the PR-17 shipping process, including a description of the certification

and determinations that an exporter could request, when U.S.-flag shipping is not feasible.[83] (See Figure 60 for a description of the four possible categories for certification and determinations.) MARAD also posts its decisions on these requests on its website. The public information includes destination country, type of cargo, and the decision date.[84]

FIGURE 60: TYPES OF MARAD CERTIFICATIONS OR DETERMINATIONS

Statutory (Non-Availability)	An official certification by MARAD confirming the non-availability of U.S. flag vessel transport for a particular shipment.
General	A determination by MARAD to allow up to 50% of a total export sale to ship on carriers of the foreign purchaser's nation, if there is a treaty establishing equitable treatment for U.S. flag carriers from the recipient country.
Compensatory	A determination by MARAD to allow an exporter to ship an equivalent amount of future cargo on U.S. carriers when not required to do so by U.S. shipping policy as a substitute to fulfill the PR-17 requirement for a prior shipment that was transported on a foreign-flag vessel.
Reach Back[85]	A determination by MARAD that allows an exporter that has already shipped part of its cargo on a foreign-flag vessel and is unable to commit to substitute future cargo shipments on a U.S. carrier for it to receive Ex-Im Bank support at a reduced rate of coverage provided the rest of the cargo shipments associated with the export transaction comply with PR-17.

Certifications and determinations are considered on an individual shipment basis, and one transaction can encompass multiple shipments. The number of requests considered annually over the past 6 years is shown below in Figure 61.[86] In both 2012 and 2013, two of the statutory certifications were granted because the cargo was placed on the wrong vessel due to an error by the ocean carrier operator, not the exporter.

FIGURE 61: PR-17 NOTIFICATIONS, 2008-2013

Notifications	2008	2009	2010	2011	2012	2013
Statutory (Non-Availability)	12	6	6	9	8	15
General	0	0	0	1	2	1
Compensatory	9	7	4	6	4	9
Reach Back	N/A	N/A	N/A	N/A	1	0
TOTAL	21	13	10	16	15	25

[83] http://www.MARAD.dot.gov/MARADShippingGuidanceEx-ImBank

[84] http://www.marad.dot.gov/documents/Ex-ImDeterminations.pdf

[85] MARAD began offering the Reach Back option in 2012.

[86] When direct U.S.-flag service is not available, shipments that leave on a U.S.-flag carrier may be transferred to foreign-flag service based on a "P-2 concurrence." While not included in the chart, in 2013 MARAD gave six concurrences for U.S.-flag to foreign carrier transfer. MARAD approved P-2 concurrences for one shipment in 2012, three in 2011, and five in 2010.

EXPORTER AND LENDER SURVEY AND ROUNDTABLE RESULTS

Twenty-two survey respondents (out of 58 total respondents) reported having transactions subject to the PR-17 shipping requirement, and 19 of them judged compliance with PR-17 to be "somewhat or very difficult" (Figures 62 and 63). Twelve reported that the policy resulted in support from Ex-Im that was "far below" that of foreign ECAs. Five reported support was a "notch below" and five responded "don't know."[97]

FIGURE 62: RESPONDENTS SUBJECT TO PR-17, 2013

Respondent Type	Number of Respondents	Requested Certification or Determination	Requested MARAD Facilitation
Exporters	12	8	6
Lenders	9	4	1
Sponsors	1	1	0
TOTAL	22	13	7

FIGURE 63: SURVEY RESULTS - EASE OF ARRANGING U.S.-FLAG SHIPPING (22 RESPONDENTS)

	Very easy	Somewhat easy	Neither easy nor difficult	Somewhat difficult	Very difficult	Don't Know
Complying with PR-17	0	1	0	11	8	2

Thirteen of the 22 respondents requested a MARAD certification or determination. Eight of the 13 respondents found the MARAD's certification and determination process to be difficult. The same eight found processing time to be problematic (Figure 64). Nine of the 13 respondents that reported seeking MARAD certifications or determinations also reported the outcomes. Those nine respondents submitted 19 requests. Foreign shipping was permitted for 8 shipments; 11 required U.S.-flag shipment.

FIGURE 64: SURVEY RESULTS - CERTIFICATION OR DETERMINATION EXPERIENCE (13 RESPONDENTS)

	Very easy	Somewhat easy	Neither easy nor difficult	Somewhat difficult	Very difficult	Don't Know
Sought certification or determination	0	3	2	5	3	0
Processing time	0	3	2	4	4	0

[97] Note: both exporters and lenders may be reporting on the same transaction.

Seven respondents, including six that had requested a certification or determination, also used MARAD's facilitation service, which assists exporters or buyers in arranging U.S.-flag shipments. Three of the respondents judged the facilitation process to be difficult. For the three that found the process to be difficult, processing time was problematic (Figure 65).

FIGURE 65: SURVEY RESULTS - FACILITATION EXPERIENCE (7 RESPONDENTS)

	Very easy	Somewhat easy	Neither easy nor difficult	Somewhat difficult	Very difficult	Don't Know
Sought facilitation	0	1	3	2	1	0
Processing time	0	2	2	2	1	0

Several respondents made positive comments about MARAD staff. The respondents' complaints targeted the public policy requirement itself more than officials' implementation of it. One respondent estimates that PR-17 will add $200 million to the cost of a potential export to an African buyer. Though Ex-Im Bank does not have the details regarding how the respondent reached that estimate, concerns about higher costs and delays getting goods to the buyer were also identified as problems during a participants' meeting.

KEY TAKE-AWAYS

The PR-17 shipping requirement continues to be viewed as a burden by U.S. exporters because of the additional time and money involved in complying with it. For these reasons, exporters and lenders contend that it makes them less competitive. As one exporter noted, despite the professionalism of MARAD's staff, "the policy itself is extremely challenging."

CHAPTER 6:
OVERALL RESULTS

In 2013, Ex-Im Bank's overall competitiveness relative to that of its OECD ECA counterparts fell to an "A-", falling from the 2012 rating of "A." As noted below in Figure 66 and in the underlying chapters, Ex-Im Bank's scores ranged from a "B" in risk taking to an "A+" in interest rates.

FIGURE 66: GRADING OF EX-IM BANK'S OVERALL COMPETITIVENESS, 2013

Structural Elements	Grade
Core Business Policies and Practices:	A/B+
Risk Taking	B
Interest Rates	A+
Risk Premia	A
Major Program Structures:	A-
Long-Term Aircraft	A
Small Aircraft	A
Project Finance	A
Co-Financing	A/B+
Environment	A/B+
Foreign Currency Guarantee	A/B+
Services	A/B+
OVERALL COMPETITIVENESS GRADE	A-

While Ex-Im Bank's overall competitiveness is graded as an "A-," the Bank's economic philosophy and public policies continue to be rated negatively, as shown in Figure 67.

FIGURE 67: COMPETITIVE IMPACT OF U.S. ECONOMIC PHILOSOPHY & PUBLIC POLICY, 2013

Areas Affected by U.S. Economic Philosophy or Public Policy	Potential Case-Specific Impact
Economic Philosophy:	Negative
Tied Aid (de jure or de facto)	Negative
Public Policy:	Negative
Economic Impact	Negative
Foreign Content	Extremely Negative
Local Costs	Extremely Positive
Shipping - PR-17	Slightly Negative
OVERALL COMPETITIVENESS GRADE	Negative

TRENDS

Figure 68 illustrates the seven-year trend for assessments of both the structural elements and overall grade for the Bank. As seen below, Ex-Im Bank's overall rating fell to an "A-" in 2013. This downward shift from 2012 can be attributed to the decline in both the project finance grade ("A+" to "A") and the long-term aircraft grade ("A+" to "A"). Moreover, declining competitiveness with respect to risk taking which earned the lowest grade for an individual component this year, of a "B", thereby contributing to this downgrade. These decreases were only partially offset by the improvement in the foreign currency guarantee grade ("B" to "B+").

FIGURE 68: GRADE TRENDS OF EX-IM BANK'S OVERALL COMPETITIVENESS, 2007-2013

Structural Elements	2007	2008	2009	2010	2011	2012	2013
Core Business Policies	A	A	A	A	A	A	A/B+
Risk Taking	A	A/B+	A/B+	A/B+	A/B+	A/B+	B
Interest Rates	A	A	A	A	A+	A+	A+
Risk Premia	A	A	A	A	A	A	A

Structural Elements	2007	2008	2009	2010	2011	2012	2013
Major Program Structures:	A/B+	A/B+	A	A/B+	A/B+	A/B+	A-
Long-Term Aircraft	A	A	A	A	A	A+	A
Medium-Term Aircraft	N/A	N/A	N/A	N/A	N/A	A	A
Project Finance	A	A	A	A	B+	A+	A
Co-Financing	B/C+	B	A/B+	A/B+	A/B+	A/B+	A/B+
Environment	NA	NA	A/B+	B	B	A/B+	A/B+
Foreign Currency Guarantee	B/C+	B	B	B	B	B	A/B+
Services	N/A	N/A	A/B+	A/B+	B	A/B+	A/B+
OVERALL GRADE	A/B+	A/B+	A	A/B+	A/B+	A	A-

As illustrated in Figure 69, the impacts of U.S. economic philosophy and public policy have not changed significantly from the previous year as they continued to have a dampening, negative effect on competitiveness. Despite new economic impact procedures that were in effect for most of 2013, this policy continued to have a negative impact on Ex-Im Bank's competitiveness as no other ECA has an economic impact mandate. Moreover, with respect to aircraft, the introduction of the new economic impact procedures resulted in a downgrade from the "A+" rating for 2012, to an "A" rating in 2013.

FIGURE 69: DIRECTIONAL TRENDS OF U.S. ECONOMIC PHILOSOPHY & PUBLIC POLICY ON OFFICIAL EXPORT CREDIT ACTIVITY, PROCEDURES AND PRACTICES (2009-2013)

Potential Case-specific Impact on Competitiveness					
Economic Philosophy	2009	2010	2011	2012	2013
Tied Aid (de jure or de facto)	Neutral to Negative (infrequent; modest overall impact)	Neutral to Negative (infrequent; modest overall impact)	Neutral to Negative (infrequent; modest overall impact)	Neutral to Negative (infrequent; modest overall impact)	Negative
Market Windows	Neutral (would likely be negative if encountered)	Neutral (would likely be negative if encountered)	Neutral (would likely be negative if encountered)	N/A	N/A
Public Policy					
Economic Impact	Negative	Negative	Negative	Negative	Negative
Foreign Content	Extremely Negative (frequent; significant impact)	Extremely Negative (frequent; significant impact)	Extremely Negative (frequent; significant impact)	Extremely Negative (frequent; significant impact)	Extremely Negative (frequent; significant impact)
Local Costs	Positive	Extremely Positive	Extremely Positive	Extremely Positive	Extremely Positive
Shipping - PR-17	Negative	Negative	Negative	Negative	Slightly Negative

CHAPTER 7:
EVOLVING ISSUES

INTRODUCTION

In recent years, countries have increasingly looked to exports as a way to add jobs and bolster sluggish economic growth, and many governments have equipped their ECAs with important roles in their export-promotion efforts. Meanwhile, the OECD ECAs appear to be nearing a paradigm-shifting resolution on two trends: the growing preponderance of unregulated activity in the export finance arena and the contraction of commercial banks as funding sources as a result of Basel III implementation. In effect, these ECAs and their governments must decide:

1. How to respond to the steady encroachment of medium- and long-term (MLT) official financing not bound by the OECD Arrangement into the arena of transactions typically funded with Arrangement-bound, official export credits.

   Do multilateral efforts in the OECD[*] offer an opportunity to level the playing field? Or should every ECA unilaterally develop tools and approaches to address the intensifying competition without regard for the regulatory regime? Or is the best response a balance of multilateral regulation and unilateral action?

2. How to define the role of an OECD ECA vis-à-vis banks and other commercial funding sources.

   Can OECD ECAs identify, develop, and be authorized to employ new or different tools that ECAs will need to fulfill their roles in a Basel III world? Is it an ECA direct lending world? Is it a capital markets world or one where multiple funding sources will become prevalent and need to be accommodated?

Today, major program variation exists between both OECD and non-OECD ECAs, as well as within OECD ECAs, in terms of the nature and intent of official financing tools. Historically, when countries have faced challenges in providing a particular type of program they have looked to the multilateral ECA community to create an international rule. However, in a world where major competitors (or competing programs) are perceived as beyond the current purview of the international regulatory system, there appears to be a growing trend among OECD ECAs to develop products and programs that address immediate competitive concerns.

[*] In addition to the OECD activities, the efforts of bodies such as the International Working Group (IWG) could also be analyzed in this light. For information on the IWG, see Appendix G.

Thus, unregulated OECD ECA financing (e.g. market window, floating rate direct lending, and untied financing support) is significant, amounting to about two-thirds of OECD member activity. Additionally, the impacts of Basel III implementation and the emergence of quality differentiation of guarantees among OECD ECAs – previously all AAA rated coverage – combine to result in an even more unlevel playing field than exists today.

This chapter will examine unregulated OECD activity, BRIC activity, and the implications of Basel III. Using this analysis, the chapter will conclude with a discussion of the characteristics an ECA will need in the future to be successful.

UNREGULATED COMPETITION

Ex-Im Bank competitiveness must be considered against the backdrop of growing global MLT activity. As noted in Chapter 2, Ex-Im Bank's Competitive Framework includes an analysis of other ECA programs that warrant attention from a competitive standpoint.[89] These programs can be grouped into three spheres of export-related MLT official support:

- Regulated OECD export credit support, governed by the OECD Arrangement;
- Unregulated OECD trade-related activity, programs offered by OECD Members that fall outside the purview of the OECD Arrangement (e.g., market window, untied and investment financing); and
- Non-OECD BRIC trade-related activity, which is export credit support, and untied export credit and investment financing provided by China, Brazil, India, and Russia, whose governments are not bound by the OECD Arrangement.

As shown in Figure 70, in 2013 regulated OECD trade-related support accounted for only 34% of total official trade-related support.[90] Although this reduction in the regulated share may only mark the tapering of official activity following several years of consecutive growth after the crisis, the upward trajectory of BRIC and unregulated activity does seem to pose a threat to the long-term potency of a multilateral rules in the OECD that do not apply to nearly two-thirds of official trade-related support.

[89] For analytical purposes, the ECA programs have been grouped into three spheres of activity, whose scale and scope are the subject of evolving and more detailed study over time.
[90] See Chapter 2C: Competitive Framework for data and details.

FIGURE 70: ECA ACTIVITY, 2011-2013 (BILLIONS USD)

Trade-Related Financing	2011	2012	2013
Regulated OECD Arrangement	111	126	98
Unregulated OECD Activity	55	76	63
Non-OECD BRIC ECA Activity	99	109	125
Total Trade-Related Financing	265	311	286
Korean*, Japanese, & Chinese activity	128	176	168

*Note that Korea also reported "Other MLT Activity" to include $6 billion for 2012 and $7 billion for 2013 of support that includes pre-export, short-term, and working capital loans that were excluded from this figure because the MLT competitive implications of that financing are not known.

Of particular note, the three Asian giants of Japan, Korea, and China[84] accounted for $168 billion in official ECA support, which is well over half of the total official ECA support of $286 billion. Interestingly, these ECAs share a range of the most competitive attributes of an ECA in 2013: good sovereign ratings, direct loan options, and major activity in two spheres. Moreover, the Chinese have moved upstream to better markets in the Western Hemisphere, beyond their support for basic infrastructure and natural resource extraction projects in Africa.

REGIONAL ENCROACHMENT: FOCUS ON CHINA IN LATIN AMERICA

In 2013, the Chinese Export Credit Agencies – China Exim Bank and Sinosure – and the Chinese Development Bank were very active in Latin America, offering official financing support totaling roughly $20 billion as shown in Figure 71. Ex-Im Bank conducted an exhaustive search of articles for the region and identified $9.4 billion worth of China Exim activity in Latin America during 2013, including $5 billion in lines of credit. For example, China Exim extended a $1 billion credit line to Mexico's state-owned Pemex to acquire tankers and offshore equipment. The loan was Pemex's first from China Exim. China Exim also provided $313 million in financing to a hydroelectric power facility in Ecuador and $396 million to a highway expansion project in Costa Rica.

The China Development Bank provided $2.5 billion in financing to modernize Argentina's freight rail sector. Additionally, the Chinese government loaned $5 billion to Venezuela for projects related to housing, transportation, satellites, and the military; and made numerous loans in the $5-10 million range to different countries for various projects.

[84] See Chapter 2C: Competitive Framework for data and details.

FIGURE 71: BREAKDOWN OF CHINESE ACTIVITY BY SECTOR IN LATIN AMERICA, 2013

Sector	Billions USD
Energy	$5.3
Infrastructure	$4.1
Transportation	$2.5
Unknown/Various	$8.0
Total Activity in Latin America	$19.9
Global Chinese Activity*	$111

*Sinosure, China Exim, and China Development Bank export credit and overseas investment support

Of the identified activity in Latin America, China seems primarily interested in energy and infrastructure projects. While there is no regionally or sectorally comparable data available, Ex-Im Bank staff identified $20 billion of Chinese activity in Latin America in 2013 across multiple sectors (and excluding ship financing). This illustrates that China has moved "upstream" into better risk markets, competing more closely with U.S. exporters for market share in Latin America in sectors (e.g., petrochemicals, oil and gas, aircraft) and markets (e.g., Brazil, Mexico, Chile) where U.S exporters are active.

BASEL III ROLE AND TOOLS

Less than ten years ago, the main topic of conversation among participants in MLT official export finance was whether ECAs were dinosaurs on the verge of extinction. Banks funded hundreds of millions of dollars for deals and projects at 15-20 year tenors for low spreads of 50 basis points or less. In that environment, ECAs looked to a variety of capacities and tools to gain relevance, resulting in the growth of untied facilities supporting national champions in whatever way helpful, the steady decline of content requirements, and an elevated attention to how to take and share risk. Direct lending or interest make-up program equivalent activity was minimal during this period.

At the start of the financial crisis, most export credit experts believed that the "crunch" would be a short-term blip in the financial world – much like the 2001 dot-com bubble and the Asian financial crisis in the late 1990s. In fact, by 2010 and into 2011 there were indicators that the practices of commercial banks were headed back to the terms and spreads of 2007.

However, as Basel III takes shape and the long-term trend effects of the European sovereign debt crisis have become clearer, it appears that MLT export finance will be fundamentally different over the next 2-3 years. Extensive Ex-Im Bank interviews of experts and bankers over the past 18-24 months suggest that Basel III will constrain commercial banks from any significant role as long-term (10 years or more) funders that book and hold assets – and not just in export finance. To the extent these constraints result in reduced availability of commercial financing, ECA official financing (e.g., direct loans) or access to capital markets will become even more critical to the viability of large-scale, long-term projects.

Moreover, the European sovereign debt crisis brought a level of borrowing cost differentiation into the OECD world, which once consisted of all AAA-rated countries. As a result, many European ECAs cannot fund a fixed-rate U.S. dollar CIRR loan (government bond yield differentiated by maturity plus 100 basis points) without adding a spread to cover their rising funding costs and commercial bank liquidity spreads. While these rate differentials are shrinking and will probably continue to narrow, some differences are likely to persist for several years.

Hence, while ECAs – and their ability to lend (or access capital markets) – are of increased importance, some European ECAs are at a structural disadvantage because they are dependent on commercial banks for operating and funding their ECA activities. Consequently, new lending mechanisms and new capital market access tools are proliferating across Europe. Many of these new lending mechanisms are on a floating basis, while some are untied. Floating rates (e.g. LIBOR[30] plus a spread) and untied loans are unregulated by the OECD (see Figure 72).

On the other hand, the Asian ECAs of Japan, Korea, and China have multiple advantages over their counterparts, including good ratings, ability to fund in dollars at competitive rates, and multiple tied and untied lending programs.

For Ex-Im Bank, the ability to step up with CIRR loans of a large size at a time of liquidity constriction and rate differentiation led to a four-year boom in export financing, driving Ex-Im Bank's MLT activity from a little over $8.2 billion in 2008 to almost $31.3 billion in 2012. Though a variety of external factors halved activity in 2013, Ex-Im Bank's capacity to offer competitive support remains intact under their current levels of authority.

The consequences of the financial crisis, Basel III, and the sovereign debt crisis have whipsawed ECAs as a whole, as the sudden emergence of powerful forces have dramatically affected the ECA operating environment. Today there is no consensus among ECAs as to what ECAs need to do differently from 2007. At its core, the challenge for ECAs has been to garner the bureaucratic and institutional consensus necessary to overhaul themselves in order to respond efficiently and effectively to the new demands emanating from the post-crisis landscape of MLT export finance. At a minimum, most ECAs in general will need multiple tools to meet the growing diversity of needs, multiple ways to access funds (e.g., capital markets vs. direct lending), and the authority to intelligently take on responsible levels of risk on a consistent, programmatic basis.

[30] LIBOR (the "London Interbank Offered Rate") is an indicative average interest rate at which a selection of banks (the panel banks) are prepared to lend one another unsecured funds on the London money market. LIBOR is fixed on a daily basis by the British Bankers' Association.

THE "IDEAL ECA" OF THE FUTURE

Entering into the new paradigm of MLT export finance, each of the major ECAs carries well-defined historical strengths and weaknesses. Each has different national objectives and philosophies, budgetary constraints, and operational flexibilities. Hence, today the world is populated by ECAs that may look similar on the surface but that are very different in what they do and how they do it. These differences significantly affect the challenges each individual ECA faces in the new landscape of MLT export finance.

Ex-Im Bank has long been asked to balance its cost efficiencies against the world's most rigorous mandated requirements and procedures to implement them, yielding final offers that are low cost and high in quality and capacity yet "heavily barnacled." These tradeoffs have allowed Ex-Im Bank to remain generally competitive relative to other ECAs while also remaining far and away the most transparent and accountable ECA in the world. How well these trade-offs can be handled going forward is uncertain.

For Europe, almost all of the ECAs are "commercial bank centric." That is, European ECAs rely on commercial banks to manage all operational aspects of an export credit. Even now, most European ECAs have no independent loan programs (most have used IMUs[80]) and tend to rely heavily – if not exclusively – on the banks to be their front and back offices, e.g., originating business, handling loan documentation, processing the credit, and managing claims. One of the benefits of this approach is that European banks can use risk sharing to be more aggressive. In addition, processing is faster and documentation requirements are fewer because most offer conditional export credit insurance. For European ECAs, the real challenge resides in the question of whether a fundamentally competitive system can or should be developed that is not dependent on major funding from commercial banks.

In Asia, the ECAs have strong advantages in key components of MLT competitiveness. Their main strength is the breadth and depth of their many loan programs. However, the Asian ECAs are less competitive in an area of rising importance - they are generally more risk averse compared to other ECAs (at least Korea and Japan are; China is not transparent enough to know their risk appetite). So long as one key to competitiveness lies in making flexible and cost-effective funding readily available to strategic borrowers, they are in very good shape.

Discussions over the course of 2013 with exporters, bankers, and ECAs have yielded the following picture of the "Ideal ECA" of the future (assuming that such an ECA would try to maximize the role of and reliance on commercial banks). The Ideal ECA would need to have multiple tools to meet the growing diversity of needs, including multiple funding sources (e.g. direct lending; capital markets access) depending on the transaction (asset-backed vs. project financing), and a vibrant risk appetite on a programmatic and consistent basis. In sum, the Ideal ECA would have six core capacities:

[80] See Chapter 3: Core Business Policies and Practices, Section B: Interest Rates for more information on IMUs.

1. Programs oriented to facilitate small business: mostly short-term or other needs (e.g., working capital)

2. Disciplined yet aggressive risk appetite: with conditional insurance coverage for coverage of less than 100%, particularly important for vibrant risk taking in middle-sized transactions with small buyers

3. Enhanced (100% cover and unconditional) guarantee program to access capital markets. This aspect is particularly important if there are limits on depth and breadth of direct lending.

4. Direct lending, both (a) on a floating- and (b) fixed-rate basis (the former is more relevant for #6 below; the latter is more pertinent to project finance): Even if an ECA offers good pure cover (i.e., can access capital markets and get banks involved), there are likely to be some cases where a direct loan is the most efficient and effective option. Moreover, while a deep and broad direct lending capacity minimizes the need for an enhanced guarantee (i.e., that is suited for funding in the capital markets), the absence of an enhanced guarantee means that ECA official support is always subject to the OECD Arrangement's minimum pricing discipline while untied or market window lending is not. For activity information on floating and fixed rate direct loan programs see Chapter 7, Annex A.

5. Untied/market window programs: Such programs escape Arrangement parameters entirely, which can be useful when competing against non-OECD financing or in other special circumstances.

6. Refinancing mechanism: The need for this capacity comes out of Basel III and its liquidity ratings. Depending on how Basel III liquidity measures are actually implemented, such a mechanism might allow banks to price lower and provide longer terms on their funding.

Europe has #2 (risk mechanisms) and small scale #5 (untied/market windows), but many parts of Europe are seriously looking into #1 (small business), trying various ways of doing #3 (capital markets access), and rapidly developing #4 (loan programs). However, a few European ECAs have major budgetary, political and regulatory constraints preventing them from doing much differently.

Asia has vast and broad #4 a/b (lending mechanisms) and #5 (untied/market windows). This combination is working very well for them today as the Asian ECAs are able to provide large amounts of financing to Engineering, Procurement, and Construction companies (EPCs) that tend to source from their domestic market when feasible even if the untied conditions do not dictate sourcing constraints. Whether a modest risk appetite will be a problem is the key uncertainty.

Ex-Im Bank has a fairly well developed capacity for #1 (small business) and #3 (enhanced guarantee for accessing capital markets), as well as robust fixed rate lending program. However, CIRR is in negotiations at the OECD, and the potential use of capital markets beyond aircraft is not looking easy or quick. Without the authority to use more of the tools and capacities noted above, or a revitalized system of international export credit guidelines, Ex-Im Bank could soon find it difficult to maintain its competitiveness.

FUTURE IMPLICATIONS

Even with a perfectly functioning global regulatory system, the strain of Basel III reactions could create a regionally trifurcated world:

1. Asia: ECAs operating voluminous regulated and unregulated programs

2. North America: the United States and Canada offering multiple programs that are philosophically and operationally opposed – the United States with its totally regulated and low cost programs and Canada with its largely unregulated and higher cost approach

3. Europe: ECAs cobbling together programs around their "commercial bank-centric" ECA models

While the precise nature of the emerging competitive landscape is highly uncertain, there is reason to assume that the environment over the next few years will:

- Strain the ability of current MLT regulatory mechanisms to maintain a level playing field;
- Clarify the commitment of new players in the MLT regulatory regime; and
- Require many changes to MLT mechanisms and entail ECA operational flexibility.

Annex 7A: ECA Fixed and Floating-Rate Direct Lending

The figure below illustrates the fact that most ECAs can offer both a floating and a fixed rate direct loan option and that this activity represents a fairly significant portion of ECA activity. Information about the terms and conditions that ECAs apply to all such financing will be explored further in the coming reports.

FIGURE 72: ECA FIXED AND FLOATING-RATE DIRECT LENDING WITH OECD ARRANGEMENT TERMS, 2011-2013 (USD BILLIONS)

Agency	2011	2012	2013	Total	Fixed-rate CIRR	Floating rate[294]
Canada: EDC	1.6	1.2	1.2	4.1	x	
Denmark: EKF	1.0	1.6	1.2	3.9	x	x
Finland: Finnvera[295]	0.4	1.1	1.4	2.9		x
Germany: KfW IPEX[296]	4.4	3.9	2.3	10.6	x	
Japan: JBIC	2.6	1.7	0.8	5.1	x	

[294] Includes floating rate loans that otherwise follow OECD Arrangement terms.
[295] FINNVERA direct lending always requires an export credit guarantee (i.e. insurance product).
[296] Does not include KfW non-CIRR market window activity (see Chapter 2C for more information on market windows.

Agency	2011	2012	2013	Total	Fixed-rate CIRR	Floating rate[96]
Norway: Export Credit Norway[97]	1.1	2.8	2.3	6.1	x	x
South Korea: KEXIM	4.2	13.5	5.6	23.2	x	x
Spain: Spanish Ministry of Economics and Competitiveness	n/a	0.6	1.4	2.0	x	x
Sweden: SEK[98]	n/a	4.0	3.8	7.8	x	x
United States: U.S. Ex-Im Bank	6.3	11.8	3.8	21.9	x	
Total excluding U.S. Ex-Im Bank	15.3	30.4	20.0	65.7	–	–
TOTAL	21.6	42.2	23.8	87.6	–	–

Appendix A: Purpose of Ex-Im Bank Transactions

Congress requires Ex-Im Bank to include in the annual Competitiveness Report a breakdown of the purposes for Ex-Im Bank support for transactions. In that regard, the two purposes of Ex-Im Bank support for transactions are to: (l) fill the financing gap when private sector financing is limited; and (2) unwilling to take risks or to meet potential foreign competition. Applicants generally cite one or the other purpose for seeking Ex-Im Bank support.

FIGURE 73: EX-IM BANK TRANSACTIONS BY PURPOSE, 2013

	Private Sector Unwilling to Take Risks		Private Sector Limitations		Potential Competition		Not Identified	
	($MM)	(#)	($MM)	(#)	($MM)	(#)	($MM)	(#)
Working capital guarantees	$406	1	$2,456	502	$0	0	$0	0
Short-term insurance	$750	1,107	$4,272	1,909	$0	0	$0	0
Medium-term insurance	$0	0	$16	20	$59	24	$0	0
Medium & Long term guarantees	$1,291	16	$1,928	51	$6,958	56	$430	2
Loans	$1,438	6	$668	52	$1,323	10	$0	0
TOTAL	$3,884	1,130	$9,440	2,534	$8,340	100	$430	2

[97] All Export Credit Norway loans require 100% guarantees from an ECA (mostly GIEK) and/or acceptable commercial banks.
[98] SEK: Direct loan activity includes refinanced export credits arranged by commercial banks.

Appendix B: Competitiveness Report Survey Methodology and Results

INTRODUCTION

For each Competitiveness Report, Ex-Im Bank conducts an annual survey of exporters, lenders, and project sponsors who used Ex-Im Bank's support in the prior calendar year, assessing Ex-Im Bank's competitiveness relative to other ECAs. This Congressionally mandated survey provides a valuable opportunity for Ex-Im Bank program users to identify which policies and programs are the most effective, and flag those that impede Ex-Im Bank's competitiveness. These survey results, among other sources, inform the conclusions of this report.

SURVEY METHODOLOGY

The survey assesses Ex-Im Bank's competitiveness relative to other major ECAs, including OECD and non-OECD ECAs. The survey is broken into sections by program areas and policies, as illustrated in Figure 74. Survey participants are only asked to complete sections with which they had experience. The major MLT program section includes five program areas – MT non-aircraft, MT aircraft, LT project finance, LT aircraft, and LT other – in which cover policy and risk taking, interest rates, exposure fees, and services support are each evaluated on a program area level. A separate section of the survey covers additional policies, including foreign currency guarantees, co-financing, environmental policies, foreign content, local costs, MARAD PR-17, and economic impact. The final sections cover non-standard financing (i.e., market window programs, untied financing, and tied aid) and factors contributing to denied and deferred deals.

Figure 75 describes the survey choices in the Competitiveness Report survey of exporters, lenders, and project sponsors and their equivalent letter grades. This rating scale was designed by the survey consultant with an even number of choices to discourage participants from simply selecting the middle option.

FIGURE 74: SURVEY SECTIONS AND SUMMARY OF RESPONSES

	Number of Survey Respondents			
SURVEY SECTION	Lenders	Exporters	Project Sponsors	Total
Total Respondents	22	34	3	59
Major MLT Program Areas - TOTAL	20	28	3	51
Long-Term Aircraft	11	4	–	15
Long-Term Project Finance	5	8	3	16
Long-Term Other	12	8	–	20
Medium-Term Aircraft	3	4	–	7

	Number of Survey Respondents			
SURVEY SECTION	Lenders	Exporters	Project Sponsors	Total
Medium-Term Non-Aircraft	11	15	–	25
None in CY 2013	2	6	0	8
MLT Programs and Policies	**22**	**34**	**3**	**59**
Foreign Currency Guarantees	3	1	0	4
Co-Financing	3	7	0	10
Environmental Review	4	5	3	12
Environmentally-Beneficial Exports	2	1	0	3
Foreign Content	12	23	2	37
Local Costs	11	16	3	30
MARAD/PR-17	9	12	1	22
Economic Impact	7	6	0	13
Non-standard financing	8	7	0	15
Tied Aid	3	4	0	7
General comments	12	11	2	25
Denied deals section	2	5	0	7
Deterred deals section	9	13	0	22

FIGURE 75: SURVEY CHOICES AND LETTER GRADE EQUIVALENTS

How does U.S. Ex-Im Bank Competitiveness Compare to Competitor ECAs?

Survey Choices
"Equal to most competitive"
"Equal to the average"
"A notch below"
"Far below"
"Don't know"

PARTICIPANT POOL AND RESPONSE RATES

Ex-Im Bank sent survey invitations to lenders, exporters, and project sponsors that directly used the Bank's medium- and long-term programs during calendar year 2013 for whom valid contact information could be obtained. Ex-Im Bank also surveyed five project sponsors involved in CY 2013 Ex-Im Bank project and structured finance transactions.

FIGURE 76: SURVEY RESPONSE RATES, 2013 AND 2012

	2013			2012		
	Invited	Completed	Response Rate	Invited	Completed	Response Rate
MLT Exporters	100	34	34%	53	28	53%
Small Business	6	2	33%	9	2	22%
Non-Small Business	94	32	34%	44	26	59%
MLT Lenders	38	22	58%	43	32	74%
Project Sponsors	5	3	60%	–	–	–
MLT Participant Total	143	59	41%	96	60	63%

Ex-Im Bank invited 100 exporters, 38 lenders, and five project sponsors to participate in the survey in 2013. Compared to 2012, this resulted in a similar pool of completed MLT surveys although significantly more exporters were invited to take the survey in 2013. Fifty-nine surveys were completed in 2013 compared with 60 the year before. (Figure 76)

The MLT survey response rates and number of responses for the 2013 Competitiveness Report are considerably lower than the comparable figures from the 2012 survey. In 2013, 34 exporters with MLT experience completed the survey for a response rate of 34%; in 2012, only 28 MLT exporters responded for a 53% response rate. The 2013 MLT lender responses also declined with a 41% response rate, down from 63% in 2012. These lower rates result from Ex-Im Bank's efforts to include more MLT exporters in the survey which increased the number of participants. As indicated in Appendix I, roughly 8% of the Bank's small business customers have had experience with a foreign ECA in the past five years. Consequently, by expanding the number of participants, the 2013 Exporter and Lender Survey reached many of these customers with little knowledge of foreign ECAs. Consequently these firms were not in a position to compare the Bank against its competition and opted out of the survey. This increased pool of potential survey respondents combined with low experience of foreign ECA practices resulted in a lower response rate, even though a similar number of respondents completed the survey as in 2013.

The survey respondents represented a little more than half of the total MLT authorizations. Figures 77 and 78 show that lender and exporter respondents accounted for about 54% and 57%, respectively, of total authorization values in CY 2013. These rates are down from 2012 when lender and exporter respondents accounted for 78% and 71%, respectively, of total MLT authorizations. Nevertheless, the 2013 survey still captured feedback from exporters and lenders who together accounted for more than half of all of Ex-Im Bank's MLT business in 2013.

FIGURE 77: LENDER SURVEY RESPONDENT MLT GUARANTEES AND INSURANCE AUTHORIZATION VALUES, CY 2013

Guarantees & Insurance	Total
Respondent authorization value	$5,815,762,191
CY 2013 Total authorization value	$10,752,813,224
Percentage of total value (%)	54%

FIGURE 78: EXPORTER SURVEY RESPONDENT MLT LOANS, GUARANTEES, AND INSURANCE AUTHORIZATION VALUES, CY 2013

Guarantees, Insurance & Direct Loans	Total
Respondent authorization value	$8,263,806,820
CY 2013 Total authorization value	$14,549,193,500
Percentage of total value (%)	57%

This year's survey also asked exporter survey participants with MLT participation about the sub-suppliers they used for their export contracts. Figures 79 and 80 show the range of sub-suppliers and small business sub-suppliers that benefitted from survey respondents' MLT export contracts in 2013. This data indicates that of the responding MLT exporters, 18 out of 24, or 75%, indicated that they worked with sub-suppliers. Of the 18, eight exporters noted working with small business sub-suppliers. Although this sample is small, if it is representative of the U.S. exporter population using Ex-Im Bank financing, the data would suggest that a significant number of direct exporters use the products and services of smaller sub-suppliers as well as indirect exporters. Thus, Ex-Im Bank's support of exports extends beyond the exporter directly working with Ex-Im Bank.

FIGURE 79: SURVEY RESULTS - HOW MANY SUB-SUPPLIERS DID YOUR COMPANY USE FOR PERFORMANCE OF EXPORT CONTRACTS IN CY 2013?

Number of Sub-Suppliers	# Exporters
None	6
1 to 25	4
25 to 50	3
51 to 75	0
76 to 100	1
101 or more	10
TOTAL # exporters reporting	24

FIGURE 80: SURVEY RESULTS - OF THESE SUB-SUPPLIERS, HOW MANY HAD 500 OR FEWER EMPLOYEES IN CY 2013?

Number of Small Business Sub-Suppliers	# Exporters
None	0
1 to 25	5
25 to 50	0
51 to 75	0
76 to 100	1
101 or more	2
TOTAL # exporters reporting	8

EXPORTER RESPONDENT PROFILES

Figure 81 shows the range of years that exporter respondents have been involved in exporting. More than three-quarters (76%) of the exporters responding had 10 or more years of experience with exporting and, of those, 55% had 25 years or more, suggesting that many of Ex-Im Bank's customers are well versed in the process of exporting.

FIGURE 81: SURVEY RESULTS - HOW MANY YEARS HAS YOUR COMPANY EXPORTED PRODUCTS AS OF DECEMBER 2013?

	10 or fewer years	>10-25 years	>25 to 50 years	>50 years	Average (years)	Total # Exporters Reporting
Number of Exporters Reporting	7	6	7	9	40.5 years	29

LENDER RESPONDENT PROFILES

Figure 82 suggests that a majority of lender participants have been providing export finance for 10 years or more (76%). A few lenders with well above 50 years of export finance experience bring the overall average up to 32 years.

FIGURE 82: SURVEY RESULTS - HOW MANY YEARS HAS YOUR COMPANY PROVIDED EXPORT FINANCE AS OF DECEMBER 2013?

	10 or fewer years	>10-25 years	>25 to 50 years	>50 years	Average (years)	Total Number of Reporting Lenders
Number of Lenders	5	8	4	4	32	21

Figure 83 shows the volume of export credits extended by surveyed lenders during 2013. These data show that about half of the lender respondents extended less than $75 million for medium-term credit. The rest tended to have very large transaction values in excess of $300 million. Long term tended to be dominated by large volume lenders with 63% of long-term lenders reporting books over $300 million.

FIGURE 83: SURVEY RESULTS - FOR EACH OF THE FOLLOWING TYPES OF CREDIT, WHAT WAS THE AMOUNT OF EXPORT CREDIT YOUR COMPANY EXTENDED IN 2013?

	Less than $20 million	$20 million to less than $75 million	$75 million to less than $150 million	$150 million to less than $300 million	$300 million or more	Number of Reporting Lenders
Medium-term credit	5	3	1	1	4	14
Long-term credit	1	2	1	2	10	16

Figure 84 illustrates the percentage of export credit supported by U.S. Ex-Im for the lender survey participants with Ex-Im program experience. Medium-term lenders tended to indicate that they were more reliant on Ex-Im support than long-term lenders with an average percentage of 68% of their total lending benefiting from Ex-Im support versus 31% for long-term lenders.

FIGURE 84: SURVEY RESULTS - WHAT PERCENTAGE OF YOUR COMPANY'S TOTAL MEDIUM- AND LONG-TERM 2013 EXPORT CREDIT WAS SUPPORTED BY EX-IM BANK?

	Average Percentage	Total Reporting Lenders
Medium Term	68%	9
Long Term	31%	13

NON-STANDARD FINANCING SECTION RESULTS

Ex-Im again inquired about exporters' experiences with market windows and untied financing after first including the issue in its 2012 survey. Figure 85 shows that while a large proportion of exporters and lenders did not know if they had encountered competition supported by market window or untied financing, 15% of MLT survey participants observed market window competition and 13% encountered untied financing competition.

FIGURE 85: SURVEY RESULTS - DID YOUR COMPANY ENCOUNTER COMPETITION BENEFITTING FROM MARKET WINDOWS OR UNTIED FINANCING PROGRAMS IN 2013?

	Number of Exporter and Lender Survey Responses		
	Yes	No	Don't know
Market Windows	8	14	30
Untied financing	7	14	31

Another question in this section asked all MLT respondents to indicate the kinds of non-OECD financing they competed against to their knowledge in CY 2013. China was indicated to be the most frequently encountered provider of concessional tied aid—with 100% of reported cases—and non-OECD lending—with 57% of total reported cases, see Figure 86. Brazil was also reported to be active in non-OECD lending with six respondents indicating that they had encountered competition backed by BNDES. Next year the Bank intends to introduce questions that will allow respondents to detail further information on the nature of the financing offered by Non-OECD ECAs including terms, timing of offers, and whether or not the foreign-financed firm won the contract.

FIGURE 86: NON-OECD ECA COMPETITION REPORTED BY SURVEY RESPONDENTS

Did the following ECAs offer OECD-compliant financing, non-"OECD compliant" financing, or concessional tied aid in any transaction for which your company competed in 2013? (check all that apply)

	Number of Exporter and Lender Survey Responses		
ECA	OECD compliant	Non-"OECD compliant"	Concessional tied aid
BNDES (Brazil)	1	6	0
China Development Bank	0	5	2
China Exim Bank	1	5	2
ECGC (India)	0	1	0
EXIAR (Russia)	1	1	0
Exim Bank of India	0	1	0

	Number of Exporter and Lender Survey Responses		
ECA	OECD compliant	Non-"OECD compliant"	Concessional tied aid
SBCE (Brazil)	0	3	0
Sinosure (China)	1	6	0
Total	4	28	4

DENIED AND DETERRED TRANSACTIONS

DENIED AND DETERRED TRANSACTIONS METHODOLOGY

Ex-Im Bank added this section of the survey in the 2012 report to better understand if policy or program considerations could prevent transactions from reaching approval for U.S. Ex-Im Bank financing. Deterred transactions are cases that are not submitted to Ex-Im because of a perceived or real policy constraint. Deterred transactions can also include applications submitted but later withdrawn. Denied transactions are cases that were formally denied by the Bank.

DENIED TRANSACTIONS - SURVEY RESULTS

As demonstrated in Figure 87, survey results indicated that only 14% of all reporting lender and exporter respondents had experience with Ex-Im Bank denying an application in 2013. The lenders and exporters only reported the outcomes of six out of eight reported denied cases. Of these, two were reported to be won without Ex-Im Bank support, four were postponed or had uncertain outcomes, and none were reported to be won by foreign competition.

FIGURE 87: SURVEY RESULTS - DENIED TRANSACTIONS

	Survey Participants with Denied Deals		# Cases Denied	Denied Transaction Outcomes			
	Yes	No		Won without Ex-Im	Non-U.S., without ECA support	Exporter's Foreign Subsidiary won with ECA Support	Postponed, In Progress, Cancelled, or Unknown
Exporter	5	28	6	2	0	0	2
Lender	2	20	2	0	0	0	2
Total	7	48	8	2	0	0	4

DETERRED TRANSACTIONS – SURVEY RESULTS

Figure 88 shows that 22 out of the 55 lenders and exporters that answered the question identified themselves as having had transactions that were deterred or withdrawn. As shown in Figure 89, the most frequently cited reasons shared by each group as deterrents to using Ex-Im Bank programs were risk-taking requirements for risk mitigation and related costs, not meeting Ex-Im Bank's foreign content requirements, Ex-Im Bank's cover policy and the requirement to ship on a U.S. flag vessel. Exporters also highlighted the lack of predictability of Ex-Im Bank's exposure fees, the availability of better priced exposure fees from foreign ECAs and the burden of economic impact analyses as factors that deterred deals or led to withdrawal. In 2012, respondents cited similar deterrents, though in 2013 the list of reasons was more exhaustive. New issues in 2013 included better foreign ECA exposure fees and the unpredictability of Ex-Im Bank's premia rates. This indicates that the Ex-Im Bank may face a new set of challenges in offering competitive export financing.

FIGURE 88: LENDER AND EXPORTER SURVEY PARTICIPANTS WITH DETERRED DEALS EXPERIENCE

	Exporters		Lenders		Total	
	Yes	No	Yes	No	Yes	No
Survey Participants Deterred from Using Ex-Im Bank Programs	13	20	9	13	22	33

FIGURE 89: SURVEY RESULTS - REASONS LENDERS AND EXPORTERS DETERRED FROM USING U.S. EX-IM BANK FINANCING

	Number of Survey Respondents		
Reasons for Deterred Transactions	Total	Lenders	Exporters
Cover policy—Off cover in requested market and/or specific tenor	7	3	4
Risk-taking—Requirement for risk mitigation and related costs (legal, financial, etc.)	9	5	4
Interest rates—Lender guarantee interest rate cost prohibitive	1	1	0
Interest rates—Limited to no access to Ex-Im Bank direct loan	1	1	0
Exposure fees—Better pricing from other ECA	4	3	1
Exposure fees—Lack of predictability	5	3	2
Services—Stand-alone services not covered	1	0	1
Services—Associated services not covered	1	0	1
Economic impact—Product(s) subject to specific trade measure	3	2	1
Economic impact—Subject to detailed economic analysis	5	2	3
Foreign currency guarantee—Lack of availability from Ex-Im Bank	0	0	0

	Number of Survey Respondents		
Reasons for Deterred Transactions	Total	Lenders	Exporters
Foreign currency guarantee—Ex-Im Bank crystallization requirement	3	2	1
Foreign content—Did not meet Ex-Im Bank content requirements	13	6	7
Environmental policies—Requirement to publish ex-ante overly transparent for competitive reasons	1	0	1
Environmental policies— Environmental review process	4	2	2
MARAD PR-17—Requirement to ship on U.S. flagged vessel	7	4	3
MARAD PR-17—Determination not made	3	2	1
MARAD PR-17—Processing time for determination	2	1	1
Co-financing—Lack of availability and/or flexibility	1	0	1
Local costs—Requirement to demonstrate foreign competition and/or local financing not available from commercial market (MT only)	1	0	1
Tied aid—Transaction did not meet or not likely to meet Ex-Im Bank tied aid policy	2	1	1
Tied aid—Processing time	2	1	1
Market Windows—Request to match financing not granted/Did not meet Ex-Im Bank requirement(s) to match	3	2	1
Untied financing—Absence of untied financing program	3	2	1

Appendix C: Major Export Credit Institutions

INTRODUCTION

Until last year, Ex-Im Bank had reported on the export credit programs of the G-11 ECAs (consisting of the United States, United Kingdom, Germany, France, Japan, Italy, Canada, Russia, Brazil, China, and India). This edition of the Competitiveness Report includes a wider base of export credit institutions from OECD countries that play a major role in the global economy. Although not an all-inclusive list, the countries and programs listed below represent the major export credit programs used to facilitate trade. In addition, Appendix C, Annex A contains a description of the New and Growing Lending Programs established and expanded in response to the liquidity crisis. This initial representation will be expanded and clarified further in future editions of this report once more information and experience is available, in particular regarding the newly established programs.

Austria **Oesterreichische Kontrolbank Aktiengesellschaft (OeKB)** is a joint stock company providing export-related services carrying out capital market activities. OeKB operates on the government's account as the Republic of Austria, covering non-marketable risks only for export credit and investment insurance. OeKB issues supplier and buyer credits covering commercial and political risks, as well as pre-shipment and credit risks.

Brazil **The Brazilian Development Bank (BNDES)** is a state-owned development bank serving as the primary entity for development in Brazil. BNDES offers medium- and long-term financing through its three subsidiaries FINAME, BNDESPAR, and BNDES Limited, an investment holding company created in 2009. BNDES finances the export of goods and services through pre-shipment and post-shipment cover, primarily through export credit guarantee instruments. In May 2010, the BNDES established EXIM Brazil, a new subsidiary as the export credit agency of Brazil. Plans to staff the new agency are being developed and EXIM Brazil is projected to begin operations in 2014.

Seguradora Brasileria de Crédito À Exportação S/A (SBCE) is an export credit insurance agency and acts on behalf of the Brazilian government, and as such, is able to offer support in the form of short (SME), medium- and long-term export credit risk cover on the basis of the Brazilian Treasury Export Guarantee Fund (FGE). SBCE is jointly-held by Banco do Brasil, the Brazilian Development Bank (BNDES), and Compagnie Française d'Assurance pour le Commerce Extérieur (COFACE).

Agência Brasileira Gestora de Fundos Garantidores e Garantias S.A. (ABGF): On August 30, 2012, the Brazilian National Congress established the Brazilian Fund and Guarantee Management Agency. ABGF is a new state-owned company created with the purpose of operating in the insurance and reinsurance sectors, buying out other market participants and providing coverage for risks related to the implementation of large infrastructure projects. The agency was not operational in 2013 but will become operational in mid-2014.

Canada **Export Development Canada (EDC)** is a "Crown Corporation" (i.e., a government entity that operates on private sector principles) that provides, among other products, short-term export credit insurance, medium- and long-term guarantees and direct loans, and investment financing products. As Canada's export credit agency, EDC's mandate is to support and develop, both directly and indirectly, Canada's export trade, as well as Canadian capacity to engage in that trade and respond to international business opportunities. A financially self-sustaining agency, EDC operates on commercial principles.

China **The China Development Bank (CDB)**, established in 1994 and wholly owned by the government, initially served as one of the mainland's three policy lenders whose main mandates were to support state-backed projects, such as airports, railways and bridges. CDB does not publish a breakdown of its domestic and overseas loans but industry sources familiar with the situation said that typically about a quarter to one-third of CDB's total loans were

U.S. dollar-denominated offshore loans. In 2012, CDB became the world's largest financial institution for overseas loans, overtaking both the World Bank and Asian Development Bank.[illegible]

China Export and Credit Insurance Corporation (Sinosure) is a state-owned insurance company whose major facilities include export credit insurance, investment insurance, domestic trade credit insurance, bonds and guarantees, debt collection services and credit rating services. Sinosure's specialty is in credit and investment insurance.

The Export-Import Bank of China (China Exim) is wholly- owned by the Government of China through the Ministry of Finance and is one of China's two "policy banks." It provides support for the import and export of capital goods and services. It also supports Chinese companies' overseas construction and investment projects. Additionally, China Exim is the conduit for the Government of China's official concessionary credits to developing countries. Conversely, it may on-lend support that China receives from foreign governments or international financial institutions to government departments or enterprises.

Denmark

Eksport Kredit Fonden (EKF) is the official Danish export credit agency. A 100% state-owned agency, EKF is an independent entity under the Danish Ministry of Business and Growth. EKF issues insurance cover for national and foreign companies that take risks on exports and investments containing a Danish economic interest. Goods, capital goods, turn-key projects, services and investments are covered by guarantees. EKF covers both political and commercial risks through supplier and buyer credit facilities, lines of credit and shopping lines. Introduced in 2011, as a temporary measure, EKF can also issue export loans. This program is set to expire in 2015.

Finland

A specialized financing company, **Finnvera** has two roles in the Finnish economy. The first is to serve as the official Finnish export credit guarantee agency offering export credit guarantee and insurance products to promote exports and the internationalization of companies. The second is to operate as a domestic risk financier promoting the activities of small and medium-sized companies. The subsidiary of Finnvera, Finnish Export Credit Ltd (FEC), established in 2012, offers interest rate equalization at CIRR rates and can fund export credits arranged by commercial banks.

France

Compagnie Française d'Assurance pour le Commerce Extérieur (COFACE) is a private insurance company. Its core activity is short-term insurance, but it has also diversified its business to include factoring and information services for its customers. In addition to the business it conducts for its own account, COFACE has managed official medium- and long-term export credit insurance on behalf of and with the guarantee of the French government since 1946 with the goal of promoting and supporting French exports.

[illegible] Chen, George, "China Development Bank grabs chance for aggressive global loan expansion." South China Morning Post, May, 2013.

Germany	**Euler Hermes Kreditversicherungs-AG (Hermes)** is a consortium comprised of a private sector insurance company and a quasi-public company that provides official export credit insurance and guarantees on behalf of the German government. Hermes also provides short-term export credit insurance for its own account according to standard market practices as well as a small portion for the state account under an EU "escape clause" that has been extended due to the financial crisis on a temporary basis.
	Kreditanstalt für Wiederaufbau IPEX-Bank (KfW IPEX-Bank) is a financial institution that is owned by the German government and the federal states (Länder). KfW IPEX-Bank exists to promote the growth of the German economy in a variety of ways. It is responsible for providing financing to support the German and European economy with the objective to preserve and enhance the competitiveness and internationalization of German and European export enterprises. KfW IPEX-Bank issues loans both at market rates and through a government-supported window to achieve CIRR financing. KfW offers export credit support on a limited basis and also administers the provision of German tied aid funds on behalf of the German government. The decision as to where and how tied aid should be used rests with another part of the German government.
India	**Export Credit Guarantee Corporation of India Ltd (ECGC),** founded in 1957, is an autonomous company with the Government of India holding 100% of its shares. ECGC's major programs include export credit insurance to private buyers and banks, overseas investment insurance, export factoring, and domestic credit insurance.
	Export-Import Bank of India, established in 1981, is 100% owned by the state. Its purpose is to support the government's export objectives. It provides export and import financing, market research, and finances overseas equity investment.
Italy	**Servizi Assicurativi del Commercio Estero (SACE)** the Italian ECA provides official export credit insurance. In 2012, Cassa Depositi e Prestiti (CDP), the funding arm of the Italian postal service became the sole shareholder of SACE. SACE's main mission is to promote Italian exports and investments, as well as to contribute to the internationalization of the Italian economy and projects of strategic importance. To meet this goal, SACE provides medium- and long-term official export credit insurance on behalf of the Italian government, and short-term insurance for its own account (SACE BT).
	SIMEST provides interest rate support to commercial banks in order to achieve CIRR. SIMEST is a development financier, with public and private participation, instituted in 1990 for the promotion and construction of joint ventures abroad. The Ministry of Foreign Trade is the majority shareholder. The private shareholders consist of Italian financial institutions, banks and business associations.

Cassa Depositi e Prestiti (CDP), the funding arm of the Italian postal service and sole shareholder of SACE was given the legal authority to fund SACE guaranteed loans in 2011. CDP can issue funding either by on-lending the financing to a commercial bank or directly providing funds to a foreign buyer.

Japan

Nippon Export and Investment Insurance (NEXI) is an incorporated administrative agency formed on April 1, 2001. NEXI is responsible for official export credit insurance operating under the guidance of the Ministry of Economy, Trade and Industry (METI). Historically, Japanese exporters were required to insure all of their short-term business through NEXI, but in 2004, the Japanese government removed this requirement and began welcoming private insurers into the Japanese export credit insurance market. NEXI offers short, medium- and long-term export credit insurance, insurance for project finance, investment insurance, untied loan insurance, and bonds and guarantees coverage.

The Japan Bank for International Cooperation (JBIC) is a government bank that falls under the Ministry of Finance. In its capacity as an export credit agency, JBIC provides direct loans for export credits in combination with commercial bank financing. In addition, JBIC provides untied and investment loans, guarantees, and import credits. Beginning in October 2008, JBIC began operating within the purview of the Japan Finance Corporation Law. As a result of this change, JBIC is responsible for promoting overseas development of strategic natural resources, supporting efforts of Japanese industries to develop international business operations, and responding to financial disorder in the international economy. In April 2012, JBIC was granted the statutory authority to work with Ex-Im Bank on a reinsurance/co-financing basis. Furthermore, JBIC now has statutory authority to provide cover into high income OECD countries for strategic sectors, e.g., high speed rail.

South Korea

Korea Trade Insurance Corporation (K-sure) was established in 1992 as the official export credit agency of Korea with the mission to support exports. 100% state-owned, K-sure protects Korean business in their export and overseas investment activities through its export insurance, overseas investment insurance, credit guarantees and various other programs and services.

The Export-Import Bank of Korea (Korea Eximbank, or KEXIM) is an official export credit agency of Korea, established in 1976. KEXIM provides export loans, trade finance, and guarantee programs to support Korean enterprises in conducting overseas business. KEXIM has actively supported Korea's export-led economy and facilitated economic cooperation with foreign countries. KEXIM's services are structured to meet the needs of clients in a direct effort to both complement and strengthen the clients' competitiveness in global markets. KEXIM also provides overseas investment credit, natural resources development credit, import credit, and information services related to business opportunities abroad.

Korea Finance Corporation (KoFC), established in October 2009, is an integrated policy-based financial institution mandated to support the sound growth of the Korean economy.

KoFC is a quasi-sovereign agency with a 100% direct ownership by the Korean government. As a policy arm of the government, KoFC's key mandates include providing finance and other support for sectors designated as having economic significance for the country. KoFC is engaged in providing loans, securities investments, guarantees; securitization of credit risk; borrowing foreign capital and issuance of policy financing bonds. KoFC's international business encompasses providing financing to large-scale overseas projects undertaken by Korean companies which include developing new and renewable energy. KoFC also provides financing to overseas natural resources development, a crucial component for the Korean economy given its high dependence on imports. In addition, KoFC provides assistance to Korean enterprises looking to expand their presence overseas by providing access to low-cost foreign currency funding.

Netherlands

Atradius is a privately held company that acts as the ECA for the Dutch government (Atradius Dutch State Business). Their export credit insurance and guarantee products are designed to protect companies against the risk of non-payment by domestic and foreign customers. In 2012, Atradius introduced a 100% unconditional guarantee product to cover the full payment risk of a bank's financier, such as an institutional investor.

Norway

Garanti-instituttet for Eksportkreditt (GIEK) is an independent governmental enterprise that promotes the export of Norwegian goods and services, as well as Norwegian investments abroad. GIEK issues guarantees and insurance on behalf of the Norwegian government. Major facilities include cover for credit and pre-credit risks, investment insurance, counter-guarantees for bonds, and working capital for ships and devices at sea.

In 2012, the Norwegian government established **Export Credit Norway (ECN)** as a limited liability company wholly owned by the Norwegian government. ECN extends loans to large and small companies in Norway and abroad for the purchase of capital goods and services from Norwegian exporters.

Russia

Russian Agency For Export Credit and Investment Insurance (EXIAR) is the export credit insurer of Russia. Registered in October 2011, EXIAR is a 100% subsidiary of the State Corporation VEB. EXIAR's Board of Directors includes representatives from the Russian Government as well as independent members. EXIAR's charter included a 30 billion ruble (roughly USD 1 billion) capital base and its insurance capacity is limited to 300 billion ruble (approximately USD 10 billion). EXIAR operations are regulated by a special Decree of the Russian Government. The Decree calls for EXIAR to contribute to the design of an export credit culture in Russia with export credit insurance products and the development of domestic regulations that support commercial bank activity. EXIAR provides insurance, co-insurance and reinsurance. EXIAR sovereign guarantee is governed by separate acts of the Government of Russia and does carry the full faith and credit of the Russian government.

The Bank for Development and Foreign Economic Affairs (Vnesheconombank or VEB) is a 100% state-owned corporation responsible for enhancing the competitiveness of Russia's economy. VEB acts as an agent of the government in various capacities. VEB plays two key roles. First, it offers export credits either with a guarantee of the Russian Federal State or without such a guarantee based on its own cost of funding. When acting on its own book, VEB understands it would be operating similarly to a "market window." Second, VEB owns two public institutions: Roseximbank and EXIAR, which are involved in the provision of officially supported export credits.

Roseximbank is the official guarantor of the Russian government. It offers government guarantees on export loans, and carries out the loan documentation and due diligence. Roseximbank is owned by VEB.

Spain

CESCE Credit Insurance is a limited company, owned 50.25% by the Spanish state and the remainder is owned by Spain's key banking and insurance groups. CESCE offers export credit insurance for commercial and political cover for export markets and commercial cover for domestic markets, in addition to pre and post-shipment risks for both short-term and medium- and long-term transactions. CESCE introduced a 100% unconditional guarantee in 2012.

Spain's Ministry of Economics and Competitiveness administers a direct lending program called the **Fondo para la Internationalización de la Empresa (FIEM)**. This "business internationalization" fund supports Spanish exporters through floating-rate and CIRR fixed-rate direct loans, concessional financing, tied aid, and overseas investment support.

Sweden

Exportkreditnämnden (EKN) is a 100% state-owned governmental agency which supports Swedish exports and the internationalization of Swedish business. EKN issues export credit insurance to cover commercial and political risks, as well as medium- and long-term pre-shipment cover and supplier and buyer credit facilities.

Svensk Exportkredit's (SEK) main goal is to provide financing solutions to support Swedish industry. SEK offers direct loan products and end-customer financing that supports the promotion of the Swedish export community.

United Kingdom

UK Export Finance (formerly called Export Credits Guarantee Department) is a separate department of the UK government. It is the UK's official export credit agency and provides export credit guarantees and interest rate support for medium- and long-term official export credit transactions, project finance, export credit insurance, bonds and guarantee coverage, and investment insurance. In 2013, UK Export Finance launched a direct lending scheme. UKEF also introduced an Export Refinancing Facility (ERF) for buyer credit loans in April 2014.

Annex A:
New ECA Funding Products and Programs to Address Liquidity Issues

The following products and programs were established to address the liquidity issues of commercial banks stemming from the 2007–2008 global financial crisis and introduction of Basel III. Since many of these products and programs were just introduced in 2012 and are not yet fully operational, their structure and impact are relatively unknown. Hence, it is anticipated that more details will be provided in future reports as ECAs gain more experience with these products and programs.

Refinancing Programs

- Denmark – administered by EKF (2009)
- Germany – administered both by KfW IPEX-Bank (2009) and Euler Hermes (2011)
- Netherlands – administered by Atradius (2012)
- United Kingdom – administered by UK Export Finance[xxx]

Funding Programs

- Finland – through Finnish Export Credit Limited (2012)
- France – Banque publique d'investissement (2012)
- Italy – through Cassa Depositi e Prestiti (2011)
- Norway – through Export Credit Norway (2012)
- United Kingdom – through UK Export Finance (2013)
- Spain – through FIEM Ministry of Economy program (2012)

Product Enhancements

- Belgium – introduction of 100% unconditional guarantee (2012)
- Germany – introduction of 100% unconditional guarantee[xxxi] (2009)
- Netherlands – introduction of 100% unconditional guarantee (2009)
- Spain – introduction of 100% unconditional guarantee (2012)

[xxx] Program announced but not operational until April 2014.
[xxxi] Referenced as "securitization guarantee."

Capital Markets

- Denmark – Framework agreements with pension funds to access capital markets (2010)
- Germany – refinancing in capital markets through SPV or mortgage banks, as well as access to Pfandbrief[193] (2009)

Appendix D: Ex-Im Bank Foreign Content Support

Figures 90 - 92 provide a more detailed listing of foreign content contained in Ex-Im Bank's medium- and long-term transactions (including medium-term insurance) at the time of authorization.

FIGURE 90: AVERAGE FOREIGN CONTENT, ALL TRANSACTIONS

	Medium-Term			Long-Term		
Product/Project	Number of Transactions	Export Value	Average FC%	Number of Transactions	Export Value	Average FC%
Agricultural Equipment	5	$12,166,170	9%	2	$30,463,579	9%
Aircraft	3	$14,403,807	6%	42	$6,032,906,138	16%
Construction Equipment	22	$47,988,089	15%	1	$12,630,780	12%
Medical Equipment	10	$24,405,004	16%	0	$0	0%
Mining	2	$8,440,593	6%	6	$969,238,878	13%
Miscellaneous Equipment	5	$9,766,173	11%	3	$571,273,965	11%
Oil & Gas	2	$2,614,288	8%	3	$1,712,007,550	4%
Other	1	$5,242,680	4%	1	$15,555,989	4%
Power Generation	2	$14,295,802	15%	9	$863,849,375	15%
Printing Equipment	4	$2,250,216	6%	0	$0	0%
Telecommunications	0	$0	0%	4	$799,076,068	6%
Transportation	0	$0	0%	2	$214,832,616	9%
Total	56	$141,572,822	13%	73	$11,221,434,938	11%

Source: Ex-Im Bank

[193] Used with the securitization guarantee

FIGURE 91: AVERAGE FOREIGN CONTENT, MEDIUM-TERM TRANSACTIONS

Country	Product/Project	Export Value	Foreign Content Percentage
Brazil	Agricultural Equipment	$1,150,000	4%
Brazil	Aircraft	$6,146,300	3%
Brazil	Construction Equipment	$8,680,000	15%
Brazil	Construction Equipment	$860,000	24%
Brazil	Medical Equipment	$1,917,328	4%
Brazil	Medical Equipment	$1,390,800	10%
Brazil	Medical Equipment	$2,165,642	13%
Brazil	Medical Equipment	$300,000	13%
Brazil	Printing Equipment	$678,706	4%
Bulgaria	Power Generation	$8,587,652	15%
Chile	Construction Equipment	$3,893,729	5%
Chile	Construction Equipment	$5,900,000	25%
China	Medical Equipment	$9,419,545	3%
China	Medical Equipment	$1,752,000	10%
China	Medical Equipment	$4,420,200	15%
Colombia	Construction Equipment	$982,299	15%
Colombia	Printing Equipment	$210,000	8%
Costa Rica	Construction Equipment	$1,109,000	10%
Costa Rica	Construction Equipment	$3,680,913	12%
Costa Rica	Construction Equipment	$1,778,095	40%
Costa Rica	Medical Equipment	$784,088	12%
Costa Rica	Carbonation Plant	$5,242,680	4%
Dominican Republic	Medical Equipment	$812,401	62%
India	Construction Equipment	$1,000,000	5%
Israel	Agricultural Equipment	$6,328,575	8%
Jamaica	Medical Equipment	$1,443,000	10%
Mexico	Agricultural Equipment	$354,674	7%
Mexico	Agricultural Equipment	$2,202,921	8%
Mexico	Aircraft	$1,140,200	3%

Country	Product/Project	Export Value	Foreign Content Percentage
Mexico	Construction Equipment	$2,448,625	8%
Mexico	Construction Equipment	$1,105,026	8%
Mexico	Construction Equipment	$1,100,004	9%
Mexico	Construction Equipment	$1,525,000	10%
Mexico	Construction Equipment	$1,428,533	11%
Mexico	Construction Equipment	$1,342,500	13%
Mexico	Construction Equipment	$284,793	13%
Mexico	Construction Equipment	$6,433,334	15%
Mexico	Construction Equipment	$489,046	16%
Mexico	Construction Equipment	$492,349	19%
Mexico	Mining	$962,303	3%
Mexico	Metal Forming Equipment	$2,857,279	9%
Mexico	Erosion Equipment	$290,682	10%
Mexico	Oil & Gas	$1,279,481	10%
Mexico	Boiler	$2,961,400	10%
Mexico	Refrigeration Equipment	$2,357,331	17%
Mexico	Printing Equipment	$979,560	5%
Panama	Construction Equipment	$1,000,000	24%
Panama	Construction Equipment	$1,162,645	24%
Paraguay	Agricultural Equipment	$2,150,000	17%
Paraguay	Construction Equipment	$912,158	5%
Romania	Oil and Gas	$1,307,144	8%
Romania	Oil and Gas	$1,307,144	8%
Singapore	Mining	$7,478,290	10%
Spain	Power Generation	$5,788,150	15%
United Kingdom	Aircraft	$7,109,227	12%
Uruguay	Printing Equipment	$381,550	7%
Total and Average		$141,572,832	12%

Source: Ex-Im Bank

FIGURE 92: AVERAGE FOREIGN CONTENT, LONG-TERM TRANSACTIONS

Country	Product/Project	Export Value	Foreign Content Percentage
Australia	Aircraft	$269,328,000	4%
Australia	Mining	$544,262,027	17%
Bangladesh	Aircraft	$283,630,000	11%
Brazil	Aircraft	$65,676,694	24%
Brazil	Aircraft	$39,527,520	15%
Brazil	Aircraft	$56,500,000	24%
Brazil	Aircraft	$25,521,259	25%
Bulgaria	Telecommunications	$211,854,974	4%
Canada	Aircraft	$215,700,000	15%
Chile	Aircraft	$299,972,156	8%
China	Agricultural Equipment	$21,388,210	7%
China	Aircraft	$50,572,289	26%
China	Aircraft	$159,338,706	11%
China	Aircraft	$278,400,000	23%
China	Aircraft	$347,016,533	19%
Costa Rica	Power Generation	$53,074,350	26%
Ethiopia	Aircraft	$133,540,000	11%
Honduras	Power Generation	$26,426,000	27%
Hong Kong	Aircraft	$181,570,000	11%
Hong Kong	Telecommunications	$388,639,590	9%
India	Automobile Manufacturing Equipment	$76,943,795	23%
Indonesia	Aircraft	$87,049,276	15%
Indonesia	Transportation	$114,493,783	6%
Ireland	Aircraft	$140,070,000	11%
Ireland	Aircraft	$250,976,905	25%
Israel	Aircraft	$102,000,000	15%
Israel	Aircraft	$102,000,000	15%
Israel	Power Generation	$21,386,211	14%
Israel	Telecommunications	$102,320,478	1%

Country	Product/Project	Export Value	Foreign Content Percentage
Italy	Power Generation	$8,725,129	12%
Kazakhstan	Aircraft	$223,200,000	9%
Kenya	Aircraft	$2,258,649	15%
Korea	Aircraft	$94,350,000	11%
Korea	Aircraft	$99,560,000	12%
Korea	Aircraft	$81,600,000	12%
Korea	Aircraft	$91,800,000	11%
Kuwait	Aircraft	$304,500,000	11%
Luxembourg	Aircraft	$179,221,556	11%
Luxembourg	Aircraft	$172,034,251	10%
Mexico	Aircraft	$8,000,000	36%
Mexico	Aircraft	$131,254,435	15%
Mexico	Aircraft	$8,848,884	38%
Mexico	Oil and Gas	$1,464,673,210	3%
Mexico	Oil and Gas	$225,334,340	3%
Mongolia	Mining	$346,154,364	6%
Morocco	Aircraft	$102,000,000	15%
Nigeria	Mining	$28,156,774	0.3%
Nigeria	Oil and Gas	$22,000,000	5%
Nigeria	Vehicles	$15,555,989	4%
Norway	Aircraft	$90,000,000	15%
Norway	Aircraft	$100,000,000	15%
Norway	Aircraft	$184,000,000	16%
Philippines	Aircraft	$293,843,849	11%
Russia	Power Generation	$37,075,000	3%
Russia	Power Generation	$12,067,933	15%
Saudi Arabia	Power Generation	$163,891,827	5%
Singapore	Power Generation	$370,719,938	9%
Slovak Republic	Aircraft	$55,000,000	15%
Slovenia	Aircraft	$10,500,000	13%

Country	Product/Project	Export Value	Foreign Content Percentage
South Africa	Transportation	$99,938,833	13%
Spain	Solar Power	$8,039,292	2%
Spain	Telecommunications	$86,261,026	9%
Tanzania	Aircraft	$2,460,575	15%
Turkey	Aircraft	$191,892,040	15%
Turkey	Oil & Gas	$486,290,777	8%
Ukraine	Agricultural Equipment	$9,075,369	12%
Ukraine	Mining	$17,442,856	19%
Ukraine	Mining	$18,564,795	25%
Ukraine	Mining	$14,658,061	13%
United Arab Emirates	Aircraft	$158,265,267	11%
United Arab Emirates	Aircraft	$289,237,194	12%
United Arab Emirates	Power Generation	$170,502,039	22%
Vietnam	Construction Equipment	$12,630,780	12%
Total & Average		$11,229,434,939	11%

Source: Ex-Im Bank

Appendix E: Human Rights and Other Foreign Policy Considerations

The Export-Import Bank Act of 1945 was amended in 1978 by legislation referred to as the "Chafee Amendment," P.L. 95-630, 92 Stat. 3724. The Chafee Amendment, as amended in 2002 by P.L. 107-189, states, "Only in cases where the President, after consultation with the Committee on Financial Services of the House of Representatives and the Committee on Banking, Housing, and Urban Affairs of the Senate, determines that such action would be in the national interest where such action would clearly and importantly advance United States policy in such areas as international terrorism (including, when relevant, a foreign nation's lack of cooperation in efforts to eradicate terrorism), nuclear proliferation, the enforcement of the Foreign Corrupt Practices Act of 1977, the Arms Export Control Act, the International Emergency Economic Powers Act, or the Export Administration Act of 1979, environmental protection and human rights (such as are provided in the Universal Declaration of Human Rights adopted by the United Nations General Assembly on December 10, 1948) (including child labor), should the Export-Import Bank deny applications for credit for nonfinancial or noncommercial considerations" (12 U.S.C. § 635(b)(1)(B)).

It should also be noted that, pursuant to Executive Order 12166, the President has delegated his authority to make Chafee determinations to the Secretary of State, who must consult with the Secretary of Commerce and the heads of other interested Executive agencies.

Ex-Im Bank and the State Department, including the Bureau for Democracy, Human Rights, and Labor, have developed procedures for regular consultation on human rights concerns. According to these procedures, the State Department provides to Ex-Im Bank a list of countries with human rights concerns. Countries not on that list are pre-cleared. Ex-Im Bank refers the transaction to the State Department for human rights review when a proposed transaction is over $10 million and involves goods or services to be exported to a country that has not received "pre-clearance." In addition, Ex-Im Bank country economists may work in concert with the State Department, where appropriate, to examine human rights and other foreign policy considerations in their assessment of the risks associated with transactions in specific countries.

Various other statutory provisions addressing human rights and other foreign policy concerns may also impact Ex-Im Bank programs. For example, with respect to Ex-Im Bank's approval of support for the sale of defense articles or services for anti-narcotics purposes, Ex-Im Bank may approve such a transaction only following satisfaction of a number of statutory criteria, one of which is that the President must have determined, after consultation with the Assistant Secretary of State for Democracy, Human Rights and Labor, that the "the purchasing country has complied with all restrictions imposed by the United States on the end use of any defense articles or services for which a guarantee or insurance was provided, and has not used any such defense articles or services to engage in a consistent pattern of gross violations of internationally recognized human rights" (12 U.S.C. § 635(b)(6)(D)(i)(I)). In addition, the revised OECD Common Approaches for Officially Supported Export Credits and Environmental and Social Due Diligence, agreed in June 2012, defines social impacts to include project-related human rights impacts and directs Ex-Im Bank to give such impacts a more prominent role in the environmental and social review of projects being considered for its support.

Appendix F: Equal Access for U.S. Insurance

Pursuant to the Export Enhancement Act of 1992, Ex-Im Bank is required to report in the annual Competitiveness Report those long-term transactions approved by Ex-Im Bank for which an opportunity to compete was not available to U.S. insurance companies.

At the time the legislation was enacted, Ex-Im Bank had neither encountered nor been informed about any long-term transaction for which equal access for U.S. insurance companies was not afforded. Consequently, Ex-Im Bank, the Department of Commerce and the Office of the United States Trade Representative agreed that the establishment of a formal reporting mechanism was not necessary. It was also agreed that should Ex-Im Bank identify any long-term transaction in which U.S. insurance companies are not allowed equal access, a more formalized procedure would be created. As of December 2013, Ex-Im Bank had not identified any long-term transaction in which U.S. insurance companies were not allowed equal access.

Appendix G: Trade Promotion Coordinating Committee

INTRODUCTION

Section 8A(a)(2) of Ex-Im Bank's Charter requires the Ex-Im Bank to report on its role in implementing the strategic plan prepared by the Trade Promotion Coordinating Committee (TPCC), of which Ex-Im Bank is a member.[illegible] This plan, known as the "National Export Strategy" (NES), outlines the trade promotion agenda of the Administration and provides an annual report card on progress in meeting established goals. The central focus of the Obama Administration was defined in the National Export Initiative (NEI), which began in 2010. In 2013, the NEI's key objectives included: (1) increased advocacy and trade promotion; (2) better export financing; (3) removal of barriers to trade; (4) enforcement of trade rules; and (5) promotion of strong, sustainable and balanced growth.

As the official export credit agency of the U.S. Government, Ex-Im Bank has a role in actualizing the NEI's goal of ensuring better export financing for U.S. companies. Within this context, the most recent NES (December 2012) identified three Ex-Im-specific issues: (1) expanding access to export financing; (2) assisting small business to export; and (3) dealing with competitiveness issues.

One key competitiveness issue is ensuring that U.S. exporters, who seek official export credit support from the U.S. Government, receive financing options comparable to those that foreign official ECAs, including ECAs not bound by the OECD Arrangement, provide to their country's exporters. This issue was raised with the Government of China during a May 2012 meeting of the U.S-China Strategic and Economic Dialogue (S&ED) and resulted in the creation of an International Working Group on Export Credits (IWG) composed of the United States, China, and 16 other delegations. The fourth meeting of the IWG took place in January 2014, and discussions on constructing a new set of international guidelines for the provision of official export financing that apply to all major export credit providers remain ongoing.

To assist in implementing the TPCC's strategic plan, Ex-Im Bank has taken steps in 2013 to expand the network of potential overseas buyers, develop relationships with more U.S. small business owners, and improve the efficiency of its operations. For example,

- In November 2013, Ex-Im Bank concluded an innovative alliance with FedEx designed to help U.S. companies reach the 95% of the world's customers who live overseas. FedEx's international customer representatives will make their clients aware of the Ex-Im Bank's programs that enable U.S. companies

[illegible] The TPCC is an interagency committee comprised of 20 USG agencies responsible for trade-related functions. Members of the TPCC are: U.S. Departments of Commerce (Chair), State, Treasury, Agriculture, Defense, Energy, Transportation, Interior, and Labor; the Overseas Private Investment Corporation, Ex-Im Bank, U.S. Agency for International Development, Small Business Administration, U.S. Trade and Development Agency, U.S. Trade Representative, Environmental Protection Agency, the Council of Economic Advisors, National Security Council / National Economic Council, the Department of Homeland Security, and the Office of Management and Budget.

to provide credit terms to overseas customers. Potential customers interested in purchasing from U.S. companies will then be connected to Ex-Im Bank staff for trade finance counseling.

- Ex-Im Bank succeeded in increasing the number of authorizations for woman-owned and minority-owned small business. Authorizations for these firms reached a historic high of 761, though the aggregate value declined slightly to $816 million in FY 13 from $838 million in FY 12.
- Ex-Im Bank sustained its record of processing 98% of transactions within 100 days, and reached an 89% success rate in processing deals in 30 days or less.
- Ex-Im Bank continued to invest in technology to improve the delivery of its services. Ex-Im Bank upgraded the server for Ex-Im Online, which allows for online application processing, displays Ex-Im Bank's webinars, allows registration for Ex-Im Bank events, and provides contact information.
- Ex-Im Bank expanded the number of participants in its City/State Program, which brings state, county, and local non-profit economic development organizations into a marketing partnership with Ex-Im Bank to expand export opportunities in communities across the country. Four participants were added in 2013, bringing the total number of participants to 74.
- Ex-Im Bank rolled out a pilot Global Credit Express (GCE) Direct Loan Program in mid-2012 to assist creditworthy small businesses with export-related activities. The GCE is delivered through originators approved by Ex-Im Bank to refer loans of up to $500,000 for pre-shipment working capital. In 2013, ninety-one exporters qualified for the program and have submitted a total of $35.1 million in loan requests.

Appendix H: G-7 and Other Select ECAs' Foreign Currency Approaches

Ex-Im Bank polled the G-7 and other ECAs on whether or not they accept foreign currency risk, and for which foreign currencies they have authorized transactions over the past seven years. Figure 93 summarizes the results of these inquiries.

FIGURE 93: REPORTED ECA WILLINGNESS TO ACCEPT EXCHANGE RATE RISK AND ACTIVITY, 2013

Country	ECA	Exchange Risk Accepted?		Currencies[1] of Approved Transactions (2007-2013)	
		Hard Currency	Soft Currency	Hard Currency	Soft Currency
Austria	OeKB[2]	No	No	USD, JPY	CNY, RUB
Brazil	SBCE[3]	Yes	No	USD, EUR	none
Canada	EDC[4]	Yes	Yes	USD, AUD, CHF, EUR, GBP, JPY, NZD	CNY, HKD, HUF, MXN, PLN, SAR, TRY, BRL
China	Sinosure[5]	Yes	No	USD, EUR, GBP, JPY	HKD

Country	ECA	Exchange Risk Accepted?		Currencies[1] of Approved Transactions (2007-2013)	
		Hard Currency	Soft Currency	Hard Currency	Soft Currency
Denmark	EKF[6]	Yes	Per request	AUD, CAD, CNY, DKK, EUR, GBP, NZD, SEK, USD	BRL, DZD, HKD, INR, MUR, (AZN RUB), THB, ZAR
Finland	Finnvera[7]	Yes	Case-by-case	AUD, CAD, GBP, JPY, NOK, NZD, USD	AED, RUB, SAR, ZAR
France	Coface[8]	Yes	Yes	USD, AUD	HKD, OMR, SEK, SGD, TND
Germany	Hermes[9]	Yes, always with a minimum surcharge	Case-by-case, always with a minimum surcharge	USD, GBP, CHF, CAD, AUD, JPY	AZN, INR, TWD, ZAR, MYR, SGD, NIS, QAR, RUB, HKD, CNY
Italy	SACE[10]	Yes	Case-by-case	USD, GBP, CAD, JPY, CNY	ZAR, BRL, TL
Japan	NEXI[11]	Yes	Yes	USD, EUR, NZD	none
Netherlands	Atradius[12]	Yes	Yes	GBP, USD, SAR	[unanswered]
Norway	GIEK[13]	Yes	No	EUR, USD, GBP, SEK, CAD, DKK, CHF, JPY	BRN/CZK, ZAR
South Korea	K-Sure[14]	Yes	Case-by-case	USD, EUR, JPY, AUD	INR, SAR
Spain	CESCE[15]	Yes	No	USD, CAD	BRL
Sweden	EKN[16]	Yes	Case-by-case	USD, SEK, EUR, JPY, CHF, NOK, DKK, GBP, AUD, NZD, CAD	CLP, MXN, ZAR, LKR, RUB
United Kingdom	UKEF[17]	Yes	Prefers crystallization	AUD, USD, EUR, JPY, NZD, GBP	EGP, SGD, AED, HKD, QAR, SAR, INR, DKK, KWD, ZAR
United States	U.S. Ex-Im Bank[18]	No, convert obligation to dollars at time of payment	No, convert obligation to dollars at time of payment	EUR, JPY, AUD, CAD, NZD, GBP	AZN, COP, ZAR

1 Currency Key – ***Hard:*** AUD – Australian dollars, CHF – Swiss francs, CAD – Canadian dollar, DKK – Danish krone, EUR – Euro, GBP – British pounds, JPY – Japanese yen, NOK – Norwegian krone, NZD – New Zealand Dollar, SEK – Swedish krona, CHF – Swiss franc, USD – U.S. dollar

Soft: AED – United Arab Emirates dirham, BRL – Brazilian real, CLP – Chilean peso, CNY – Chinese Yuan, COP – Colombian peso, CZK – Czech koruna, DOP – Dominican Republic peso, DZD - Algerian dinar, EGP – Egyptian pounds, HKD - Hong Kong dollar, HUF - Hungarian forint, INR – Indian rupee, KRW – South Korean Won, LKR – Sri Lankan rupee, MAD – Moroccan dirham, MXN – Mexican pesos, MYR – Malaysian ringgit, NIS - Israeli new shekel, OMR – Omani rials, PHP – Philippine Pesos, PLN – Polish zloty, QAR – Qatar rials, RUB – Russian ruble, SAR – Saudi Arabian Riyals, SGD – Singapore dollar, TZS – Tanzanian Shilling, TL – Turkish Lira, TWD – New Taiwan dollar, XAF – Central African Franc, ZAR – South African rand

2 OeKB does not cover a specified exchange rate risk, but it does provide cover in both hard and soft currencies on a limited basis—for hard currencies, OeKB covers CHF, GBP, JPY, and USD; for soft currencies, OeKB covers RUB and ZAR. Ex-Im understands that OeKB does not require crystallization. OeKB does not impose a surcharge on foreign currencies.

3 SBCE covers only USD and EUR, and does not impose a surcharge.

4 EDC tries to match its assets with its liabilities as closely as possible so as to not have any foreign exchange risk exposures. Although EDC does not typically crystallize, it does so on occasion under its Political Risk Insurance Program. In these cases (for both hard and soft currencies), the structure is negotiated at the time of signing the contract; if the loan is denominated in a soft currency, then EDC pays a claim in local currency and converts the value of that claim into an equivalent hard currency amount, which serves as the recovery amount.

[5] Sinosure does not impose a surcharge on foreign currencies.
[6] EKF does not impose a surcharge on foreign currencies.
[7] Finnvera requires a surcharge for soft currencies set on a case-by-case basis.
[8] COFACE accepts exchange risk for the South African rand, the Singapore dollar, the Mexican Peso, the Russian ruble, the Hong Kong dollar, the Brazilian real, the New Taiwan dollar, and the Malaysian ringgit; the insurance policy for the Brazilian real, the Thai baht, and the Malaysian ringgit provides for indemnifying Euros in the case where Coface could not buy enough of the local currency to pay the claim. Coface does not accept exchange risk—but does provide foreign currency financing—for the Moroccan dirham, the Indian rupee, the Algerian dinar, the Turkish lira, the Chilean peso, and the Colombia peso. Cover is reviewed on a case-by-case basis for additional currencies.
[9] Hermes accepts hard currency exchange risk with a premium surcharge of 10 % in any case, independent of the credit period. Hermes accepts soft currency exchange rate on a case-by-case basis with a premium surcharge of 10 % in any case, independent of the credit period. In case of credit periods exceeding two years, an additional premium surcharge is stipulated, depending on the interest differentials between Euro/Local Currency financing, i.e. each percentage point exceeding an interest differential of three percentage points will result in an additional premium surcharge of 0.25 % on the basic premium.
[10] SACE does not impose a surcharge on foreign currencies.
[11] NEXI provides cover in USD, EUR, GBP, CAD, AUD, NZD, SGD, CNY, KRW, HKD, TWD, THB, IDR, VND, PHP, MYR, INR, BHD, BRL, and RUB. NEXI accepts exchange risk up to 100% appreciation for USD and EUR, and for other 18 currencies, it accept risk up to 200% appreciation (ex: if 1USD:100JPY, up to 1USD:200JPY. if 1 CAD:100JPY, up to 1 CAD:300JPY).
[12] Atradius no longer imposes a surcharge on foreign currencies. Its policy is such that what it considers 'standard' transferable currencies (traditional industrialized countries) are eligible for insurance. It will also insure soft currencies that it considers linked to the Euro or U.S. dollar, and will consider additional soft currencies of certain emerging markets with a relatively high level of development. On a case-by-case basis, Atradius will consider coverage for additional soft currencies; an important indication is the existence of a developed currency futures market where the forward rates are determined on the basis of interest rate differentials (covered interest parity). Coverage for a soft currency is more expensive than that for a hard currency.
[13] GIEK does not impose a surcharge on foreign currencies, and reports that it does not have any fixed policy, but major currencies are granted without further considerations and it sees little demand for soft currencies.
[14] K-Sure does not impose a surcharge on foreign currencies.
[15] CESCE does not impose a surcharge on foreign currencies.
[16] EKN employs conversion clauses (in which the debt is converted into USD, EUR or SEK) as a standard procedure for local currencies. However, in recent years EKN has been prepared to waive this clause in LCFs that are deemed to be highly convertible e.g. RUR. Conversion can is normally foreseen to be made installment by installment, but can also (through usage of an acceleration clause) be for the whole outstanding amount.
[17] UKEF will consider coverage for any currency that is readily convertible, and where the local financial markets have sufficient depth and capacity to fund the transaction. While UK Export Finance's policy does not require that it crystallize for hard or soft currencies, it reports that it favors that the loan is crystallized into sterling in the event of default.
[18] U.S. Ex-Im Bank will cover Euros, Japanese yen, Australian dollars, Canadian dollars, New Zealand dollars, Brazilian real, British pound, Central African franc, Colombian pesos, Egyptian pound, Indian rupee, Indonesian rupiah, Korean won, Malaysian ringgit, Mexican pesos, Moroccan dirham, Norwegian kroner, Pakistan rupee, Philippine peso, Polish zloty, Russian ruble, Swedish kroner, Swiss franc, South African rand, Taiwanese dollar, Thai baht, and West African franc.

Appendix I: Customer Experience and Competitiveness

Linking Customer Experience, Intermediary Importance, and Ex-Im Bank's Strategic Plan

As outlined in *Ex-Im Bank Strategic Plan 2010-2015*, one of Ex-Im Bank's strategic goals is to improve the ease of doing business for customers. We ascribe to a broad view of the term "customers," as exporters, lenders, brokers, outside advisors, and city/state partners, for example, all play key roles in the financing and facilitation of U.S. exports as outlined in the opening lines of the Bank's Charter. Their overall experiences as customers of Ex-Im Bank can determine their levels of interest in working with the Bank, referring other customers to the Bank, returning to the Bank as a repeat customer, choosing to work with a competitor, or possibly choosing not to export at all.

In 2013-2014, customer listening efforts initiated by the office of the Vice President of Customer Experience included a focus on Ex-Im Bank's intermediaries–specifically insurance brokers and City/State partners who are responsible for interacting with hundreds of exporters on Ex-Im Bank's behalf in the market every year. Two exporter customer surveys–one in 2013 of Global Credit Express exporter customers, and a separate survey in 2014 of trade credit insurance exporter customers–focused on better understanding small business exporters' overall experiences working with the Bank–from training, to completing forms, to navigating information technology systems, to communication and costs. The 2014 survey of trade credit insurance customers also included questions pertaining to customers' experiences working with other ECAs.

Additionally, because transaction turnaround times continue to be a key concern of customers, the Bank reexamined its transaction turnaround time metrics and deepened its regular, cross-disciplinary, internal reviews of slower-moving deals.

This chapter describes the Bank's external customer listening endeavors and the deepening of its internal cycle time monitoring and measurement practices, toward improvements in customers' overall experiences working with Ex-Im Bank.

CUSTOMER LISTENING: INTERMEDIARIES' VIEW OF THE EASE OF DOING BUSINESS

INSURANCE BROKERS

Ex-Im Bank conducted a survey of its brokers in 2013 because, given the goals and timelines of the National Export Initiative (NEI) and the Bank's small business mandate, it was important to evaluate the effectiveness of the Bank's alignment with its broker partners and pinpoint experiences that may preclude brokers' advocacy for Ex-Im Bank in the marketplace. The Bank has approximately 212 registered brokers. Of those brokers, 85 facilitated at least one Ex-Im Bank transaction on behalf of a small business exporter in 2013, and 64 conducted at least one transaction of $1 million or more, accounting for 99% of Ex-Im Bank's small business authorizations.

In 2013, 150 Ex-Im insurance brokers were invited to respond to an online survey administered by an outside survey contractor. Questions pertained to the ease of doing business with Ex-Im, broker-related training activities, the ease of conducting transactions via Ex-Im Online (the website that facilitates applications, transactions and shipment reporting) and working with the Bank's underwriters. Seventy-one brokers completed the survey for a 51% response rate.

Seventy-three percent of respondents indicated that the amount of effort they personally had to put forth to conduct transactions with Ex-Im was "as much as expected" as Figure 94 demonstrates. Most brokers agreed that the Ex-Im commission structure encouraged them to find small business exporters (69% agreed/strongly agreed). Ex-Im Bank's product fact sheets and training activities received a 4.02/5 average satisfaction rating—a score of 5 being "very satisfied." Ex-Im Bank's products and service received a 3.86/5 average satisfaction rating. Ex-Im Online received a 3.75/5 satisfaction rating.

FIGURE 94: BROKERS' CUSTOMER EFFORT SCORE


23% More/far more than expected
4% Less/far less than expected
73% As much as expected

Based on an analysis of the survey data, improvements in training, the ease of conducting transactions via Ex-Im Online and the consistency of processing times were central to increasing broker satisfaction and thus, expected to strengthen brokers' representation of Ex-Im Bank to small business exporters in the marketplace.

CITY/STATE PARTNERS

Ex-Im Bank's City/State Partners program brings state, county and local non-profit economic development entities together with Ex-Im in a partnership designed to expand U.S. exports. Ex-Im Bank has in place City/State Partner agreements with 75 organizations across the United States, in all states except Kansas, South Dakota, Kentucky, Maine, Rhode Island and West Virginia. Many times, Ex-Im Bank customers' first experiences with Ex-Im happen by way of City/State Partners, as these partners amplify to their respective business communities the availability of Ex-Im Bank's products and services.

In 2013, in conjunction with the Bank's annual conference, Ex-Im Bank began holding small roundtable sessions with City/State Partners to generate two-way communications surrounding the effectiveness of our partnerships. At the roundtables, City/State Partners from various geographies throughout the United States indicated a need for more information and resources to make it easier to refer small business exporters to Ex-Im Bank. It was also clear that City/State Partners' efforts could be more widely recognized within the Bank and in the exporter community. Following the first series of roundtables in 2013, the Bank initiated tactics to better engage City/State Partners. The Bank began hosting quarterly webinars and teleconferences designed to share relevant information and improve the ease of referring small businesses to Ex-Im Bank for support and assistance. Roundtables, webinars and other communications will continue in 2014.

CUSTOMER LISTENING: SMALL BUSINESS EXPORTER VIEWS ON THE EASE OF DOING BUSINESS

Ex-Im Bank's Global Credit Express (GCE) loan was introduced in FY2012 to reach creditworthy small business exporters with short-term working capital loans. To measure the early impact of the GCE loan in the marketplace and ascertain exporters' experiences with the process necessary to acquire the GCE loan, 21 GCE loan recipients—the "first" customers of this product—were invited in 2013 to respond to an online survey. Fourteen small business exporters responded for a 67% response rate. Questions pertained to the ease of doing business with Ex-Im, the impact of the GCE loan on the recipient's export business and employment base, transaction processing, communications, timeliness and costs.

Fifty percent of respondents indicated that the amount of effort they personally had to put forth to complete a GCE transaction with Ex-Im was "more than expected." Exporters' top concerns were in the areas of costs and processing time. Costs received a 3.07/5 average satisfaction rating—a score of 5 being "very satisfied." Processing time received a 3.93/5 average satisfaction rating. Other highlights from the survey are as follows:

- 100% would recommend the GCE loan to another small business exporter.
- 100% agreed that the GCE loan helped expand their export business.
- 79% agreed that the GCE loan had a positive impact on employment.
- 93% were satisfied with the GCE loan program overall.

Separately, in March 2014, the Bank surveyed approximately 2,200 small business trade credit insurance exporter customers. In addition to questions pertaining to the ease of doing business with Ex-Im Bank, exporters were asked about their experiences working with other ECAs. Only a small percentage of customers (8% or 40 respondents out of 2,154 respondents) had experience working with another ECA other than Ex-Im Bank during the past five years.[104] Of those respondents, the majority was satisfied/very satisfied with Ex-Im Bank's products and services compared to other ECAs, and the majority were satisfied/very satisfied overall with Ex-Im Bank as compared to other ECAs, as noted in Figure 95.[105]

FIGURE 95: SMALL BUSINESS CUSTOMERS' EXPERIENCES WITH OTHER ECAS AS COMPARED TO EX-IM BANK

	Satisfaction		
	Satisfied/Very Satisfied	Neither Satisfied nor Dissatisfied	Dissatisfied/Very Dissatisfied
Ex-Im Bank's products and services compared to product offerings at other ECAs	78%	18%	5%
Overall satisfaction with Ex-Im Bank as compared to other ECAs	75%	23%	3%

[104] The "Customer Experience Survey Report" published on exim.gov on September 28, 2012 yielded a similar result, i.e., that approximately 10% of the small business respondents had experience working with other ECAs.

[105] Due to rounding, some totals may not equal 100%.

Following the survey questions regarding ECAs, respondents were given the opportunity to enter additional comments pertaining to their experiences working with other ECAs. Sample comments included: "COFACE," "Euler-Hermes," and "Ex-Im was by far the most cost effective for us."

Full results on the 2014 survey of small business trade credit insurance exporter customers are available on www.exim.gov.

INTERNAL MONITORING OF CUSTOMER TRANSACTION CYCLE TIMES

Roundtable communications, surveys and day-to-day conversations with customers continually indicate that transaction processing times matter when they choose whether to utilize Ex-Im Bank's services versus a competitor's. Because of that feedback, in 2013 the bank deepened its internal monitoring of cycle times and metrics. Where previously all ongoing transactions had been monitored by a cross-disciplinary, internal team on a 100-day turnaround time threshold, in 2013, cycle time monitoring evolved to be more inclusive of the nuances of shorter-term, smaller customer transactions and larger, more complex customer transactions. Additionally, weekly monitoring began to include transactions authorized but not operative. A cross-disciplinary team of managers continues to meet each week to discuss slower-moving transactions and identify potential, looming customer service issues.

We believe weekly cycle time monitoring has elevated internally the visibility and importance of turnaround times for customers, and has helped to continue to move transactions forward in a timely manner, as the Figure 96 demonstrates.

FIGURE 96: TIME TO COMPLETE TRANSACTIONS

Fiscal Year	Percentage of transactions completed in <=30 days	Percentage of transactions completed in <=100 days
FY2009	57%	90%
FY2010	65%	93%
FY2011	88%	99%
FY2012	92%	98%
FY2013	89%	98%

(Source: Government Performance and Results Act Reports, FY2011, FY2012, FY2013.)

Turnaround time metrics and monitoring will continue to be a focal point of our customer experience improvement endeavors in 2014. In early 2014, the VP of Customer Experience initiated a weekly report to Chairman Hochberg and to the Bank's senior staff of average cycle times for completed transactions, measured against the Bank's standards. Turnaround time data has been and will continue to be available in real time to all employees, as well, via the Bank's internal website.

KEY TAKE-AWAYS

In 2014, Ex-Im Bank will deepen its customer listening efforts—specifically in the small business space. The Bank will deepen communications with its banking partners via regular teleconferences with the Bankers Association for Finance and Trade (BAFT). Measuring and monitoring turnaround times will continue as key activities in support of improving customers' experiences with the Bank.

Over the next three to five years, the Bank will continue to identify and understand customers' needs and implement appropriate innovations that focus on customers, improve outdated business processes and upgrade technology. Moving forward, Ex-Im anticipates encountering overlap of insights and data on customer experiences with issues regarding Ex-Im competitiveness and, to the extent this occurs, will provide this information as part of the annual Competitiveness Report.

Appendix J: Ex-Im Bank Environmental Policies

History of Ex-Im Bank Environmental and Social Due Diligence Procedures and Guidelines

Ex-Im Bank's Environmental and Social Due Diligence Procedures and Guidelines provide a framework to screen, classify and review transactions based on the likely environmental impact of the underlying project. Ex-Im Bank's environmental stewardship policies have evolved since 1992, when Congress amended Ex-Im Bank's Charter to mandate the establishment of environmental procedures taking into account the environmental impacts associated with projects benefitting from Ex-Im Bank support. In 1995, Ex-Im Bank became the first official Export Credit Agency with a published environmental policy, known as the Ex-Im Bank Environmental Procedures and Guidelines.

Since 1995, Ex-Im Bank has worked multilaterally to ensure both environmental stewardship and a level playing field among ECAs with respect to environmental reviews. In 2003, a decade-long negotiation finally resulted in an agreement among OECD members that codified environmental reviews for ECAs, known as the OECD Common Approaches. Since 2003, the OECD Export Credit Group members have monitored and revised the Common Approaches to take into account emerging issues and best practices. The most recent revision concluded in June 2012, when the "Common Approaches for Officially Supported Export Credits and Environmental and Social Due Diligence" was approved by the OECD Council of Ministers. This latest

revision emphasized two areas of greater work for ECAs, as follows: (1) climate change mitigation, including carbon or greenhouse gas (GHG) tracking,[186] accounting and reporting; and (2) project related human rights impacts.

Ex-Im Bank was the first ECA to make Environmental and Social Impact Assessments (or ESIAs) publicly available. Ex-Im began to track and publish greenhouse gas emissions data for Ex-Im financed projects in 1998. Then, in 2006, Congress required the Bank to make public supplemental environmental reports provided by the borrower, such as project monitoring and mitigation plans.

During 2013, Ex-Im Bank's Board of Directors authorized a revision to the Bank's Environmental Procedures and Guidelines that brought the Bank's environmental requirements into greater alignment with the OECD's June 2012 "Common Approaches for Officially Supported Export Credits and Environmental and Social Due Diligence" and the latest version of the IFC Performance Standards. The title of the Environmental Procedures and Guidelines was also revised to "Environmental and Social Due Diligence Procedures and Guidelines."

EX-IM BANK'S CARBON POLICY AND SUPPLEMENTAL GUIDELINES FOR HIGH CARBON INTENSITY PROJECTS

First implemented in 2010, the Carbon Policy directs Ex-Im to undertake the following initiatives:

- Improve transparency in the tracking and reporting of CO_2 emissions;
- Create financing incentives for very low to zero carbon dioxide-emitting renewable energy exports; and
- Reduce CO_2 emissions through the development of measures to encourage foreign buyers to seek available, commercially viable technology to reduce the carbon footprint of fossil fuel projects, as well as through the promotion of energy-efficient exports, best available technologies, and other measures, including offsetting renewable energy investments.

Ex-Im remains the only ECA to have adopted a Carbon Policy and to have implemented such a policy though the adoption of guidelines applicable to high carbon intensity projects. While forward leaning in terms of environmental stewardship, the Supplemental Guidelines for High Carbon Intensity Projects (also referred to as the Supplemental High Carbon Guidelines), which are part of Ex-Im Bank's Environmental and Social Due Diligence Procedures and Guidelines, represent an additional procedural requirement unique to U.S. exporters supplying high-carbon intensity power generation plants. Ex-Im Bank designed its Supplemental High Carbon Guidelines to address the climate change issues raised by its export financing activities while remaining flexible and responsive to the needs of U.S. exporters.

[186] CO_2 or carbon emissions refer to CO_2 or CO_2 equivalent emissions and are used interchangeably with GHG for the purposes of this report.

In 2013, one project met the threshold for a "high carbon intensity project" and was therefore subject to an enhanced due diligence review by staff. The application requested support for exports to a high carbon intensity coal-fired power plant in Vietnam. Pursuant to Ex-Im Bank's Supplemental High Carbon Guidelines, Ex-Im Bank staff presented the findings of an initial environmental review related to the anticipated CO_2 production of the proposed plant and other related matters to the Board of Directors. The Bank also posted the expected greenhouse gas emissions of the plant on its website in accordance with its procedures. Based on the information available at the time of the initial presentation to the Board of Directors, the Board declined to pursue the transaction.

In June 2013, President Obama announced his Climate Action Plan, and Ex-Im Bank's Chairman asked staff to review the then-current Supplemental High Carbon Guidelines and advise the Board of Directors in light of the President's announcement. In December 2013, Ex-Im Bank's Board voted to revise Ex-Im Bank's Supplemental High Carbon Guidelines. The new guidelines limit Ex-Im Bank support for high-carbon intensity power plants to (a) those in the world's poorest countries, where high-carbon intensity power plants are the most efficient technology available and no other economically feasible alternative exists, or (b) high-carbon intensity power plant facilities deploying carbon capture and sequestration technologies. The effects of this policy will be assessed in the Competitiveness Report covering calendar year 2014. (Note: as of the date of this report, a provision in the January 2014 Appropriations Bill suspends (through September 30, 2014) enforcement of the Bank's new Supplemental High Carbon Guidelines for coal-fired power plants in the 82 IDA-eligible (20 IDA-blend and 62 IDA-only) countries. All other environmental reviews, guidelines and requirements remain in place.)

EQUATOR PRINCIPLES MEMBERSHIP

The Equator Principles are a credit risk management framework for determining, assessing and managing environmental and social risk, including the application of the IFC Performance Standards to covered project loans, fostering more streamlined environmental and social reviews of transactions that involve other Equator Principle banks. In June 2013, the scope of the Equator Principles (EPIII) was expanded from project finance transactions to also include project related corporate loans and bridge loans, among other revisions. EPIII also includes an alternatives analysis requirement with respect to energy efficiency of projects and greenhouse gas emissions reporting for projects emitting 100 thousand tons of CO_2 equivalent per year and strongly encourages reporting for projects below that threshold but over 25 thousand tons CO_2 equivalent per year. Four of the 79 members are ECAs, including U.S. Ex-Im Bank, EKF, EFIC and EDC.

Ex-Im incorporated minor conforming changes into the June 2013 revision of the Bank's Environmental and Social Due Diligence Procedures and Guidelines. No projects reviewed under the revised Environmental and Social Due Diligence Procedures and Guidelines/ EPIII were authorized in FY2013.

Appendix K: China Research Methodology

As part of its continuing effort to better understand Chinese export finance activity against a backdrop of limited transparency, Ex-Im Bank constructed Chinese activity data two ways, using both a top-down and a bottom up approach.

First, as in years past, Ex-Im Bank used official figures published by the three relevant agencies, including China Eximbank, Sinosure, and China Development Bank. After excluding activity that was outside the scope of the report (e.g., short-term cover; domestic support programs), Ex-Im Bank extrapolated totals from the data officially reported by China. The numbers reported by China are incomplete. To complete the picture, Ex-Im Bank used the numbers reported in past China Ex-Im Annual Reports, and assumed for 2013 a similar average growth rate for as reported elsewhere by Sinosure.

Second, Ex-Im Bank created its own Chinese Press Database, a growing but partial database that includes cases of Chinese lending reported in press articles during 2012 and 2013.

CHINA PRESS DATABASE

This database was created using press articles found through LexisNexis and with a uniform method of classifying individual cases as export finance upon inspection. The search covered 90 different recipient countries with an emphasis on the Western Hemisphere, Ex-Im Bank's top markets for 2013, and developing countries in Africa. The search was not exhaustive, although in future years Ex-Im Bank may be able to expand this approach to all country markets of interest.

To obtain the relevant press articles, Ex-Im Bank used different search strings, variations on the methods used in a study from the RAND Corporation.[167] Once the press articles had been collected, they were analyzed to discover instances of export finance. This process revealed 263 unique cases of interest, 193 of which were regarded as possible instances of export finance. These cases were sorted by the source of financing listed in the article by agency. If the reported loans originated from China Ex-Im Bank, the loan was regarded as an example of tied export finance. If the loan was sourced from another Chinese agency, such as the China Development Bank, then additional research was required to demonstrate that the loan was linked to a Chinese exporter before it was logged as an example of tied export finance. Ex-Im Bank staff attempted to ensure that reported amounts were accurate and that projects were not canceled after the reporting date of the article. An effort was also made to verify the uniqueness of each article to avoid double-counting the same loan in the database. More information on Ex-Im Bank's methodology and process can be made available upon request.

[167] China's Foreign Aid and Government-Sponsored Investment Activities, http://www.rand.org/content/dam/rand/pubs/research_reports/RR100/RR118/RAND_RR118.pdf

CONCESSIONAL LENDING

Within the database, loans were marked as concessional if any of the following criteria were upheld:

- If the article reported the interest rate as being concessional, preferential, interest-free, below commercial rates, or if the loan contained a grant element,
- If the buyer was a public entity in a country with mandatory concessional lending levels established by the IMF, or
- If the loan was explicitly stated to be part of an aid package or for a project that was clearly not commercially viable at privately available rates.

In most cases, loans were marked as concessional under the first and second criteria. To determine if these loans were tied, Ex-Im searched for information confirming the presence of Chinese firms in the project unless the loan was administered through China Ex-Im in which case it was assumed that the loan required Chinese sourcing.

INTERVIEWS AND FOREIGN BUYER QUESTIONNAIRE

In addition to the press article search, Ex-Im Bank also reached out to stakeholders in the business community to obtain more specific information about Chinese lending and how it compared to Ex-Im Bank's services. Towards this end a questionnaire was developed to guide these interviews with a standard array of questions that could be logged and compiled. Ex-Im Bank distributed this questionnaire to US staff in every embassy in Sub-Saharan Africa as well as select posts in South and East Asia (see Appendix K, Annex A). This questionnaire was also distributed to relevant stakeholders through the US Chamber of Commerce and Ex-Im Bank also partnered with the US-ASEAN Business Council on a separate survey to gauge how Ex-Im Bank compared to foreign ECAs. The US-ABC survey showed widespread ECA activity in East Asia with 63% of respondents indicating that non-US exporters regularly offer ECA financing as part of their project proposals. This survey also highlighted the importance of export financing in this region with 63% of surveyed stakeholders reporting ECA finance as important or very important for decisions on major projects. It also revealed the relatively aggressive actions of foreign ECA's with 50% of respondents reporting that foreign ECAs offer financing packages prior to a request for proposals. This early action suggests Ex-Im Bank may need to discuss financing with exporters and buyers at an early stage to keep pace with foreign competition.

Additionally, Ex-Im Bank reached out regarding 16 different transactions known to have encountered Chinese-backed competition in 2013. Although in many instances the outcome of the export sale was not known to the U.S. supplier, as noted in Figure 97 below, the interview process revealed that in 4 of the 16 cases (or 25%) the contract was won by a Chinese exporter backed by official export financing.

FIGURE 97: AGGREGATE RESULTS FROM CHINA STAKEHOLDER INTERVIEWS

Cases Investigated	16
Projects Won by China	4
Projects Won by US	1
Projects Still in Bidding	2
Projects with Unknown Outcomes	9
Range of Reported Tenors	4 - 20 Years
Range of Reported Interest Rates	0 - 3%
Average Interest Rate	1.27%

Annex A: Foreign Buyer Survey Conducted Through US Missions

Export-Import Bank of the United States 2013 Competitiveness Report Buyer/Exporter Questionnaire	
Please list the sector in which you do business:	
Is the US a competitive supplier of products and services for your sector? If so please describe these products and services.	
For these products and services, which other countries are competitive providers?	
When you do international business, what financial options are available? (domestic or foreign commercial banks, export credit agencies, etc).	
What sort of financial products (direct loans, guaranteed loans) do you most often use with export credit agencies? Please associate each export credit agency with its respective product if applicable.	
Are there any financial barriers to importing US products and services? If so please describe them.	

Export-Import Bank of the United States 2013 Competitiveness Report Buyer/Exporter Questionnaire	
Do you know of any **specific examples** of financial terms offered by non-US export credit agencies within your sector? If so can you provide the rates, tenor, coverage, and any conditions associated with this offer? Please describe the transaction associated with these offers and whether a US firm was competing for the contract.	
Were there any unusual conditions offered with this financing? If so please describe.	
Was the financing offer linked to another deal or contract? If so please describe the other contract and the terms associated with it.	
Was there a grant or concessional element associated with the financing? Were there any concessional products or services offered alongside the bid?	
In this case, if a US firm was competing for the contract, did it ultimately win the contract? If no, was this due to financing availability or other considerations? Please elaborate.	
Do you feel that US Ex-Im's financing is competitive with other export credit agencies in your sector? Please feel free to describe where US Ex-Im is stronger or weaker than each competitor ECA.	

Export-Import Bank of the United States 2013 Competitiveness Report Buyer/Exporter Questionnaire	
How early in the bidding process do non-US export credit agencies typically offer financial terms on a contract? In your experience is this earlier or later than US Ex-Im and if so by how much? Please identify the export credit agencies by name.	
Is there any other information you would like to provide about US Ex-Im or other export credit agencies?	

Appendix L: Calculation of Ex-Im Bank Grade

Figure 98 provides the letter grades and meaning assigned to each grade that this report assigns to Ex-Im Bank's core policies and programs. Please note that additional granularity (e.g., A-/B+) represents an assessment of competitiveness that falls between the singular grade options.

FIGURE 98: EX-IM BANK LETTER GRADES AND DEFINITIONS

Grade	Definition
A+	Fully competitive; consistently equal to (or is the sole) ECA offering most competitive support.
A	Generally competitive; consistently offers terms equal to most of the major ECAs.
B	Modestly competitive; does not quite level the playing field with most of the major ECAs.
C	Barely competitive; consistently offers terms on this element that are somewhat below those offered by any of the major ECAs.
D	Uncompetitive; consistently offers terms on this element that are far below those offered by other major ECAs.
F	Does not provide program.

INDEX OF APPENDICES AND FIGURES

TABLE OF FIGURES

DIRECTORS AND OFFICERS

as of June 15, 2014

BOARD OF DIRECTORS

Fred P. Hochberg
Chairman and President

Wanda Felton
First Vice President
and Vice Chair

Patricia M. Loui
Board Member

Sean Mulvaney
Board Member

Penny Pritzker
U.S. Secretary of Commerce
Board Member, ex officio

Ambassador Michael Froman
U.S. Trade Representative
Board Member, ex officio

OFFICE OF THE INSPECTOR GENERAL

Osvaldo L. Gratacos
Inspector General

Michael McCarthy
Deputy Inspector General

SENIOR MANAGEMENT

Gaurab Bansal
Deputy Chief of Staff

James Burrows
Senior Vice President
Small Business

Bradley Carroll
Senior Vice President
Communications

James C. Cruse
Senior Vice President
Policy and Planning

Michael Cushing
Senior Vice President
Resource and Information
Management

Angela Mariana Freyre
Senior Vice President
and General Counsel

Charles J. (C.J.) Hall
Executive Vice President
and Chief Risk Officer

Robert A. Morin
Senior Vice President
Business and Product Development

Scott Mulhauser
Senior Vice President
and Chief of Staff

Scott P. Schloegel
Senior Vice President
Congressional Affairs

David M. Sena
Senior Vice President
and Chief Financial Officer

Claudia Slacik
Chief Banking Officer
and Senior Vice President
Export Finance

Kenneth M. Tinsley
Senior Vice President
Credit and Risk Management

OTHER OFFICERS

Douglas Adler
Deputy General Counsel

Pamela S. Bowers
Vice President
Business Credit

Catrell M. Brown
Vice President
Public Affairs

David W. Carter
Vice President
Credit Policy

B. Michele Dixey
Vice President
Transportation Portfolio Management

Raymond J. Ellis
Vice President
Global Business Development

Jessica Farmer
Vice President
Asset Management

C. Michael Forgione
Vice President
Office of Industry Sector Development

Isabel Galdiz
Vice President
International Relations

Dolline Hatchett
Vice President
Communications

Nathalie Herman
Vice President
and Treasurer

Walter Hill, Jr.
Vice President
Credit Review and Compliance

Walter Kosciow
Vice President
Short-Term Trade Finance

Michele A. Kuester
Vice President
Business Processes,
Total Enterprise Modernization

John Lowry
Chief Information Officer (Acting)

James A. Mahoney, Jr.
Vice President
Engineering and Environment

Annette B. Maresh
Vice President (Acting)
Trade Finance

William A. Marsteller
Chief Economist and Vice President
Country Risk and Economic Analysis

Natasha McCarthy
Vice President
and Chief Human Capital Officer

Robert Roy
Vice President
Transportation

Stephen Rubright
Vice President
Congressional Affairs

Stephanie Thum
Vice President
Customer Experience

Elizabeth Touomou
Vice President (Acting)
Structured and Project Finance

Nicole Valtos
Vice President, Operations
and Data Quality

Helene Walsh
Vice President
Policy Analysis

Patricia Alves Wolf
Vice President
and Controller

EXPORT-IMPORT BANK
of the **UNITED STATES**

Washington, D.C. Office | 811 Vermont Ave., NW | Washington, DC 20571

www.exim.gov